Exhibit 99.2

Item 8.  Financial Statements and Supplementary Data

Report of Management on Internal Control Over Financial Reporting

The management of Bank of America Corporation is responsible for establishing and maintaining adequate internal control over financial reporting.

The Corporation’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. The Corporation’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2008, based on the framework set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control – Integrated Framework. Based on that assessment, management concluded that, as of December 31, 2008, the Corporation’s internal control over financial reporting is effective based on the criteria established in Internal Control – Integrated Framework.

The effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2008, has been audited by PricewaterhouseCoopers, LLP, an independent registered public accounting firm.

Kenneth D. Lewis

Chairman, Chief Executive Officer and President

Joe L. Price

Chief Financial Officer

1	Bank of America 2008

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

of Bank of America Corporation:

In our opinion, the accompanying Consolidated Balance Sheet and the related Consolidated Statement of Income, Consolidated Statement of Changes in Shareholders’ Equity and Consolidated Statement of Cash Flows present fairly, in all material respects, the financial position of Bank of America Corporation and its subsidiaries at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Corporation’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the Report of Management on Internal Control Over Financial Reporting appearing on page 1 of this Exhibit. Our responsibility is to express opinions on these financial statements and on the Corporation’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 19 – Fair Value Disclosures to the Consolidated Financial Statements, as of the beginning of 2007 the Corporation has adopted SFAS No. 157, “Fair Value Measurements” and SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.”

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Charlotte, North Carolina

February 25, 2009, except with respect to our opinion on the Consolidated Financial Statements insofar as it relates to the effects of changes in segments discussed in Note 22, for which the date is May 27, 2009.

Bank of America 2008	2

Bank of America Corporation and Subsidiaries

Consolidated Statement of Income

	Year Ended December 31
(Dollars in millions, except per share information)	2008	2007	2006
Interest income
Interest and fees on loans and leases	$56,017	$55,681	$48,274
Interest on debt securities	13,146	9,784	11,655
Federal funds sold and securities purchased under agreements to resell	3,313	7,722	7,823
Trading account assets	9,057	9,417	7,232
Other interest income	4,151	4,700	3,601
Total interest income	85,684	87,304	78,585
Interest expense
Deposits	15,250	18,093	14,480
Short-term borrowings	12,362	21,967	19,837
Trading account liabilities	2,774	3,444	2,640
Long-term debt	9,938	9,359	7,034
Total interest expense	40,324	52,863	43,991
Net interest income	45,360	34,441	34,594
Noninterest income
Card income	13,314	14,077	14,290
Service charges	10,316	8,908	8,224
Investment and brokerage services	4,972	5,147	4,456
Investment banking income	2,263	2,345	2,317
Equity investment income	539	4,064	3,189
Trading account profits (losses)	(5,911)	(4,889)	3,358
Mortgage banking income	4,087	902	541
Insurance premiums	1,833	761	437
Gains (losses) on sales of debt securities	1,124	180	(443)
Other income (loss)	(5,115)	897	1,813
Total noninterest income	27,422	32,392	38,182
Total revenue, net of interest expense	72,782	66,833	72,776

Provision for credit losses	26,825	8,385	5,010

Noninterest expense
Personnel	18,371	18,753	18,211
Occupancy	3,626	3,038	2,826
Equipment	1,655	1,391	1,329
Marketing	2,368	2,356	2,336
Professional fees	1,592	1,174	1,078
Amortization of intangibles	1,834	1,676	1,755
Data processing	2,546	1,962	1,732
Telecommunications	1,106	1,013	945
Other general operating	7,496	5,751	4,776
Merger and restructuring charges	935	410	805
Total noninterest expense	41,529	37,524	35,793
Income before income taxes	4,428	20,924	31,973
Income tax expense	420	5,942	10,840
Net income	$4,008	$14,982	$21,133
Preferred stock dividends	1,452	182	22
Net income available to common shareholders	$2,556	$14,800	$21,111
Per common share information
Earnings	$0.56	$3.35	$4.66
Diluted earnings	0.55	3.30	4.59
Dividends paid	2.24	2.40	2.12
Average common shares issued and outstanding (in thousands)	4,592,085	4,423,579	4,526,637
Average diluted common shares issued and outstanding (in thousands)	4,612,491	4,480,254	4,595,896

See accompanying Notes to Consolidated Financial Statements.

3	Bank of America 2008

Bank of America Corporation and Subsidiaries

Consolidated Balance Sheet

	December 31
(Dollars in millions)	2008	2007
Assets
Cash and cash equivalents	$32,857	$42,531
Time deposits placed and other short-term investments	9,570	11,773
Federal funds sold and securities purchased under agreements to resell (includes $2,330 and $2,578 measured at fair value and $82,099 and $128,887 pledged as collateral)	82,478	129,552
Trading account assets (includes $69,348 and $88,745 pledged as collateral)	159,522	162,064
Derivative assets	62,252	34,662
Debt securities:
Available-for-sale (includes $158,939 and $107,440 pledged as collateral)	276,904	213,330
Held-to-maturity, at cost (fair value – $685 and $726)	685	726
Total debt securities	277,589	214,056
Loans and leases (includes $5,413 and $4,590 measured at fair value and $166,891 and $115,285 pledged as collateral)	931,446	876,344
Allowance for loan and lease losses	(23,071)	(11,588)
Loans and leases, net of allowance	908,375	864,756
Premises and equipment, net	13,161	11,240
Mortgage servicing rights (includes $12,733 and $3,053 measured at fair value)	13,056	3,347
Goodwill	81,934	77,530
Intangible assets	8,535	10,296
Loans held-for-sale (includes $18,964 and $15,765 measured at fair value)	31,454	34,424
Other assets (includes $29,906 and $25,323 measured at fair value)	137,160	119,515
Total assets	$1,817,943	$1,715,746
Liabilities
Deposits in domestic offices:
Noninterest-bearing	$213,994	$188,466
Interest-bearing (includes $1,717 and $2,000 measured at fair value)	576,938	501,882
Deposits in foreign offices:
Noninterest-bearing	4,004	3,761
Interest-bearing	88,061	111,068
Total deposits	882,997	805,177
Federal funds purchased and securities sold under agreements to repurchase	206,598	221,435
Trading account liabilities	57,287	77,342
Derivative liabilities	30,709	22,423
Commercial paper and other short-term borrowings	158,056	191,089
Accrued expenses and other liabilities (includes $1,978 and $660 measured at fair value and $421 and $518 of reserve for unfunded lending commitments)	36,952	53,969
Long-term debt	268,292	197,508
Total liabilities	1,640,891	1,568,943
Commitments and contingencies (Note 9 – Variable Interest Entities and Note 13 – Commitments and Contingencies)

Shareholders’ equity
Preferred stock, $0.01 par value; authorized – 100,000,000 shares; issued and outstanding – 8,202,042 and 185,067 shares	37,701	4,409
Common stock and additional paid-in capital, $0.01 par value; authorized – 10,000,000,000 and 7,500,000,000 shares; issued and outstanding – 5,017,435,592 and 4,437,885,419 shares	76,766	60,328
Retained earnings	73,823	81,393
Accumulated other comprehensive income (loss)	(10,825)	1,129
Other	(413)	(456)
Total shareholders’ equity	177,052	146,803
Total liabilities and shareholders’ equity	$1,817,943	$1,715,746

See accompanying Notes to Consolidated Financial Statements.

Bank of America 2008	4

Bank of America Corporation and Subsidiaries

Consolidated Statement of Changes in Shareholders’ Equity

	Preferred Stock	Common Stock and Additional Paid-in Capital		Retained Earnings	Accumulated Other Comprehensive Income (Loss) (1)	Other	Total Shareholders’ Equity	Comprehensive Income
(Dollars in millions, shares in thousands)		Shares	Amount
Balance, December 31, 2005	$271	3,999,688	$41,693	$67,552	$(7,556)	$(427)	$101,533
Adjustment to initially apply FASB Statement No. 158 (2)					(1,308)		(1,308)
Net income				21,133			21,133	$21,133
Net changes in available-for-sale debt and marketable equity securities					245		245	245
Net changes in foreign currency translation adjustments					269		269	269
Net changes in derivatives					641		641	641
Dividends paid:
Common				(9,639)			(9,639)
Preferred				(22)			(22)
Issuance of preferred stock	2,850						2,850
Redemption of preferred stock	(270)						(270)
Common stock issued under employee plans and related tax effects		118,418	4,863			(39)	4,824
Stock issued in acquisition (3)		631,145	29,377				29,377
Common stock repurchased		(291,100)	(14,359)				(14,359)
Other					(2)		(2)	(2)
Balance, December 31, 2006	2,851	4,458,151	61,574	79,024	(7,711)	(466)	135,272	22,286
Cumulative adjustment for accounting changes (4) :
Leveraged leases				(1,381)			(1,381)
Fair value option and measurement				(208)			(208)
Income tax uncertainties				(146)			(146)
Net income				14,982			14,982	14,982
Net changes in available-for-sale debt and marketable equity securities					9,269		9,269	9,269
Net changes in foreign currency translation adjustments					149		149	149
Net changes in derivatives					(705)		(705)	(705)
Employee benefit plan adjustments					127		127	127
Dividends paid:
Common				(10,696)			(10,696)
Preferred				(182)			(182)
Issuance of preferred stock	1,558						1,558
Common stock issued under employee plans and related tax effects		53,464	2,544			10	2,554
Common stock repurchased		(73,730)	(3,790)				(3,790)
Balance, December 31, 2007	4,409	4,437,885	60,328	81,393	1,129	(456)	146,803	23,822
Net income				4,008			4,008	4,008
Net changes in available-for-sale debt and marketable equity securities					(8,557)		(8,557)	(8,557)
Net changes in foreign currency translation adjustments					(1,000)		(1,000)	(1,000)
Net changes in derivatives					944		944	944
Employee benefit plan adjustments					(3,341)		(3,341)	(3,341)
Dividends paid:
Common				(10,256)			(10,256)
Preferred (5)				(1,272)			(1,272)
Issuance of preferred stock	33,242						33,242
Stock issued in acquisition (6)		106,776	4,201				4,201
Issuance of common stock		455,000	9,883				9,883
Common stock issued under employee plans and related tax effects		17,775	854			43	897
Issuance of stock warrants			1,500				1,500
Other	50			(50)			–
Balance, December 31, 2008	$37,701	5,017,436	$76,766	$73,823	$(10,825)	$(413)	$177,052	$(7,946)
(1)	Amounts shown are net-of-tax. For additional information on accumulated OCI, see Note 14 – Shareholders’ Equity and Earnings Per Common Share to the Consolidated Financial Statements.
(2)	Includes accumulated adjustment to apply SFAS 158 of $(1,428) million, net-of-tax, and the reversal of the additional minimum liability adjustment of $120 million, net-of-tax.
(3)	Includes adjustments for the fair value of outstanding MBNA Corporation (MBNA) stock-based compensation awards of 32 thousand shares and $435 million.
(4)

Effective January 1, 2007, the Corporation adopted FSP 13-2, SFAS 157, SFAS 159 and FIN 48. For additional information on the adoption of these accounting pronouncements, see Note 1 – Summary of Significant Accounting Principles to the Consolidated Financial Statements.

(5)	Excludes $130 million of Series N Preferred Stock fourth quarter 2008 cumulative preferred dividends not declared as of year end and $50 million of accretion of discounts on preferred stock issuances.
(6)	Includes adjustments for the fair value of certain Countrywide stock-based compensation awards of 507 thousand shares and $86 million.

See accompanying Notes to Consolidated Financial Statements.

5	Bank of America 2008

Bank of America Corporation and Subsidiaries

Consolidated Statement of Cash Flows

	Year Ended December 31
(Dollars in millions)	2008	2007	2006
Operating activities
Net income	$4,008	$14,982	$21,133
Reconciliation of net income to net cash provided by operating activities:
Provision for credit losses	26,825	8,385	5,010
(Gains) losses on sales of debt securities	(1,124)	(180)	443
Depreciation and premises improvements amortization	1,485	1,168	1,114
Amortization of intangibles	1,834	1,676	1,755
Deferred income tax (benefit) expense	(5,801)	(753)	1,850
Net increase in trading and derivative instruments	(21,603)	(8,108)	(3,870)
Net (increase) decrease in other assets	3,803	(15,855)	(17,070)
Net increase (decrease) in accrued expenses and other liabilities	(14,449)	4,190	4,517
Other operating activities, net	9,056	5,531	(373)
Net cash provided by operating activities	4,034	11,036	14,509
Investing activities
Net (increase) decrease in time deposits placed and other short-term investments	2,203	2,191	(3,053)
Net decrease in federal funds sold and securities purchased under agreements to resell	53,723	6,294	13,020
Proceeds from sales of available-for-sale debt securities	120,972	28,107	53,446
Proceeds from paydowns and maturities of available-for-sale debt securities	26,068	19,233	22,417
Purchases of available-for-sale debt securities	(184,232)	(28,016)	(40,905)
Proceeds from maturities of held-to-maturity debt securities	741	630	7
Purchases of held-to-maturity debt securities	(840)	(314)	–
Proceeds from sales of loans and leases	52,455	57,875	37,812
Other changes in loans and leases, net	(69,574)	(177,665)	(145,779)
Net purchases of premises and equipment	(2,098)	(2,143)	(748)
Proceeds from sales of foreclosed properties	1,187	104	93
(Acquisition) divestiture of business activities, net	6,650	(19,816)	(2,388)
Other investing activities, net	(10,185)	5,040	(2,226)
Net cash used in investing activities	(2,930)	(108,480)	(68,304)
Financing activities
Net increase in deposits	14,830	45,368	38,340
Net decrease in federal funds purchased and securities sold under agreements to repurchase	(34,529)	(1,448)	(22,454)
Net increase (decrease) in commercial paper and other short-term borrowings	(33,033)	32,840	23,709
Proceeds from issuance of long-term debt	43,782	67,370	49,464
Retirement of long-term debt	(35,072)	(28,942)	(17,768)
Proceeds from issuance of preferred stock	34,742	1,558	2,850
Redemption of preferred stock	–	–	(270)
Proceeds from issuance of common stock	10,127	1,118	3,117
Common stock repurchased	–	(3,790)	(14,359)
Cash dividends paid	(11,528)	(10,878)	(9,661)
Excess tax benefits of share-based payments	42	254	477
Other financing activities, net	(56)	(38)	(312)
Net cash provided by (used in) financing activities	(10,695)	103,412	53,133
Effect of exchange rate changes on cash and cash equivalents	(83)	134	92
Net increase (decrease) in cash and cash equivalents	(9,674)	6,102	(570)
Cash and cash equivalents at January 1	42,531	36,429	36,999
Cash and cash equivalents at December 31	$32,857	$42,531	$36,429
Supplemental cash flow disclosures
Cash paid for interest	$41,951	$51,829	$42,355
Cash paid for income taxes	4,700	9,196	7,210

During 2008, the Corporation reclassified $10.9 billion of net transfers of AFS debt securities to trading account assets.

The Corporation securitized $26.1 billion of residential mortgage loans into mortgage-backed securities and $4.9 billion of automobile loans into asset-backed securities which were retained by the Corporation during 2008.

The fair values of noncash assets acquired and liabilities assumed in the Countrywide acquisition were $157.4 billion and $157.8 billion.

Approximately 107 million shares of common stock, valued at approximately $4.2 billion were issued in connection with the Countrywide acquisition.

The fair values of noncash assets acquired and liabilities assumed in the LaSalle Bank Corporation merger were $115.8 billion and $97.1 billion at October 1, 2007.

The fair values of noncash assets acquired and liabilities assumed in the U.S. Trust Corporation merger were $12.9 billion and $9.8 billion at July 1, 2007.

During 2007, the Corporation sold its operations in Chile and Uruguay for approximately $750 million in equity in Banco Itaú Holding Financeira S.A., and its assets in BankBoston Argentina for the assumption of its liabilities. The total assets and liabilities in these divestitures were $6.1 billion and $5.6 billion.

During 2007, the Corporation transferred $1.7 billion of trading account assets to AFS debt securities.

On January 1, 2007, the Corporation transferred $3.7 billion of AFS debt securities to trading account assets following the adoption of SFAS 159.

The fair values of noncash assets acquired and liabilities assumed in the MBNA merger were $83.3 billion and $50.4 billion at January 1, 2006.

Approximately 631 million shares of common stock, valued at approximately $28.9 billion were issued in connection with the MBNA merger.

See accompanying Notes to Consolidated Financial Statements.

Bank of America 2008	6

Bank of America Corporation and Subsidiaries
Notes to Consolidated Financial Statements

On July 1, 2008, Bank of America Corporation and its subsidiaries (the Corporation) acquired all of the outstanding shares of Countrywide Financial Corporation (Countrywide) through its merger with a subsidiary of the Corporation in exchange for stock with a value of $4.2 billion. On October 1, 2007, the Corporation acquired all the outstanding shares of ABN AMRO North America Holding Company, parent of LaSalle Bank Corporation (LaSalle), for $21.0 billion in cash. On July 1, 2007, the Corporation acquired all the outstanding shares of U.S. Trust Corporation for $3.3 billion in cash. These mergers were accounted for under the purchase method of accounting. Consequently, Countrywide, LaSalle and U.S. Trust Corporation’s results of operations were included in the Corporation’s results from their dates of acquisition.

On January 1, 2009, the Corporation acquired Merrill Lynch & Co., Inc. (Merrill Lynch) through its merger with a subsidiary of the Corporation. For more information related to the Merrill Lynch acquisition, see Note 2 – Merger and Restructuring Activity to the Consolidated Financial Statements.

The Corporation, through its banking and nonbanking subsidiaries, provides a diverse range of financial services and products throughout the U.S. and in selected international markets. At December 31, 2008, the Corporation operated its banking activities primarily under three charters: Bank of America, National Association (Bank of America, N.A.), FIA Card Services, N.A. and Countrywide Bank, FSB. Effective October 2008, LaSalle Bank, N.A. merged with and into Bank of America, N.A., with Bank of America, N.A. as the surviving entity. This merger had no impact on the Consolidated Financial Statements of the Corporation.

Note 1 – Summary of Significant Accounting Principles

Principles of Consolidation and Basis of Presentation

The Consolidated Financial Statements include the accounts of the Corporation and its majority-owned subsidiaries, and those variable interest entities (VIEs) where the Corporation is the primary beneficiary. All significant intercompany accounts and transactions have been eliminated. Results of operations of companies purchased are included from the dates of acquisition and for VIEs, from the dates that the Corporation became the primary beneficiary. Assets held in an agency or fiduciary capacity are not included in the Consolidated Financial Statements. The Corporation accounts for investments in companies for which it owns a voting interest of 20 percent to 50 percent and for which it has the ability to exercise significant influence over operating and financing decisions using the equity method of accounting. These investments are included in other assets and are subject to impairment testing. The Corporation’s proportionate share of income or loss is included in equity investment income.

The preparation of the Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make estimates and assumptions that affect reported amounts and disclosures. Actual results could differ from those estimates and assumptions.

Certain prior period amounts have been reclassified to conform to current period presentation.

Recently Proposed and Issued Accounting Pronouncements

On January 12, 2009, the Financial Accounting Standards Board (FASB) issued FASB Staff Position (FSP) No. Emerging Issues Task Force (EITF) 99-20-1, “Amendments to the Impairment and Interest Income Measurement Guidance of EITF Issue No. 99-20” (FSP EITF 99-20-1). FSP EITF 99-20-1 changed the guidance for the determination of whether an impairment of certain non-investment grade, beneficial interests in securitized financial assets is considered other-than-temporary. The adoption of FSP EITF 99-20-1, effective December 31, 2008, did not have a material impact on the Corporation’s financial condition and results of operations.

On December 11, 2008, the FASB issued FSP No. FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities” (FSP FAS 140-4 and FIN 46(R)-8). FSP FAS 140-4 and FIN 46(R)-8 amends Statement of Financial Accounting Standards (SFAS) No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities – a replacement of FASB Statement No. 125” (SFAS 140) to require public entities to provide additional disclosures about transferors’ continuing involvements with transferred financial assets. It also amends FASB Interpretation (FIN) No. 46 (revised December 2003) “Consolidation of Variable Interest Entities – an interpretation of ARB No. 51” (FIN 46R) to require public enterprises, including sponsors that have a variable interest in a VIE, to provide additional disclosures about their involvement with VIEs. The expanded disclosure requirements for FSP FAS 140-4 and FIN 46(R)-8 are effective for the Corporation’s financial statements for the year ending December 31, 2008 and are included in Note 8 – Securitizations and Note 9 – Variable Interest Entities to the Consolidated Financial Statements. The adoption of FSP FAS 140-4 and FIN 46(R)-8 did not impact the Corporation’s financial condition and results of operations.

On October 10, 2008, the FASB issued FSP No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (FSP 157-3). FSP 157-3 clarifies how SFAS No. 157 “Fair Value Measurements” (SFAS 157) should be applied when valuing securities in markets that are not active. The adoption of FSP 157-3, effective September 30, 2008, did not have a material impact on the Corporation’s financial condition and results of operations.

On September 15, 2008, the FASB released exposure drafts which would amend SFAS 140 and FIN 46R. As written, the proposed amendments would, among other things, eliminate the concept of a qualifying special purpose entity (QSPE) and change the standards for consolidation of VIEs. The changes would be effective for both existing and newly created entities as of January 1, 2010. If adopted as written, the amendments would likely result in the consolidation of certain QSPEs and VIEs that are not currently recorded on the Consolidated Balance Sheet of the Corporation (e.g., credit card securitization trusts). Management is currently evaluating the impact the exposure drafts would have on the Corporation’s financial condition and results of operations if adopted as written.

7	Bank of America 2008

On September 12, 2008, the FASB issued FSP No. 133-1 and FIN 45-4, “Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161” (FSP 133-1). FSP 133-1 requires expanded disclosures about credit derivatives and guarantees. The expanded disclosure requirements for FSP 133-1 were effective for the Corporation’s financial statements for the year ending December 31, 2008 and are included in Note 4 – Derivatives to the Consolidated Financial Statements. The adoption of FSP 133-1 did not impact the Corporation’s financial condition and results of operations.

On June 16, 2008, the FASB issued FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (FSP 03-6-1). FSP 03-6-1 defines unvested share-based payment awards that contain nonforfeitable rights to dividends as participating securities that should be included in computing earnings per share (EPS) using the two-class method under SFAS No. 128, “Earnings per Share.” FSP 03-6-1 is effective for the Corporation’s financial statements for the year beginning on January 1, 2009. Additionally, all prior-period EPS data shall be adjusted retrospectively. The adoption of FSP 03-6-1 will not have a material impact on the Corporation’s financial condition and results of operations.

On March 19, 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (SFAS 161) which requires expanded qualitative, quantitative and credit-risk disclosures about derivatives and hedging activities and their effects on the Corporation’s financial position, financial performance and cash flows. SFAS 161 is effective for the Corporation’s financial statements for the year beginning on January 1, 2009. The adoption of SFAS 161 will not impact the Corporation’s financial condition and results of operations.

On February 20, 2008, the FASB issued FSP No. FAS 140-3, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions” (FSP 140-3). FSP 140-3 requires that an initial transfer of a financial asset and a repurchase financing that was entered into contemporaneously with, or in contemplation of, the initial transfer be evaluated together as a linked transaction under SFAS 140, unless certain criteria are met. FSP 140-3 is effective for the Corporation’s financial statements for the year beginning on January 1, 2009. The adoption of FSP 140-3 is not expected to have a material impact on the Corporation’s financial condition and results of operations.

On January 1, 2008, the Corporation adopted the Securities and Exchange Commission’s (SEC) Staff Accounting Bulletin (SAB) No. 109, “Written Loan Commitments Recorded at Fair Value Through Earnings” (SAB 109) for loan commitments measured at fair value through earnings which were issued or modified since adoption on a prospective basis. SAB 109 requires that the expected net future cash flows related to servicing of a loan be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. The adoption of SAB 109 generally has resulted in higher fair values being recorded upon initial recognition of derivative interest rate lock commitments (IRLCs).

On January 1, 2008, the Corporation adopted EITF consensus on Issue No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards” (EITF 06-11). EITF 06-11 requires on a prospective basis that the tax benefit related to dividend equivalents paid on restricted stock and restricted stock units which are expected to vest be recorded as an increase to additional paid-in capital. The adoption of EITF 06-11 did not have a material impact on the Corporation’s financial condition and results of operations.

On December 4, 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (SFAS 141R). SFAS 141R modifies the accounting for business combinations and requires, with limited exceptions, the acquirer in a business combination to recognize 100 percent of the assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition-date fair value. In addition, SFAS 141R requires the expensing of acquisition-related transaction and restructuring costs, and certain contingent assets and liabilities acquired, as well as contingent consideration, to be recognized at fair value. SFAS 141R also modifies the accounting for certain acquired income tax assets and liabilities. SFAS 141R is effective for new acquisitions consummated on or after January 1, 2009. The Corporation applied SFAS 141R to its January 1, 2009 acquisition of Merrill Lynch.

On December 4, 2007, the FASB also issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (SFAS 160). SFAS 160 requires all entities to report noncontrolling (i.e., minority) interests in subsidiaries as equity in the Consolidated Financial Statements and to account for transactions between an entity and noncontrolling owners as equity transactions if the parent retains its controlling financial interest in the subsidiary. SFAS 160 also requires expanded disclosure that distinguishes between the interests of the controlling owners and the interests of the noncontrolling owners of a subsidiary. SFAS 160 is effective for the Corporation’s financial statements for the year beginning on January 1, 2009. The adoption of SFAS 160 is not expected to have a material impact on the Corporation’s financial condition and results of operations.

On January 1, 2007, the Corporation adopted FSP No. FAS 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction” (FSP 13-2). The principal provision of FSP 13-2 is the requirement that a lessor recalculate the recognition of lease income when there is a change in the estimated timing of the cash flows relating to income taxes generated by such leveraged lease. The adoption of FSP 13-2 reduced the beginning balance of retained earnings as of January 1, 2007 by $1.4 billion, net-of-tax, with a corresponding offset decreasing the net investment in leveraged leases recorded as part of loans and leases.

Cash and Cash Equivalents

Cash on hand, cash items in the process of collection, and amounts due from correspondent banks and the Federal Reserve Bank are included in cash and cash equivalents.

Securities Purchased Under Agreements to Resell and Securities Sold under Agreements to Repurchase

Securities purchased under agreements to resell and securities sold under agreements to repurchase are treated as collateralized financing transactions. These agreements are recorded at the amounts at which the securities were acquired or sold plus accrued interest, except for certain structured reverse repurchase agreements for which the Corporation has elected the fair value option. For more information on structured reverse repurchase agreements for which the Corporation has elected the fair value option, see Note 19 – Fair Value Disclosures to the Consolidated Financial Statements. The Corporation’s policy is to obtain the use of securities purchased under agreements to resell. The market value of the underlying securities, including accrued interest, which collateralize the related receivable on agreements to resell, is monitored. The Corporation may require counterparties to deposit additional collateral or return collateral pledged, when appropriate.

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Collateral

The Corporation accepts collateral that it is permitted by contract or custom to sell or repledge. At December 31, 2008, the fair value of this collateral was approximately $144.5 billion of which $117.6 billion was sold or repledged. At December 31, 2007, the fair value of this collateral was approximately $210.7 billion of which $156.3 billion was sold or repledged. The primary source of this collateral is reverse repurchase agreements. The Corporation also pledges securities and loans as collateral in transactions that include repurchase agreements, public and trust deposits, U.S. Treasury Department (U.S. Treasury) tax and loan notes, and other short-term borrowings. This collateral can be sold or repledged by the counterparties to the transactions.

In addition, the Corporation obtains collateral in connection with its derivative activities. Required collateral levels vary depending on the credit risk rating and the type of counterparty. Generally, the Corporation accepts collateral in the form of cash, U.S. Treasury securities and other marketable securities. Based on provisions contained in legal netting agreements, the Corporation has netted cash collateral against the applicable derivative mark-to-market exposures. Accordingly, the Corporation offsets its obligation to return or its right to reclaim cash collateral against the fair value of the derivatives being collateralized. The Corporation also pledges collateral on its own derivative positions which can be applied against derivative liabilities.

Trading Instruments

Financial instruments utilized in trading activities are stated at fair value. Fair value is generally based on quoted market prices or quoted market prices for similar assets and liabilities. If these market prices are not available, fair values are estimated based on dealer quotes, pricing models, discounted cash flow methodologies, or similar techniques for which the determination of fair value may require significant management judgment or estimation. Realized and unrealized gains and losses are recognized in trading account profits (losses).

Derivatives and Hedging Activities

The Corporation designates a derivative as held for trading, an economic hedge not designated as a SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities, as amended” (SFAS 133) hedge, or a qualifying SFAS 133 hedge when it enters into the derivative contract. The designation may change based upon management’s reassessment or changing circumstances. Derivatives utilized by the Corporation include swaps, financial futures and forward settlement contracts, and option contracts. A swap agreement is a contract between two parties to exchange cash flows based on specified underlying notional amounts, assets and/or indices. Financial futures and forward settlement contracts are agreements to buy or sell a quantity of a financial instrument, index, currency or commodity at a predetermined future date, and rate or price. An option contract is an agreement that conveys to the purchaser the right, but not the obligation, to buy or sell a quantity of a financial instrument (including another derivative financial instrument), index, currency or commodity at a predetermined rate or price during a period or at a time in the future. Option agreements can be transacted on organized exchanges or directly between parties. The Corporation also provides credit derivatives to customers who wish to increase or decrease credit exposures. In addition, the Corporation utilizes credit derivatives to manage the credit risk associated with the loan portfolio.

All derivatives are recognized on the Consolidated Balance Sheet at fair value, taking into consideration the effects of legally enforceable master netting agreements that allow the Corporation to settle positive and negative positions and offset cash collateral held with the same counterparty on a net basis. For exchange-traded contracts, fair value is based on quoted market prices. For non-exchange traded contracts, fair value is based on dealer quotes, pricing models, discounted cash flow methodologies, or similar techniques for which the determination of fair value may require significant management judgment or estimation.

Valuations of derivative assets and liabilities reflect the value of the instrument including the values associated with counterparty risk. With the issuance of SFAS 157, these values must also take into account the Corporation’s own credit standing, thus including in the valuation of the derivative instrument the value of the net credit differential between the counterparties to the derivative contract. Effective January 1, 2007, the Corporation updated its methodology to include the impact of both the counterparty and its own credit standing.

Prior to January 1, 2007, the Corporation recognized gains and losses at inception of a derivative contract only if the fair value of the contract was evidenced by a quoted market price in an active market, an observable price or other market transaction, or other observable data supporting a valuation model in accordance with EITF Issue No. 02-3, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities” (EITF 02-3). For those gains and losses not evidenced by the above mentioned market data, the transaction price was used as the fair value of the derivative contract. Any difference between the transaction price and the model fair value was considered an unrecognized gain or loss at inception of the contract. These unrecognized gains and losses were recorded in income using the straight-line method of amortization over the contractual life of the derivative contract. The adoption of SFAS 157 on January 1, 2007, eliminated the deferral of these gains and losses resulting in the recognition of previously deferred gains and losses as an increase to the beginning balance of retained earnings by a pre-tax amount of $22 million.

Trading Derivatives and Economic Hedges

The Corporation designates at inception whether the derivative contract is considered hedging or non-hedging for SFAS 133 accounting purposes. Derivatives held for trading purposes are included in derivative assets or derivative liabilities with changes in fair value reflected in trading account profits (losses).

Derivatives used as economic hedges but not designated in a hedging relationship for accounting purposes are also included in derivative assets or derivative liabilities. Changes in the fair value of derivatives that serve as economic hedges of mortgage servicing rights (MSRs), IRLCs and first mortgage loans held-for-sale (LHFS) that are originated by the Corporation are recorded in mortgage banking income. Changes in the fair value of derivatives that serve as asset and liability management (ALM) economic hedges, which do not qualify or were not designated as accounting hedges, are recorded in other income (loss). Credit derivatives used by the Corporation do not qualify for hedge accounting under SFAS 133 despite being effective economic hedges and changes in the fair value of these derivatives are included in other income (loss).

Derivatives Used For SFAS 133 Hedge Accounting Purposes

For SFAS 133 hedges, the Corporation formally documents at inception all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategies for undertaking various accounting hedges. Additionally, the Corporation uses dollar offset or regression analysis at the hedge’s inception and for each reporting period thereafter to assess whether the derivative used in its hedging transaction is expected to be and has been highly effective in offsetting changes in the fair value or cash flows of the hedged item. The Corpo-

9	Bank of America 2008

ration discontinues hedge accounting when it is determined that a derivative is not expected to be or has ceased to be highly effective as a hedge, and then reflects changes in fair value of the derivative in earnings after termination of the hedge relationship.

The Corporation uses its derivatives designated as hedging for accounting purposes as either fair value hedges, cash flow hedges or hedges of net investments in foreign operations. The Corporation manages interest rate and foreign currency exchange rate sensitivity predominantly through the use of derivatives. Fair value hedges are used to protect against changes in the fair value of the Corporation’s assets and liabilities that are due to interest rate or foreign exchange volatility. Cash flow hedges are used to minimize the variability in cash flows of assets or liabilities, or forecasted transactions caused by interest rate or foreign exchange fluctuation. For terminated cash flow hedges, the maximum length of time over which forecasted transactions are hedged is 27 years, with a substantial portion of the hedged transactions being less than 10 years. For open or future cash flow hedges, the maximum length of time over which forecasted transactions are or will be hedged is less than seven years. Changes in the fair value of derivatives designated as fair value hedges are recorded in earnings, together and in the same income statement line item with changes in the fair value of the related hedged item. Changes in the fair value of derivatives designated as cash flow hedges are recorded in accumulated other comprehensive income (OCI) and are reclassified into the line item in the Consolidated Statement of Income in which the hedged item is recorded in the same period the hedged item affects earnings. Hedge ineffectiveness and gains and losses on the excluded component of a derivative in assessing hedge effectiveness are recorded in earnings in the same income statement line item that is used to record hedge effectiveness. SFAS 133 retains certain concepts of SFAS No. 52, “Foreign Currency Translation,” (SFAS 52) for foreign currency exchange hedging. Consistent with SFAS 52, the Corporation records changes in the fair value of derivatives used as hedges of the net investment in foreign operations, to the extent effective, as a component of accumulated OCI.

If a derivative instrument in a fair value hedge is terminated or the hedge designation removed, the previous adjustments to the carrying amount of the hedged asset or liability are subsequently accounted for in the same manner as other components of the carrying amount of that asset or liability. For interest-earning assets and interest-bearing liabilities, such adjustments are amortized to earnings over the remaining life of the respective asset or liability. If a derivative instrument in a cash flow hedge is terminated or the hedge designation is removed, related amounts in accumulated OCI are reclassified into earnings in the same period or periods during which the hedged forecasted transaction affects earnings. If it is probable that a forecasted transaction will not occur, any related amounts in accumulated OCI are reclassified into earnings in that period.

Interest Rate Lock Commitments

The Corporation enters into IRLCs in connection with its mortgage banking activities to fund residential mortgage loans at specified times in the future. IRLCs that relate to the origination of mortgage loans that will be held for sale are considered derivative instruments under SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” As such, these IRLCs are recorded at fair value with changes in fair value recorded in mortgage banking income.

Effective January 1, 2008, the Corporation adopted SAB 109 for its derivative loan commitments issued or modified after the adoption date which supersedes SEC SAB No. 105, “Application of Accounting Principles to Loan Commitments,” (SAB 105). SAB 109 requires that the expected net future cash flows related to servicing of a loan be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. In estimating the fair value of an IRLC, the Corporation assigns a probability to the loan commitment based on an expectation that it will be exercised and the loan will be funded. The fair value of the commitments is derived from the fair value of related mortgage loans which is based on observable market data. Changes to the fair value of IRLCs are recognized based on interest rate changes, changes in the probability that the commitment will be exercised and the passage of time. Changes from the expected future cash flows related to the customer relationship are excluded from the valuation of the IRLCs. Prior to January 1, 2008, the Corporation did not record any unrealized gain or loss at the inception of the loan commitment, which is the time the commitment is issued to the borrower, as SAB 105 did not allow expected net future cash flows related to servicing of a loan to be included in the measurement of all written loan commitments that are accounted for at fair value through earnings.

Outstanding IRLCs expose the Corporation to the risk that the price of the loans underlying the commitments might decline from inception of the rate lock to funding of the loan. To protect against this risk, the Corporation utilizes forward loan sales commitments and other derivative instruments, including interest rate swaps and options, to economically hedge the risk of potential changes in the value of the loans that would result from the commitments. The changes in the fair value of these derivatives are recorded in mortgage banking income.

Securities

Debt securities are classified based on management’s intention on the date of purchase and recorded on the Consolidated Balance Sheet as debt securities as of the trade date. Debt securities which management has the intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. Debt securities that are bought and held principally for the purpose of resale in the near term are classified as trading account assets and are stated at fair value with unrealized gains and losses included in trading account profits (losses). All other debt securities that management has the intent and ability to hold for the foreseeable future are classified as available-for-sale (AFS) and carried at fair value with net unrealized gains and losses included in accumulated OCI on an after-tax basis. If there is an other-than-temporary deterioration in the fair value of any individual debt security classified as AFS, the Corporation will reclassify the associated net unrealized loss out of accumulated OCI with a corresponding adjustment to other income. If there is an other-than-temporary deterioration in the fair value of any individual security classified as held-to-maturity the Corporation will write down the security to fair value with a corresponding adjustment to other income. Interest on debt securities, including amortization of premiums and accretion of discounts, is included in interest income. Realized gains and losses from the sales of debt securities, which are included in gains (losses) on sales of debt securities, are determined using the specific identification method.

Marketable equity securities are classified based on management’s intention on the date of purchase and recorded on the Consolidated Balance Sheet as of the trade date. Marketable equity securities that are bought and held principally for the purpose of resale in the near term are classified as trading account assets and are stated at fair value with unrealized gains and losses included in trading account profits (losses). Other marketable equity securities that management has the intent and ability to hold for the foreseeable future are accounted for as AFS and classified in other assets. All AFS marketable equity securities are carried at fair value with net unrealized gains and losses included in accumulated OCI on an after-tax basis. If there is an other-than-temporary deterioration in the fair value of any individual AFS marketable equity security, the

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Corporation will reclassify the associated net unrealized loss out of accumulated OCI with a corresponding adjustment to equity investment income. Dividend income on all AFS marketable equity securities is included in equity investment income. Realized gains and losses on the sale of all AFS marketable equity securities, which are recorded in equity investment income, are determined using the specific identification method.

Equity investments held by Global Principal Investments, a diversified equity investor in companies at all stages of their life cycle from startup to buyout, are reported at fair value pursuant to the American Institute of Certified Public Accountants (AICPA) Investment Company Audit Guide and recorded in other assets. These investments are made either directly in a company or held through a fund. Equity investments for which there are active market quotes are carried at estimated fair value based on market prices. Nonpublic and other equity investments for which representative market quotes are not readily available are initially valued at the transaction price. Subsequently, the Corporation adjusts valuations when evidence is available to support such adjustments. Such evidence includes changes in value as a result of initial public offerings (IPO), market comparables, market liquidity, the investees’ financial results, sales restrictions, or other-than-temporary declines in value. The carrying value of private equity investments reflects expected exit values based upon market prices or other valuation methodologies including expected cash flows and market comparables of similar companies. Additionally, certain private equity investments that are not accounted for under the AICPA Investment Company Audit Guide may be carried at fair value in accordance with SFAS No. 159 “Fair Value Option for Financial Assets and Liabilities” (SFAS 159). Gains and losses on these equity investments, both unrealized and realized, are recorded in equity investment income.

Equity investments without readily determinable market values are recorded in other assets, are accounted for using the cost method and are subject to impairment testing if applicable.

Loans and Leases

Loans measured at historical cost are reported at their outstanding principal balances net of any unearned income, charge-offs, unamortized deferred fees and costs on originated loans, and premiums or discounts on purchased loans. Loan origination fees and certain direct origination costs are deferred and recognized as adjustments to income over the lives of the related loans. Unearned income, discounts and premiums are amortized to interest income using methods that approximate the interest method. Subsequent to the adoption of SFAS 159, on January 1, 2007 the Corporation elected the fair value option for certain loans. Fair values for these loans are based on market prices, where available, or discounted cash flows using market-based credit spreads of comparable debt instruments or credit derivatives of the specific borrower or comparable borrowers. Results of discounted cash flow calculations may be adjusted, as appropriate, to reflect other market conditions or the perceived credit risk of the borrower.

The Corporation purchases loans with and without evidence of credit quality deterioration since origination. Those loans with evidence of credit quality deterioration for which it is probable at purchase that the Corporation will be unable to collect all contractually required payments are accounted for under AICPA Statement of Position 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” (SOP 03-3). Evidence of credit quality deterioration as of the purchase date may include statistics such as past due status, refreshed borrower credit scores and refreshed loan-to-value (LTV), some of which are not immediately available as of the purchase date. The Corporation continues to evaluate this information and other credit-related information as it becomes available. SOP 03-3 addresses accounting for differences between contractual cash flows and cash flows expected to be collected from the Corporation’s initial investment in loans if those differences are attributable, at least in part, to credit quality.

The initial fair values for loans within the scope of SOP 03-3 are determined by discounting both principal and interest cash flows expected to be collected using an observable discount rate for similar instruments with adjustments that management believes a market participant would consider in determining fair value. The Corporation estimates the cash flows expected to be collected at acquisition using internal credit risk, interest rate and prepayment risk models that incorporate management’s best estimate of current key assumptions, such as default rates, loss severity and payment speeds.

Subsequent decreases to expected principal cash flows will result in a charge to provision for credit losses and a corresponding increase to allowance for loan and lease losses. Subsequent increases in expected principal cash flows will result in recovery of any previously recorded allowance for loan losses, to the extent applicable, and a reclassification from nonaccretable difference to accretable yield for any remaining increase. All changes in expected interest cash flows will result in reclassifications to/from nonaccretable differences.

The Corporation provides equipment financing to its customers through a variety of lease arrangements. Direct financing leases are carried at the aggregate of lease payments receivable plus estimated residual value of the leased property less unearned income. Leveraged leases, which are a form of financing leases, are carried net of nonrecourse debt. Unearned income on leveraged and direct financing leases is accreted to interest income over the lease terms by methods that approximate the interest method.

Allowance for Credit Losses

The allowance for credit losses, which includes the allowance for loan and lease losses and the reserve for unfunded lending commitments, represents management’s estimate of probable losses inherent in the Corporation’s lending activities. The allowance for loan and lease losses and the reserve for unfunded lending commitments exclude loans and unfunded lending commitments measured at fair value in accordance with SFAS 159 as mark-to-market adjustments related to these instruments already reflect a credit component. The allowance for loan and lease losses represents the estimated probable credit losses in funded consumer and commercial loans and leases while the reserve for unfunded lending commitments, including standby letters of credit (SBLCs) and binding unfunded loan commitments, represents estimated probable credit losses on these unfunded credit instruments based on utilization assumptions. Credit exposures, excluding derivative assets, trading account assets and loans measured at fair value, deemed to be uncollectible are charged against these accounts. Cash recovered on previously charged off amounts are recorded as recoveries to these accounts.

The Corporation performs periodic and systematic detailed reviews of its lending portfolios to identify credit risks and to assess the overall collectability of those portfolios. The allowance on certain homogeneous loan portfolios, which generally consist of consumer loans (e.g., consumer real estate and credit card loans) and certain commercial loans (e.g., business card and small business portfolio), is based on aggregated portfolio segment evaluations generally by product type. Loss forecast models are utilized for these segments which consider a variety of factors including, but not limited to, historical loss experience, estimated defaults or foreclosures based on portfolio trends, delinquencies, economic conditions and credit scores. These models are updated on a quarterly basis in order to incorporate information reflective of the current economic environment. The remaining commercial portfolios are reviewed

11	Bank of America 2008

on an individual loan basis. Loans subject to individual reviews are analyzed and segregated by risk according to the Corporation’s internal risk rating scale. These risk classifications, in conjunction with an analysis of historical loss experience, current economic conditions, industry performance trends, geographic or obligor concentrations within each portfolio segment, and any other pertinent information (including individual valuations on nonperforming loans in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” (SFAS 114)) result in the estimation of the allowance for credit losses. The historical loss experience is updated quarterly to incorporate the most recent data reflective of the current economic environment.

If necessary, a specific allowance for loan and lease losses is established for individual impaired commercial loans. A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect all amounts due, including principal and interest, according to the contractual terms of the agreement, and once a loan has been identified as individually impaired, management measures impairment in accordance with SFAS 114. Individually impaired loans are measured based on the present value of payments expected to be received, observable market prices, or for loans that are solely dependent on the collateral for repayment, the estimated fair value of the collateral. If the recorded investment in impaired loans exceeds the present value of payments expected to be received, a specific allowance is established as a component of the allowance for loan and lease losses.

SOP 03-3 requires acquired impaired loans be recorded at fair value and prohibits “carrying over” or the creation of valuation allowances in the initial accounting of loans acquired in a transfer that are within the scope of this SOP. The prohibition of the valuation allowance carryover applies to the purchase of an individual loan, a pool of loans, a group of loans, and loans acquired in a purchase business combination. For more information on the SOP 03-3 portfolio associated with the acquisition of Countrywide, see Note 6 – Outstanding Loans and Leases to the Consolidated Financial Statements.

The allowance for loan and lease losses includes two components which are allocated to cover the estimated probable losses in each loan and lease category based on the results of the Corporation’s detailed review process described above. The first component covers those commercial loans that are either nonperforming or impaired. The second component covers consumer loans and leases, and performing commercial loans and leases. Included within this second component of the allowance for loan and lease losses and determined separately from the procedures outlined above are reserves which are maintained to cover uncertainties that affect the Corporation’s estimate of probable losses including domestic and global economic uncertainty and large single name defaults. Management evaluates the adequacy of the allowance for loan and lease losses based on the combined total of these two components.

In addition to the allowance for loan and lease losses, the Corporation also estimates probable losses related to unfunded lending commitments, such as letters of credit and financial guarantees, and binding unfunded loan commitments. The reserve for unfunded lending commitments excludes commitments measured at fair value in accordance with SFAS 159. Unfunded lending commitments are subject to individual reviews and are analyzed and segregated by risk according to the Corporation’s internal risk rating scale. These risk classifications, in conjunction with an analysis of historical loss experience, utilization assumptions, current economic conditions, performance trends within specific portfolio segments and any other pertinent information, result in the estimation of the reserve for unfunded lending commitments.

The allowance for credit losses related to the loan and lease portfolio is reported separately on the Consolidated Balance Sheet whereas the allowance for credit losses related to the reserve for unfunded lending commitments is reported on the Consolidated Balance Sheet in accrued expenses and other liabilities. Provision for credit losses related to the loan and lease portfolio and unfunded lending commitments is reported in the Consolidated Statement of Income in the provision for credit losses.

Nonperforming Loans and Leases, Charge-offs and Delinquencies

In accordance with the Corporation’s policies, non-bankrupt credit card loans, and open-end unsecured consumer loans are charged off no later than the end of the month in which the account becomes 180 days past due. The outstanding balance of real estate secured loans that is in excess of the property value, less cost to sell, are charged off no later than the end of the month in which the account becomes 180 days past due. Personal property secured loans are charged off no later than the end of the month in which the account becomes 120 days past due. Accounts in bankruptcy are charged off for credit card and certain open-end unsecured accounts 60 days after bankruptcy notification. For secured products, accounts in bankruptcy are written down to the collateral value, less cost to sell, by the end of the month the account becomes 60 days past due. Only real estate secured accounts are generally placed into nonaccrual status and classified as nonperforming at 90 days past due. These loans may be restored to performing status when all principal and interest is current and full repayment of the remaining contractual principal and interest is expected, or when the loan otherwise becomes well-secured and is in the process of collection. Consumer loans whose contractual terms have been restructured in a manner which grants a concession to a borrower experiencing financial difficulties where the Corporation does not receive adequate compensation are considered troubled debt restructurings.

Commercial loans and leases, excluding business card loans, that are past due 90 days or more as to principal or interest, or where reasonable doubt exists as to timely collection, including loans that are individually identified as being impaired, are generally classified as nonperforming unless well-secured and in the process of collection. Loans whose contractual terms have been restructured in a manner which grants a concession to a borrower experiencing financial difficulties, without compensation on restructured loans, are classified as nonperforming until the loan is performing for an adequate period of time under the restructured agreement. In situations where the Corporation does not receive adequate compensation, the restructuring is considered a troubled debt restructuring. Interest accrued but not collected is reversed when a commercial loan is classified as nonperforming. Interest collections on commercial nonperforming loans and leases for which the ultimate collectability of principal is uncertain are applied as principal reductions; otherwise, such collections are credited to income when received. Commercial loans and leases may be restored to performing status when all principal and interest is current and full repayment of the remaining contractual principal and interest is expected, or when the loan otherwise becomes well-secured and is in the process of collection. Business card loans are charged off no later than the end of the month in which the account becomes 180 days past due or in which 60 days has elapsed since receipt of notification of bankruptcy filing, whichever comes first, and are not classified as nonperforming.

The entire balance of a consumer and commercial loan account is contractually delinquent if the minimum payment is not received by the specified due date on the customer’s billing statement. Interest and fees

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continue to accrue on past due loans until the date the loan goes into nonaccrual status, if applicable. Delinquency is reported on accruing loans that are 30 days or more past due.

SOP 03-3 requires impaired loans be recorded at fair value at the acquisition date. Although the customer may be contractually delinquent or nonperforming the Corporation does not disclose these loans as delinquent or nonperforming as the loans were written down to fair value upon acquisition and accrete interest income over the remaining life of the loan. In addition, reported net charge-offs are lower as the initial fair value at acquisition date would have already considered the estimated credit losses in the fair valuing of these loans.

Loans Held-for-Sale

LHFS include residential mortgages, loan syndications, and to a lesser degree, commercial real estate, consumer finance and other loans, and are carried at the lower of aggregate cost or market or fair value. The Corporation elected on January 1, 2007 to account for certain LHFS, including first mortgage LHFS, at fair value in accordance with SFAS 159. Fair values for LHFS are based on quoted market prices, where available, or are determined by discounting estimated cash flows using interest rates approximating the Corporation’s current origination rates for similar loans and adjusted to reflect the inherent credit risk. Mortgage loan origination costs related to LHFS for which the Corporation elected the fair value option are recognized in noninterest expense when incurred. Mortgage loan origination costs for LHFS carried at the lower of cost or market are capitalized as part of the carrying amount of the loans and recognized as a reduction of mortgage banking income upon the sale of such loans.

Premises and Equipment

Premises and Equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are recognized using the straight-line method over the estimated useful lives of the assets. Estimated lives range up to 40 years for buildings, up to 12 years for furniture and equipment, and the shorter of lease term or estimated useful life for leasehold improvements.

Mortgage Servicing Rights

The Corporation accounts for consumer-related MSRs at fair value with changes in fair value recorded in mortgage banking income in accordance with SFAS No. 156 “Accounting for Servicing of Financial Assets” (SFAS 156), while commercial-related and residential reverse mortgage MSRs continue to be accounted for using the amortization method (i.e., lower of cost or market) with impairment recognized as a reduction to mortgage banking income. To reduce the volatility of earnings to interest rate and market value fluctuations, certain securities and derivatives such as options and interest rate swaps may be used as economic hedges of the MSRs, but are not designated as hedges under SFAS 133. These economic hedges are marked to market and recognized through mortgage banking income.

The Corporation determines the fair value of our consumer-related MSRs using a valuation model that calculates the present value of estimated future net servicing income. This is accomplished through an option-adjusted spread (OAS) valuation approach which factors in prepayment risk. This approach consists of projecting servicing cash flows under multiple interest rate scenarios and discounting these cash flows using risk-adjusted discount rates. The key economic assumptions used in valuations of MSRs include weighted average lives of the MSRs and the OAS levels. The OAS represents the spread that is added to the discount rate so that the sum of the discounted cash flows equals the market price, therefore it is a measure of the extra yield over the refer-

ence discount factor (i.e., the forward swap curve) that the Corporation is expected to earn by holding the asset. These variables can, and generally do, change from quarter to quarter as market conditions and projected interest rates change, and could have an adverse impact on the value of our MSRs and could result in a corresponding reduction to mortgage banking income.

Goodwill and Intangible Assets

Goodwill is calculated as the purchase premium after adjusting for the fair value of net assets acquired. Goodwill is not amortized but is reviewed for potential impairment on an annual basis, or when events or circumstances indicate a potential impairment, at the reporting unit level. The impairment test is performed in two phases. The first step of the goodwill impairment test compares the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired; however, if the carrying amount of the reporting unit exceeds its fair value, an additional step has to be performed. This additional step compares the implied fair value of the reporting unit’s goodwill (as defined in SFAS No. 142, “Goodwill and Other Intangible Assets”) with the carrying amount of that goodwill. An impairment loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value. In 2008, 2007 and 2006, goodwill was tested for impairment and it was determined that goodwill was not impaired at any of these dates.

Intangible assets subject to amortization are evaluated for impairment in accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.” An impairment loss will be recognized if the carrying amount of the intangible asset is not recoverable and exceeds fair value. The carrying amount of the intangible is considered not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use of the asset. At December 31, 2008, intangible assets included on the Consolidated Balance Sheet consist of purchased credit card relationship intangibles, core deposit intangibles, affinity relationships, and other intangibles that are amortized on an accelerated or straight-line basis over anticipated periods of benefit of up to 15 years.

Special Purpose Financing Entities

In the ordinary course of business, the Corporation supports its customers’ financing needs by facilitating the customers’ access to different funding sources, assets and risks. In addition, the Corporation utilizes certain financing arrangements to meet its balance sheet management, funding, liquidity, and market or credit risk management needs. These financing entities may be in the form of corporations, partnerships, limited liability companies or trusts, and are generally not consolidated on the Corporation’s Consolidated Balance Sheet. The majority of these activities are basic term or revolving securitization vehicles for mortgages, credit cards or other types of loans which are generally funded through term-amortizing debt structures. Other special purpose entities finance their activities by issuing short-term commercial paper. The securities issued from both types of vehicles are designed to be paid off from the underlying cash flows of the vehicles’ assets or the reissuance of commercial paper.

Securitizations

The Corporation securitizes, sells and services interests in residential mortgage loans and credit card loans, and from time to time, automobile, other consumer and commercial loans. The accounting for these activities is governed by SFAS 140. The securitization vehicles are typically QSPEs which, in accordance with SFAS 140, are legally isolated, bankruptcy

13	Bank of America 2008

remote and beyond the control of the seller. QSPEs are not included in the Corporation’s Consolidated Financial Statements. When the Corporation securitizes assets, it may retain a portion of the securities, subordinated tranches, interest-only strips, subordinated interests in accrued interest and fees on the securitized receivables, and, in some cases, overcollateralization and cash reserve accounts, all of which are generally considered retained interests in the securitized assets. The Corporation may also retain senior tranches in these securitizations. Gains and losses upon sale of the assets are based on an allocation of the previous carrying amount of the assets to the retained interests. Carrying amounts of assets transferred are allocated in proportion to the relative fair values of the assets sold and interests retained.

Quoted market prices are primarily used to obtain fair values of senior retained interests. Generally, quoted market prices for retained residual interests are not available; therefore, the Corporation estimates fair values based upon the present value of the associated expected future cash flows. This may require management to estimate credit losses, prepayment speeds, forward interest yield curves, discount rates and other factors that impact the value of retained interests. See Note 8 – Securitizations to the Consolidated Financial Statements for further discussion.

Interest-only strips retained in connection with credit card securitizations are classified in other assets and carried at fair value, with changes in fair value recorded in card income. Other retained interests are recorded in other assets, AFS debt securities, or trading account assets and are carried at fair value or amounts that approximate fair value with changes recorded in income or accumulated OCI. If the fair value of such retained interests has declined below its carrying amount and there has been an adverse change in estimated contractual cash flows of the underlying assets, then such decline is determined to be other-than-temporary and the retained interest is written down to fair value with a corresponding adjustment to other income.

Other Special Purpose Financing Entities

Other special purpose financing entities (SPEs) (e.g., Corporation-sponsored multi-seller conduits, collateralized debt obligations, asset acquisition conduits) are generally funded with short-term commercial paper. These financing entities are usually contractually limited to a narrow range of activities that facilitate the transfer of or access to various types of assets or financial instruments and provide the investors in the transaction protection from creditors of the Corporation in the event of bankruptcy or receivership of the Corporation. In certain situations, the Corporation provides liquidity commitments and/or loss protection agreements.

The Corporation determines whether these entities should be consolidated by evaluating the degree to which it maintains control over the financing entity and will receive the risks and rewards of the assets in the financing entity. In making this determination, the Corporation considers whether the entity is a QSPE, which is generally not required to be consolidated by the seller or investors in the entity. For non-QSPE structures or VIEs, the Corporation assesses whether it is the primary beneficiary of the entity. In accordance with FIN 46R, the entity that will absorb a majority of expected variability (the sum of the absolute values of the expected losses and expected residual returns) consolidates the VIE and is referred to as the primary beneficiary. As certain events occur, the Corporation reevaluates which parties will absorb variability and whether the Corporation has become or is no longer the primary beneficiary. Reconsideration events may occur when VIEs acquire additional assets, issue new variable interests or enter into new or modified contractual arrangements. A reconsideration event may also occur when the

Corporation acquires new or additional interests in a VIE. For additional information on other SPEs, see Note 9 – Variable Interest Entities to the Consolidated Financial Statements.

Fair Value

The Corporation measures the fair market values of its financial instruments in accordance with SFAS 157, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs to determine the exit price. Also in accordance with SFAS 157, the Corporation categorizes its financial instruments, based on the priority of inputs to the valuation technique, into a three-level hierarchy, as discussed below. Trading account assets and liabilities, derivative assets and liabilities, AFS debt and marketable equity securities, MSRs, and certain other assets are carried at fair value in accordance with various accounting literature, including SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities (SFAS 115), SFAS 133, SFAS 156 and broker dealer or investment company guidance. The Corporation has also elected to carry certain assets and liabilities at fair value in accordance with SFAS 159 including certain corporate loans and loan commitments, LHFS, structured reverse repurchase agreements, and long-term deposits. SFAS 159 allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for certain financial assets and liabilities on a contract-by-contract basis.

Level 1

Quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities include debt and equity securities and derivative contracts that are traded in an active exchange market, as well as certain U.S. Treasury securities that are highly liquid and are actively traded in over-the-counter markets.

Level 2

Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments and derivative contracts whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. This category generally includes U.S. government and agency mortgage-backed debt securities, corporate debt securities, derivative contracts, residential mortgage and certain LHFS.

Level 3

Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. This category generally includes certain private equity investments, retained residual interests in securitizations, residential MSRs, asset-backed securities (ABS), highly structured, complex or long-dated derivative contracts, certain LHFS, IRLCs and certain collateralized debt obligations (CDOs) where independent pricing information was not able to be obtained for a significant portion of the underlying assets.

For more information on the fair value of the Corporation’s financial instruments see Note 19 – Fair Value Disclosures to the Consolidated Financial Statements.

Bank of America 2008	14

Income Taxes

The Corporation accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes” (SFAS 109) as interpreted by FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (FIN 48), resulting in two components of income tax expense: current and deferred. Current income tax expense approximates taxes to be paid or refunded for the current period. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. These gross deferred tax assets and liabilities represent decreases or increases in taxes expected to be paid in the future because of future reversals of temporary differences in the bases of assets and liabilities as measured by tax laws and their bases as reported in the financial statements. Deferred tax assets are also recognized for tax attributes such as net operating loss carryforwards and tax credit carryforwards. Valuation allowances are then recorded to reduce deferred tax assets to the amounts management concludes are more-likely-than-not to be realized.

Under FIN 48, income tax benefits are recognized and measured based upon a two-step model: 1) a tax position must be more-likely-than-not to be sustained based solely on its technical merits in order to be recognized, and 2) the benefit is measured as the largest dollar amount of that position that is more-likely-than-not to be sustained upon settlement. The difference between the benefit recognized for a position in accordance with this FIN 48 model and the tax benefit claimed on a tax return is referred to as an unrecognized tax benefit (UTB). The Corporation accrues income-tax-related interest and penalties, if applicable, within income tax expense.

For additional information on income taxes, see Note 18 – Income Taxes to the Consolidated Financial Statements.

Retirement Benefits

The Corporation has established qualified retirement plans covering substantially all full-time and certain part-time employees. Pension expense under these plans is charged to current operations and consists of several components of net pension cost based on various actuarial assumptions regarding future experience under the plans.

In addition, the Corporation has established unfunded supplemental benefit plans and supplemental executive retirement plans (SERPS) for selected officers of the Corporation and its subsidiaries that provide benefits that cannot be paid from a qualified retirement plan due to Internal Revenue Code restrictions. The SERPS were frozen and the executive officers do not accrue any additional benefits. These plans are nonqualified under the Internal Revenue Code and assets used to fund benefit payments are not segregated from other assets of the Corporation; therefore, in general, a participant’s or beneficiary’s claim to benefits under these plans is as a general creditor. In addition, the Corporation has established several postretirement healthcare and life insurance benefit plans.

The Corporation accounts for its retirement benefit plans in accordance with SFAS No. 87, “Employers’ Accounting for Pensions” (SFAS 87), SFAS No. 88, “Employers’ Accounting for Settlements and Curtailment of Defined Benefit Pension Plans and for Termination Benefits,” SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” and SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (SFAS 158), as applicable.

Accumulated Other Comprehensive Income

The Corporation records gains and losses on cash flow hedges, unrealized gains and losses on AFS debt and marketable equity securities,

unrecognized actuarial gains and losses, transition obligation and prior service costs on pension and postretirement plans, foreign currency translation adjustments, and related hedges of net investments in foreign operations in accumulated OCI, net-of-tax. Accumulated OCI also includes fair value adjustments on certain retained interests in the Corporation’s securitization transactions. Gains or losses on derivatives accounted for as cash flow hedges are reclassified to net income when the hedged transaction affects earnings. Gains and losses on AFS debt and marketable equity securities are reclassified to earnings as the gains or losses are realized upon sale of the securities. Other-than-temporary impairment charges are reclassified to earnings at the time of the charge. Translation gains or losses on foreign currency translation adjustments are reclassified to earnings upon the substantial sale or liquidation of investments in foreign operations.

Earnings Per Common Share

Earnings per common share is computed by dividing net income available to common shareholders by the weighted average common shares issued and outstanding. Net income available to common shareholders represents net income adjusted for preferred stock dividends including dividends declared, accretions of discounts on preferred stock issuances and cumulative dividends related to the current dividend period that have not been declared as of year end. In addition, for diluted earnings per common share, net income available to common shareholders can be affected by the conversion of the registrant’s convertible preferred stock. Where the effect of this conversion would have been dilutive, net income available to common shareholders is adjusted by the associated preferred dividends. This adjusted net income is divided by the weighted average number of common shares issued and outstanding for each period plus amounts representing the dilutive effect of stock options outstanding, restricted stock, restricted stock units, outstanding warrants, and the dilution resulting from the conversion of the registrant’s convertible preferred stock, if applicable. The effects of convertible preferred stock, restricted stock, restricted stock units, outstanding warrants and stock options are excluded from the computation of diluted earnings per common share in periods in which the effect would be antidilutive. Dilutive potential common shares are calculated using the treasury stock method.

Foreign Currency Translation

Assets, liabilities and operations of foreign branches and subsidiaries are recorded based on the functional currency of each entity. For certain of the foreign operations, the functional currency is the local currency, in which case the assets, liabilities and operations are translated, for consolidation purposes, at period-end rates from the local currency to the reporting currency, the U.S. dollar. The resulting unrealized gains or losses are reported as a component of accumulated OCI on an after-tax basis. When the foreign entity’s functional currency is determined to be the U.S. dollar, the resulting remeasurement currency gains or losses on foreign denominated assets or liabilities are included in earnings.

Credit Card and Deposit Arrangements

Endorsing Organization Agreements

The Corporation contracts with other organizations to obtain their endorsement of the Corporation’s loan and deposit products. This endorsement may provide the Corporation exclusive rights to market to the organization’s members or to customers on behalf of the Corporation. These organizations endorse the Corporation’s loan and deposit products and provide the Corporation with their mailing lists and marketing activities. These agreements generally have terms that range from two to five

15	Bank of America 2008

years. The Corporation typically pays royalties in exchange for their endorsement. Compensation costs related to the credit card agreements are recorded as contra-revenue against card income.

Cardholder Reward Agreements

The Corporation offers reward programs that allow its cardholders to earn points that can be redeemed for a broad range of rewards including cash, travel and discounted products. The Corporation establishes a rewards liability based upon the points earned which are expected to be redeemed and the average cost per point redemption. The points to be redeemed are estimated based on past redemption behavior, card product type, account transaction activity and other historical card performance. The liability is reduced as the points are redeemed. The estimated cost of the rewards programs is recorded as contra-revenue against card income.

Insurance Premiums & Insurance Expense

Property and casualty and credit life and disability premiums are recognized over the term of the policies on a pro-rata basis for all policies except for certain of the lender-placed auto insurance and the guaranteed auto protection (GAP) policies. For GAP insurance, revenue recognition is correlated to the exposure and accelerated over the life of the contract. For lender-placed auto insurance, premiums are recognized when collections become probable due to high cancellation rates experienced early in the life of the policy. Mortgage reinsurance premiums are recognized as earned. Insurance expense consists of insurance claims and commissions, both of which are recorded in other general operating expense in the Consolidated Statement of Income.

Note 2 – Merger and Restructuring Activity

Merrill Lynch

On January 1, 2009, the Corporation acquired Merrill Lynch through its merger with a subsidiary of the Corporation in exchange for common and preferred stock with a value of $29.1 billion, creating a premier financial services franchise with significantly enhanced wealth management, investment banking and international capabilities. Under the terms of the merger agreement, Merrill Lynch common shareholders received 0.8595 of a share of Bank of America Corporation common stock in exchange for each share of Merrill Lynch common stock. In addition, Merrill Lynch non-convertible preferred shareholders received Bank of America Corporation preferred stock having substantially identical terms. Merrill Lynch convertible preferred stock remains outstanding and is convertible into Bank of America common stock at an equivalent exchange ratio. With the acquisition, the Corporation has one of the largest wealth management businesses in the world with more than 18,000 financial advisors and more than $1.8 trillion in client assets. Global investment management capabilities will include an economic ownership of approximately 50 percent (primarily preferred stock) in BlackRock, Inc., a publicly traded investment management company. In addition, the acquisition adds strengths in debt and equity underwriting, sales and trading, and merger and acquisition advice, creating significant opportunities to deepen relationships with corporate and institutional clients around the globe. Merrill Lynch’s results of operations will be included in the Corporation’s results beginning January 1, 2009.

The Merrill Lynch merger is being accounted for under the acquisition method of accounting in accordance with SFAS 141R. Accordingly, the purchase price was preliminarily allocated to the acquired assets and liabilities based on their estimated fair values at the Merrill Lynch acquisition date as summarized in the following table. Preliminary goodwill of $5.4 billion is calculated as the purchase premium after adjusting for the fair value of net assets acquired and represents the value expected from the synergies created from combining the Merrill Lynch wealth management and corporate and investment banking businesses with the Corporation’s capabilities in consumer and commercial banking as well as the economies of scale expected from combining the operations of the two companies. The allocation of the purchase price will be finalized upon completion of the analysis of the fair values of Merrill Lynch’s assets and liabilities.

Bank of America 2008	16

Merrill Lynch Preliminary Purchase Price Allocation

(Dollars in billions, except per share amounts)
Purchase price
Merrill Lynch common shares exchanged (in millions)	1,600
Exchange ratio	0.8595
The Corporation’s common stock issued (in millions)	1,375
Purchase price per share of the Corporation’s common stock (1)	$14.08
Total value of the Corporation’s common stock and cash exchanged for fractional shares	$19.4
Merrill Lynch preferred stock (2)	8.6
Fair value of outstanding employee stock awards	1.1
Total purchase price	29.1
Preliminary allocation of the purchase price
Merrill Lynch stockholders’ equity	19.9
Merrill Lynch goodwill and intangible assets	(2.6)
Pre-tax adjustments to reflect acquired assets and liabilities at fair value:
Securities	(0.9)
Loans	(5.0)
Intangible assets (3)	5.8
Other assets	(3.6)
Other liabilities	(1.2)
Long-term debt	15.5
Pre-tax total adjustments	10.6
Deferred income taxes	(4.2)
After-tax total adjustments	6.4
Fair value of net assets acquired	23.7
Preliminary goodwill resulting from the Merrill Lynch merger (4)	$5.4
(1)

The value of the shares of common stock exchanged with Merrill Lynch shareholders was based upon the closing price of the Corporation’s common stock at December 31, 2008, the last traded day prior to the date of acquisition.

(2)	Represents Merrill Lynch’s preferred stock exchanged for Bank of America preferred stock having substantially identical terms and also includes $1.5 billion of convertible preferred stock.
(3)

Consists of trade name of $1.3 billion and customer relationship and core deposit intangibles of $4.5 billion. The amortization life is 10 years for the customer relationship and core deposit intangibles which will be primarily amortized on a straight-line basis.

(4)	No goodwill is expected to be deductible for federal income tax purposes. The goodwill will be primarily allocated to Global Markets and Global Wealth & Investment Management.

Preliminary Condensed Statement of Net Assets Acquired

The following condensed statement of net assets acquired reflects the preliminary value assigned to Merrill Lynch’s net assets as of the acquisition date.

(Dollars in billions)	January 1, 2009
Assets
Federal funds sold and securities purchased under agreement to resell/securities borrowed	$138.8
Trading account assets	87.9
Derivative assets	97.7
Investment securities	74.4
Loans and leases	52.7
Intangible assets	5.8
Other assets	194.3
Total assets	$651.6
Liabilities
Deposits	$98.1
Federal funds purchased and securities sold under agreements to repurchase/securities loaned	111.6
Trading account liabilities	18.1
Derivative liabilities	72.0
Commercial paper and other short-term borrowings	37.9
Accrued expenses and other liabilities	100.8
Long-term debt	189.4
Total liabilities	627.9
Fair value of net assets acquired (1)	$23.7
(1)	The fair value of net assets acquired excludes preliminary goodwill resulting from the Merrill Lynch merger of $5.4 billion.

The fair value of net assets acquired includes preliminary fair value adjustments to certain receivables that were not considered impaired as of the acquisition date. These fair value adjustments were determined using incremental spread impacts for credit and liquidity risk which are part of the rate used to discount contractual cash flows. However, the Corporation believes that all contractual cash flows related to these financial instruments will be collected. As such, these receivables were not considered impaired at the acquisition date and were not subject to the requirements of SOP 03-3. Receivables acquired that were not subject to the requirements of SOP 03-3 include non-impaired loans and customer receivables with a preliminary fair value and gross contractual amounts receivable of $150.7 billion and $156.1 billion at the time of acquisition.

Contingencies

The fair value of net assets acquired includes certain contingent liabilities that were recorded as of the acquisition date. Merrill Lynch has been named as a defendant in various pending legal actions and proceedings arising in connection with its activities as a global diversified financial services institution. Some of these legal actions and proceedings include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. Merrill Lynch is also involved in investigations and/or proceedings by governmental and self-regulatory agencies. Due to the number of variables and assumptions involved in assessing the possible outcome of these legal actions, sufficient information does not exist to reasonably estimate the fair value of these contingent liabilities. As such, these contingencies have been measured in accordance with SFAS No. 5, “Accounting for Contingencies” (SFAS 5). For further information, see Note 13 – Commitments and Contingencies to the Consolidated Financial Statements.

17	Bank of America 2008

In connection with the Merrill Lynch acquisition, the Corporation recorded certain guarantees, primarily standby liquidity facilities and letters of credit, with a fair value of approximately $1.0 billion. At January 1, 2009, the maximum payout that could arise from these guarantees ranged from $0 to approximately $20.0 billion.

Countrywide

On July 1, 2008, the Corporation acquired Countrywide through its merger with a subsidiary of the Corporation. Under the terms of the agreement, Countrywide shareholders received 0.1822 of a share of Bank of America Corporation common stock in exchange for each share of Countrywide common stock. The acquisition of Countrywide significantly improved the Corporation’s mortgage originating and servicing capabilities, while making us a leading mortgage originator and servicer.

As provided by the merger agreement, 583 million shares of Countrywide common stock were exchanged for 107 million shares of the Corporation’s common stock. The $2.0 billion of Countrywide’s Series B convertible preferred shares that were previously held by the Corporation were cancelled.

The merger is being accounted for as a purchase in accordance with SFAS 141. Accordingly, the purchase price was preliminarily allocated to the assets acquired and liabilities assumed based on their estimated fair values at the merger date as summarized below. The final allocation of the purchase price will be finalized upon completing the analysis of the fair values of Countrywide’s assets and liabilities.

Countrywide Preliminary Purchase Price Allocation

(Dollars in billions)
Purchase price (1)	$4.2
Preliminary allocation of the purchase price
Countrywide stockholders’ equity (2)	8.4
Pre-tax adjustments to reflect assets acquired and liabilities assumed at fair value:
Loans	(9.8)
Investments in other financial instruments	(0.3)
Mortgage servicing rights	(1.5)
Other assets	(0.8)
Deposits	(0.2)
Notes payable and other liabilities	(0.9)
Pre-tax total adjustments	(13.5)
Deferred income taxes	4.9
After-tax total adjustments	(8.6)
Fair value of net assets acquired	(0.2)
Preliminary goodwill resulting from the Countrywide merger (3)	$4.4
(1)

The value of the shares of common stock exchanged with Countrywide shareholders was based upon the average of the closing prices of the Corporation’s common stock for the period commencing two trading days before, and ending two trading days after January 11, 2008, the date of the Countrywide merger agreement.

(2)

Represents the remaining Countrywide shareholders’ equity as of the acquisition date after the cancellation of the $2.0 billion of Series B convertible preferred shares owned by the Corporation, as part of the merger.

(3)	No goodwill is expected to be deductible for federal income tax purposes. All the goodwill was allocated to Home Loans & Insurance.

The Corporation acquired certain loans for which there was, at the time of the merger, evidence of deterioration of credit quality since origination and for which it was probable that all contractually required payments would not be collected. For more information, see the Countrywide SOP 03-3 discussion in Note 6 – Outstanding Loans and Leases to the Consolidated Financial Statements.

LaSalle

On October 1, 2007, the Corporation acquired all the outstanding shares of LaSalle, for $21.0 billion in cash. As part of the acquisition, ABN AMRO Bank N.V. (the seller) capitalized approximately $6.3 billion as equity of intercompany debt prior to the date of acquisition. With this acquisition, the Corporation significantly expanded its presence in metropolitan Chicago, Illinois and Michigan by adding LaSalle’s commercial banking clients, retail customers and banking centers. LaSalle’s results of operations were included in the Corporation’s results beginning October 1, 2007.

The LaSalle acquisition was accounted for under the purchase method of accounting in accordance with SFAS 141. The purchase price has been allocated to the assets acquired and the liabilities assumed based on their fair values at the LaSalle acquisition date as summarized in the following table.

LaSalle Purchase Price Allocation

(Dollars in billions)
Purchase price	$21.0

Allocation of the purchase price
LaSalle stockholders’ equity	12.5
LaSalle goodwill and other intangible assets	(2.7)
Adjustments, net-of-tax, to reflect assets acquired and liabilities assumed at fair value:
Loans and leases	(0.1)
Premises and equipment	(0.2)
Identified intangibles (1)	1.0
Other assets	(0.3)
Exit and termination liabilities	(0.4)
Fair value of net assets acquired	9.8
Goodwill resulting from the LaSalle merger (2)	$11.2
(1)

Includes core deposit intangibles of $0.7 billion, and other intangibles of $0.3 billion. The amortization life for core deposit intangibles and other intangibles is 10 years. These intangibles are amortized on an accelerated basis.

(2)	No goodwill is deductible for federal income tax purposes. The goodwill has been allocated across all of the Corporation’s business segments.

The Corporation acquired certain loans for which there was, at the time of the merger, evidence of deterioration of credit quality since origination and for which it was probable that all contractually required payments would not be collected. The outstanding contractual balance of such loans was approximately $850 million and the recorded fair value was approximately $650 million as of the merger date. At December 31, 2007, the outstanding contractual balance of such loans was approximately $710 million and the recorded fair value was approximately $590 million. At December 31, 2008, the outstanding contractual balance and the recorded fair value of these loans were not material.

U.S. Trust Corporation

On July 1, 2007, the Corporation acquired all the outstanding shares of U.S. Trust Corporation for $3.3 billion in cash. The Corporation allocated $1.7 billion to goodwill and $1.2 billion to intangible assets as part of the purchase price allocation. U.S. Trust Corporation’s results of operations were included in the Corporation’s results beginning July 1, 2007. The acquisition significantly increased the size and capabilities of the Corporation’s wealth management business and positions it as one of the largest financial services companies managing private wealth in the U.S.

Bank of America 2008	18

MBNA

On January 1, 2006, the Corporation acquired all of the outstanding shares of MBNA Corporation (MBNA) and as a result, 1,260 million shares of MBNA common stock were exchanged for 631 million shares of the Corporation’s common stock. MBNA shareholders also received cash of $5.2 billion. MBNA’s results of operations were included in the Corporation’s results beginning January 1, 2006.

Unaudited Pro Forma Condensed Combined Financial Information

If the Merrill Lynch and Countrywide mergers had been completed on January 1, 2008 and 2007, total revenue, net of interest expense would have been $58.5 billion and $83.9 billion for 2008 and 2007, and net income (loss) from continuing operations would have been $(30.3) billion and $4.4 billion. These results include the impact of amortizing certain purchase accounting adjustments such as intangible assets as well as fair value adjustments to loans, securities and issued debt. Pro forma results of operations also include the impact of conforming certain acquiree accounting policies to the Corporation’s policies. The pro forma financial information does not indicate the impact of possible business model changes nor does it consider any potential impacts of current market conditions or revenues, expense efficiencies, asset dispositions, share repurchases, or other factors.

Merger and Restructuring Charges

Merger and restructuring charges are recorded in the Consolidated Statement of Income and include incremental costs to integrate the operations of the Corporation, Countrywide, LaSalle, U.S. Trust Corporation and MBNA. These charges represent costs associated with these one-time activities and do not represent ongoing costs of the fully integrated combined organization. The following table presents severance and employee-related charges, systems integrations and related charges, and other merger-related charges.

(Dollars in millions)	2008 (1)	2007 (2)	2006
Severance and employee-related charges	$138	$106	$85
Systems integrations and related charges	640	240	552
Other	157	64	168
Total merger and restructuring charges	$935	$410	$805
(1)	Included for 2008 are merger-related charges of $623 million, $205 million and $107 million related to the LaSalle, Countrywide and U.S. Trust Corporation mergers, respectively.
(2)	Included for 2007 are merger-related charges of $233 million, $109 million and $68 million related to the MBNA, U.S. Trust Corporation and LaSalle mergers, respectively.

Merger-related Exit Cost and Restructuring Reserves

The following table presents the changes in exit cost and restructuring reserves for 2008 and 2007.

	Exit Cost Reserves (1)		Restructuring Reserves (2)
(Dollars in millions)	2008	2007	2008	2007
Balance, January 1	$377	$125	$108	$67
Exit costs and restructuring charges:
Countrywide	588	–	71	–
LaSalle	31	339	25	47
U.S. Trust Corporation	(3)	52	40	38
MBNA	(6)	–	(3)	17
Cash payments	(464)	(139)	(155)	(61)
Balance, December 31	$523	$377	$86	$108
(1)	Exit cost reserves were established in purchase accounting resulting in an increase in goodwill.
(2)	Restructuring reserves were established by a charge to merger and restructuring charges.

As of December 31, 2007, there were $377 million of exit cost reserves related to the MBNA, U.S. Trust Corporation, and LaSalle mergers, including $187 million for severance, relocation and other employee-related costs and $190 million for contract terminations. During 2008, the net amount of $610 million was added to the exit cost reserves, primarily related to the Countrywide acquisition, including $536 million for severance, relocation and other employee-related costs, and $74 million for contract terminations. The $31 million exit costs and restructuring charges for 2008 was net of $56 million in exit cost reserve adjustments related to the LaSalle acquisition primarily due to lower than expected lease terminations with the offset being recorded as a reduction to goodwill. Cash payments of $464 million during 2008 consisted of $376 million in severance, relocation and other employee-related costs and $88 million for contract terminations. As of December 31, 2008, exit cost reserves of $523 million included $383 million for Countrywide, $135 million for LaSalle and $5 million for U.S. Trust Corporation. As of December 31, 2008, there were no exit cost reserves related to the MBNA acquisition.

As of December 31, 2007, there were $108 million of restructuring reserves related to the MBNA, U.S. Trust Corporation and LaSalle mergers, including $104 million related to severance and other employee-related costs and $4 million related to contract terminations. During 2008, $133 million was added to the restructuring reserves related to severance and other employee-related costs primarily associated with the Countrywide acquisition. Cash payments of $155 million during 2008 consisted of $153 million in severance and other employee-related costs and $2 million in contract terminations. As of December 31, 2008, restructuring reserves of $86 million included $37 million for Countrywide, $30 million for LaSalle and $19 million for U.S. Trust Corporation. As of December 31, 2008, there were no restructuring reserves related to the MBNA acquisition.

Payments under exit cost and restructuring reserves associated with the MBNA acquisition were substantially completed in 2007 while payments associated with the U.S. Trust Corporation, LaSalle and Countrywide acquisitions will continue into 2009.

19	Bank of America 2008

Note 3 – Trading Account Assets and Liabilities

The following table presents the fair values of the components of trading account assets and liabilities at December 31, 2008 and 2007.

	December 31
(Dollars in millions)	2008	2007
Trading account assets
U.S. government and agency securities (1)	$84,660	$48,240
Corporate securities, trading loans and other	34,056	55,360
Equity securities	20,258	22,910
Foreign sovereign debt	13,614	17,161
Mortgage trading loans and asset-backed securities	6,934	18,393
Total trading account assets	$159,522	$162,064
Trading account liabilities
U.S. government and agency securities	$32,850	$35,375
Equity securities	12,128	25,926
Foreign sovereign debt	7,252	9,292
Corporate securities and other	5,057	6,749
Total trading account liabilities	$57,287	$77,342
(1)	Includes $52.6 billion and $21.5 billion at December 31, 2008 and 2007 of government-sponsored enterprise obligations.

Note 4 – Derivatives

The Corporation designates derivatives as trading derivatives, economic hedges, or as derivatives used for SFAS 133 accounting purposes. For additional information on the Corporation’s derivatives and hedging activities, see Note 1 – Summary of Significant Accounting Principles to the Consolidated Financial Statements.

The following table presents the contract/notional amounts and credit risk amounts at December 31, 2008 and 2007 of all the Corporation’s derivative positions.

The credit risk amounts take into consideration the effects of legally enforceable master netting agreements, and on an aggregate basis have been reduced by the cash collateral applied against derivative assets. At December 31, 2008 and 2007, the cash collateral applied against derivative assets was $34.8 billion and $12.8 billion. In addition, at December 31, 2008 and 2007, the cash collateral applied against derivative liabilities was $30.3 billion and $10.0 billion. The average fair value of derivative assets, less cash collateral, for 2008 and 2007 was $48.1 billion and $29.7 billion. The average fair value of derivative liabilities, less cash collateral, for 2008 and 2007 was $27.0 billion and $20.6 billion. The Corporation held $48.8 billion of collateral on derivative positions, of which $42.5 billion could be applied against credit risk at December 31, 2008.

	December 31, 2008		December 31, 2007
(Dollars in millions)	Contract/ Notional (1)	Credit Risk	Contract/ Notional (1)	Credit Risk
Interest rate contracts
Swaps	$26,577,385	$48,225	$22,472,949	$15,368
Futures and forwards	4,432,102	1,008	2,596,146	10
Written options	1,731,055	–	1,402,626	–
Purchased options	1,656,641	5,188	1,479,985	2,508
Foreign exchange contracts
Swaps	438,932	6,040	505,878	7,350
Spot, futures and forwards	1,376,483	10,888	1,600,683	4,124
Written options	199,846	–	341,148	–
Purchased options	175,678	2,002	339,101	1,033
Equity contracts
Swaps	34,685	1,338	56,300	2,026
Futures and forwards	14,145	198	12,174	10
Written options	214,125	–	166,736	–
Purchased options	217,461	7,284	195,240	6,337
Commodity contracts
Swaps	2,110	1,000	13,627	770
Futures and forwards	9,633	222	14,391	12
Written options	17,574	–	14,206	–
Purchased options	15,570	249	13,093	372
Credit derivatives
Purchased protection:
Credit default swaps	1,025,876	11,772	1,490,641	6,822
Total return swaps	6,575	1,678	13,551	671
Written protection:
Credit default swaps	1,000,034	–	1,517,305	–
Total return swaps	6,203	–	24,884	–
Credit risk before cash collateral		97,092		47,413
Less: Cash collateral applied		34,840		12,751
Total derivative assets		$62,252		$34,662
(1)	Represents the total contract/notional amount of the derivatives outstanding and includes both written and purchased protection.

Bank of America 2008	20

The Corporation executes the majority of its derivative positions in the over-the-counter market with large, international financial institutions, including broker/dealers and, to a lesser degree with a variety of other investors. The Corporation is subject to counterparty credit risk in the event that these counterparties fail to perform under the terms of their contracts and records valuation adjustments against the derivative assets to reflect counterparty credit risk. Substantially all of the derivative transactions are executed on a daily margin basis. Therefore, events such as a credit downgrade (depending on the ultimate rating level) or a breach of credit covenants would typically require an increase in the amount of collateral required of the counterparty (where applicable), and/or allow the Corporation to take additional protective measures such as early termination of all trades. Further, as discussed above, the Corporation enters into legally enforceable master netting agreements which reduce risk by permitting the closeout and netting of transactions with the same counterparty upon the occurrence of certain events. During 2008, valuation adjustments of $3.2 billion were recognized as trading account losses for counterparty credit risk. At December 31, 2008, the cumulative counterparty credit risk valuation adjustment that was netted against the derivative asset balance was $4.0 billion.

In addition, the fair value of the Corporation’s derivative liabilities is adjusted to reflect the impact of the Corporation’s credit quality. During 2008, valuation adjustments of $364 million were recognized as trading account profits for changes in the Corporation’s credit risk. At December 31, 2008, the Corporation’s cumulative credit risk valuation adjustment that was netted against the derivative liabilities balance was $573 million.

Credit Derivatives

The Corporation enters into credit derivatives primarily to facilitate client transactions and to manage credit risk exposures. Credit derivatives derive value based on an underlying third party-referenced obligation or a portfolio of referenced obligations and generally require the Corporation as the seller of credit protection to make payments to a buyer upon the occurrence of a predefined credit event. Such credit events generally include bankruptcy of the referenced credit entity and failure to pay under the obligation, as well as acceleration of indebtedness and payment repudiation or moratorium. For credit derivatives based on a portfolio of referenced credits or credit indices, the Corporation may not be required to make payment until a specified amount of loss has occurred and/or may only be required to make payment up to a specified amount.

Credit derivative instruments in which the Corporation is the seller of credit protection and their expiration at December 31, 2008 are summarized in the table below. These instruments have been classified as investment and non-investment grade based on the credit quality of the underlying reference name within the credit derivative.

For most credit derivatives, the notional value represents the maximum amount payable by the Corporation. However, the Corporation does not exclusively monitor its exposure to credit derivatives based on notional value because this measure does not take into consideration the probability of occurrence. As such, the notional value is not a reliable indicator of the Corporation’s exposure to these contracts. Instead, a risk framework is used to define risk tolerances and establish limits to help to ensure that certain credit risk-related losses occur within acceptable, predefined limits.

The Corporation may economically hedge its exposure to credit derivatives by entering into a variety of offsetting derivative contracts and security positions. For example, in certain instances, the Corporation may purchase credit protection with identical underlying referenced names to offset its exposure. At December 31, 2008, the carrying value and notional value of credit protection sold in which the Corporation held purchased protection with identical underlying referenced names was $92.4 billion and $819.4 billion.

ALM Activities

Interest rate contracts and foreign exchange contracts are utilized in the Corporation’s ALM activities. The Corporation maintains an overall interest rate risk management strategy that incorporates the use of interest rate contracts to minimize significant fluctuations in earnings that are caused by interest rate volatility. The Corporation’s goal is to manage interest rate sensitivity so that movements in interest rates do not significantly adversely affect net interest income. As a result of interest rate fluctuations hedged fixed-rate assets and liabilities appreciate or depreciate in market value. Gains or losses on the derivative instruments that are linked to the hedged fixed-rate assets and liabilities are expected to substantially offset this unrealized appreciation or depreciation. Interest income and interest expense on hedged variable-rate assets and liabilities increase or decrease as a result of interest rate fluctuations. Gains and losses on the derivative instruments that are linked to these hedged assets and liabilities are expected to substantially offset this variability in earnings.

Interest rate contracts, which are generally non-leveraged generic interest rate and basis swaps, options and futures, allow the Corporation to manage its interest rate risk position. Non-leveraged generic interest rate swaps involve the exchange of fixed-rate and variable-rate interest payments based on the contractual underlying notional amount. Basis swaps involve the exchange of interest payments based on the contractual underlying notional amounts, where both the pay rate and the receive rate are floating rates based on different indices. Option products primarily consist of caps, floors and swaptions. Futures contracts used for the Corporation’s ALM activities are primarily index futures providing for cash payments based upon the movements of an underlying rate index.

The Corporation uses foreign currency contracts to manage the foreign exchange risk associated with certain foreign currency-denominated assets and liabilities, as well as the Corporation’s investments in foreign subsidiaries. Foreign exchange contracts, which include spot and forward contracts, represent agreements to exchange the currency of one country for the currency of another country at an agreed-upon price on an agreed-upon settlement date. Exposure to loss on these contracts will increase or decrease over their respective lives as currency exchange and interest rates fluctuate.

(Dollars in millions)	Maximum Payout/Notional (1)	Less than One Year	One to Three Years	Three to Five Years	Over Five Years	Carrying Value
Investment grade (2)	$801,886	$1,039	$13,062	$32,594	$29,153	$75,848
Non-investment grade (3)	198,148	1,483	9,222	19,243	13,012	42,960
Total	$1,000,034	$2,522	$22,284	$51,837	$42,165	$118,808
(1)	Excludes total return swaps as they are not specifically linked to a credit index or credit event.
(2)	The Corporation considers ratings of BBB- or higher to meet the definition of investment grade.
(3)	Includes non-rated credit derivative instruments.

21	Bank of America 2008

Fair Value, Cash Flow and Net Investment Hedges

The Corporation uses various types of interest rate and foreign exchange derivative contracts to protect against changes in the fair value of its assets and liabilities due to fluctuations in interest rates and exchange rates (fair value hedges). The Corporation also uses these types of contracts to protect against changes in the cash flows of its assets and liabilities, and other forecasted transactions (cash flow hedges). During the next 12 months, net losses on derivative instruments included in accumulated OCI of approximately $1.2 billion ($786 million after-tax) are expected to be reclassified into earnings. These net losses reclassified into earnings are expected to reduce net interest income related to the respective hedged items.

The following table summarizes certain information related to the Corporation’s derivative hedges accounted for under SFAS 133 for 2008, 2007 and 2006.

The Corporation hedges its net investment in consolidated foreign operations determined to have functional currencies other than the U.S. dollar using forward foreign exchange contracts that typically settle in 90 days as well as by issuing foreign-denominated debt. The Corporation recorded a net derivative gain of $2.8 billion in accumulated OCI associated with net investment hedges for 2008 as compared to net derivative losses of $516 million and $475 million for 2007 and 2006.

(Dollars in millions)	2008	2007	2006
Fair value hedges
Hedge ineffectiveness recognized in net interest income	$28	$55	$23
Cash flow hedges
Hedge ineffectiveness recognized in net interest income	(7)	4	18
Net gains on transactions which are probable of not occurring recognized in other income	–	18	–

Note 5 – Securities

The amortized cost, gross unrealized gains and losses in accumulated OCI, and fair value of AFS debt and marketable equity securities at December 31, 2008 and 2007 were:

(Dollars in millions)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale debt securities, December 31, 2008
U.S. Treasury securities and agency debentures	$4,540	$121	$(14)	$4,647
Mortgage-backed securities (1)	235,137	3,924	(9,483)	229,578
Foreign securities	5,675	6	(678)	5,003
Corporate/Agency bonds	5,560	31	(1,022)	4,569
Other taxable securities (2)	24,832	11	(1,300)	23,543
Total taxable securities	275,744	4,093	(12,497)	267,340
Tax-exempt securities	10,501	44	(981)	9,564
Total available-for-sale debt securities	$286,245	$4,137	$(13,478)	$276,904
Available-for-sale marketable equity securities (3)	$18,892	$7,717	$(1,537)	$25,072
Available-for-sale debt securities, December 31, 2007
U.S. Treasury securities and agency debentures	$749	$10	$–	$759
Mortgage-backed securities (1)	166,768	92	(3,144)	163,716
Foreign securities	6,568	290	(101)	6,757
Corporate/Agency bonds	3,107	2	(76)	3,033
Other taxable securities (2)	24,608	69	(84)	24,593
Total taxable securities	201,800	463	(3,405)	198,858
Tax-exempt securities	14,468	73	(69)	14,472
Total available-for-sale debt securities	$216,268	$536	$(3,474)	$213,330
Available-for-sale marketable equity securities (3)	$6,562	$13,530	$(352)	$19,740
(1)	The majority of securities were issued by U.S. government-backed or government-sponsored enterprises.
(2)	Includes ABS.
(3)

Represents those AFS marketable equity securities that are recorded in other assets on the Consolidated Balance Sheet. At December 31, 2008 and 2007, approximately $19.7 billion and $16.2 billion of the fair value balance, including $7.7 billion and $13.4 billion of unrealized gain, represents China Construction Bank (CCB) shares.

At December 31, 2008 and 2007, both the amortized cost and fair value of held-to-maturity debt securities was $685 million and $726 million and the accumulated net unrealized gains (losses) on AFS debt and marketable equity securities included in accumulated OCI were $(2.0) billion and $6.6 billion, net of the related income tax expense (benefit) of $(1.1) billion and $3.7 billion.

During 2008 and 2007, the Corporation recognized $4.1 billion and $398 million of other-than-temporary impairment losses on AFS debt and marketable equity securities. These other-than-temporary impairment losses were comprised of $3.5 billion and $398 million on AFS debt securities during 2008 and 2007 and $661 million on AFS marketable equity securities during 2008. No such losses on AFS marketable equity securities were recognized during 2007. At December 31, 2008 and 2007, the Corporation had nonperforming AFS debt securities of $291 million and $180 million.

During 2008, the Corporation reclassified $12.6 billion of AFS debt securities to trading account assets in connection with the Countrywide acquisition as the Corporation realigned its AFS portfolio. Further, the

Bank of America 2008	22

	Less than twelve months		Twelve months or longer		Total
(Dollars in millions)	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Available-for-sale debt securities as of December 31, 2008
U.S. Treasury securities and agency debentures	$306	$(14)	$–	$–	$306	$(14)
Mortgage-backed securities	22,350	(6,788)	11,649	(2,695)	33,999	(9,483)
Foreign securities	3,491	(562)	1,126	(116)	4,617	(678)
Corporate/Agency bonds	2,573	(934)	666	(88)	3,239	(1,022)
Other taxable securities	12,870	(1,077)	501	(223)	13,371	(1,300)
Total taxable securities	41,590	(9,375)	13,942	(3,122)	55,532	(12,497)
Tax-exempt securities	6,386	(682)	1,540	(299)	7,926	(981)
Total temporarily-impaired available-for-sale debt securities	47,976	(10,057)	15,482	(3,421)	63,458	(13,478)
Temporarily-impaired available-for-sale marketable equity securities	3,431	(499)	1,555	(1,038)	4,986	(1,537)
Total temporarily-impaired available-for-sale securities	$51,407	$(10,556)	$17,037	$(4,459)	$68,444	$(15,015)
Available-for-sale debt securities as of December 31, 2007
Mortgage-backed securities	$10,103	$(438)	$140,600	$(2,706)	$150,703	$(3,144)
Foreign securities	357	(88)	2,129	(13)	2,486	(101)
Corporate/Agency bonds	127	(2)	2,181	(74)	2,308	(76)
Other taxable securities	622	(25)	712	(59)	1,334	(84)
Total taxable securities	11,209	(553)	145,622	(2,852)	156,831	(3,405)
Tax-exempt securities	2,563	(66)	505	(3)	3,068	(69)
Total temporarily-impaired available-for-sale debt securities	13,772	(619)	146,127	(2,855)	159,899	(3,474)
Temporarily-impaired available-for-sale marketable equity securities	2,353	(322)	57	(30)	2,410	(352)
Total temporarily-impaired available-for-sale securities	$16,125	$(941)	$146,184	$(2,885)	$162,309	$(3,826)

Corporation transferred approximately $1.7 billion of leveraged lending bonds from trading account assets to AFS debt securities due to the Corporation’s decision to hold these bonds for the foreseeable future.

The table above presents the current fair value and the associated gross unrealized losses only on investments in securities with gross unrealized losses at December 31, 2008 and 2007. The table also discloses whether these securities have had gross unrealized losses for less than twelve months, or for twelve months or longer.

The impairment of AFS debt and marketable equity securities is based on a variety of factors, including the length of time and extent to which the market value has been less than cost, the financial condition of the issuer of the security, and the Corporation’s intent and ability to hold the security to recovery.

At December 31, 2008, the amortized cost of approximately 12,000 AFS securities exceeded their fair value by $15.0 billion. Included in the $15.0 billion of gross unrealized losses on AFS securities at December 31, 2008, was $10.6 billion of gross unrealized losses that have existed for less than twelve months and $4.5 billion of gross unrealized losses that have existed for a period of twelve months or longer. Of the gross unrealized losses existing for twelve months or more, $2.7 billion, or 60 percent, of the gross unrealized loss is related to approximately 400 mortgage-backed securities primarily due to continued deterioration in collateralized mortgage obligation values driven by a lack of market liquidity. In addition, of the gross unrealized losses existing for twelve months or more, $1.0 billion, or 23 percent, of the gross unrealized loss is related to approximately 300 AFS marketable equity securities primarily due to the overall decline in the market during 2008. The

Corporation has the ability and intent to hold these securities for a period of time sufficient to recover all gross unrealized losses.

The Corporation had investments in AFS debt securities from Fannie Mae, Freddie Mac and Ginnie Mae that exceeded 10 percent of consolidated shareholders’ equity as of December 31, 2008. These investments had market values of $104.1 billion, $46.9 billion and $44.6 billion at December 31, 2008 and total amortized costs of $102.9 billion, $46.1 billion and $43.7 billion, respectively. The Corporation had investments in AFS debt securities from Fannie Mae and Freddie Mac that exceeded 10 percent of consolidated shareholders’ equity as of December 31, 2007. These investments had market values of $100.8 billion and $43.2 billion at December 31, 2007 and total amortized costs of $102.9 billion and $43.9 billion. The Corporation’s investments in AFS debt securities from Ginnie Mae did not exceed 10 percent of consolidated shareholders’ equity as of December 31, 2007.

Securities are pledged or assigned to secure borrowed funds, government and trust deposits and for other purposes. The carrying value of pledged securities was $158.9 billion and $107.4 billion at December 31, 2008 and 2007.

The expected maturity distribution of the Corporation’s mortgage-backed securities and the contractual maturity distribution of the Corporation’s other debt securities, and the yields of the Corporation’s AFS debt securities portfolio at December 31, 2008 are summarized in the following table. Actual maturities may differ from the contractual or expected maturities since borrowers may have the right to prepay obligations with or without prepayment penalties.

23	Bank of America 2008

	December 31, 2008

	Due in one year or less		Due after one year through five years		Due after five years through ten years		Due after ten years		Total
(Dollars in millions)	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)
Fair value of available-for-sale debt securities
U.S. Treasury securities and agency debentures	$167	2.45%	$1,077	4.89%	$2,366	5.14%	$1,037	5.40%	$4,647	5.04%
Mortgage-backed securities	3,029	4.71	25,953	7.99	116,770	5.21	83,826	5.55	229,578	5.68
Foreign securities	543	4.89	2,582	5.96	17	4.56	1,861	6.37	5,003	6.02
Corporate/Agency bonds	197	4.48	1,369	5.03	2,818	10.44	185	6.23	4,569	8.65
Other taxable securities	17,909	2.47	5,158	4.87	193	5.09	283	6.76	23,543	3.11
Total taxable securities	21,845	2.90	36,139	7.24	122,164	5.36	87,192	5.58	267,340	5.50
Tax-exempt securities (2)	142	5.41	836	5.91	1,761	6.37	6,825	6.87	9,564	6.69
Total available-for-sale debt securities	$21,987	2.92	$36,975	7.22	$123,925	5.38	$94,017	5.68	$276,904	5.55
Amortized cost of available-for-sale debt securities	$23,150		$41,879		$125,537		$95,679		$286,245
(1)	Yields are calculated based on the amortized cost of the securities.
(2)	Yields of tax-exempt securities are calculated on a fully taxable-equivalent (FTE) basis.

The components of realized gains and losses on sales of debt securities for 2008, 2007 and 2006 were:

(Dollars in millions)	2008	2007	2006
Gross gains	$1,367	$197	$87
Gross losses	(243)	(17)	(530)
Net gains (losses) on sales of debt securities	$1,124	$180	$(443)

The income tax expense (benefit) attributable to realized net gains (losses) on debt securities sales was $416 million, $67 million and $(163) million in 2008, 2007 and 2006, respectively.

Certain Corporate and Strategic Investments

At December 31, 2008 and 2007, the Corporation owned approximately 19 percent, or 44.7 billion common shares and eight percent, or 19.1 billion common shares of CCB. The initial investment of 19.1 billion common shares is accounted for at fair value and recorded as AFS marketable equity securities in other assets with an offset to accumulated OCI. These shares became transferable in October 2008. During 2008, under the terms of the purchase option the Corporation increased its ownership by purchasing approximately 25.6 billion common shares, or $9.2 billion of CCB. These recently purchased shares are accounted for at cost, are recorded in other assets and are non-transferable until August 2011. At December 31, 2008 and 2007, the cost of the CCB investment was $12.0 billion and $3.0 billion and the carrying value was $19.7 billion and $16.4 billion. Dividend income on this investment is recorded in equity investment income.

Additionally, the Corporation owned approximately 171.3 million and 137.0 million of preferred shares, and 51.3 million and 41.1 million of common shares of Banco Itaú Holding Financeira S.A. (Banco Itaú) at December 31, 2008 and 2007. This investment in Banco Itaú is accounted for at fair value and recorded as AFS marketable equity securities in other assets with an offset to accumulated OCI. Prior to the second quarter of 2008, these shares were accounted for at cost. Dividend income on this investment is recorded in equity investment income. At December 31, 2008 and 2007, the cost of this investment was $2.6 billion and the fair value was $2.5 billion and $4.6 billion.

At December 31, 2008 and 2007, the Corporation had a 24.9 percent, or $2.1 billion and $2.6 billion, investment in Grupo Financiero Santander, S.A., the subsidiary of Grupo Santander, S.A. This investment is recorded in other assets and is accounted for under the equity method of accounting with income being recorded in equity investment income.

For additional information on securities, see Note 1 – Summary of Significant Accounting Principles to the Consolidated Financial Statements.

Bank of America 2008	24

Note 6 – Outstanding Loans and Leases

Outstanding loans and leases at December 31, 2008 and 2007 were:

	December 31
(Dollars in millions)	2008	2007
Consumer
Residential mortgage	$247,999	$274,949
Home equity	152,547	114,820
Discontinued real estate (1)	19,981	n/a
Credit card – domestic	64,128	65,774
Credit card – foreign	17,146	14,950
Direct/Indirect consumer (2)	83,436	76,538
Other consumer (3)	3,442	4,170
Total consumer	588,679	551,201
Commercial
Commercial – domestic (4)	219,233	208,297
Commercial real estate (5)	64,701	61,298
Commercial lease financing	22,400	22,582
Commercial – foreign	31,020	28,376
Total commercial loans	337,354	320,553
Commercial loans measured at fair value (6)	5,413	4,590
Total commercial	342,767	325,143
Total loans and leases	$931,446	$876,344
(1)	Includes $18.2 billion of pay option loans and $1.8 billion of subprime loans obtained as part of the acquisition of Countrywide. The Corporation no longer originates these products.
(2)	Includes foreign consumer loans of $1.8 billion and $3.4 billion at December 31, 2008 and 2007.
(3)	Includes consumer finance loans of $2.6 billion and $3.0 billion, and other foreign consumer loans of $618 million and $829 million at December 31, 2008 and 2007.
(4)	Includes small business commercial – domestic loans, primarily card-related, of $19.1 billion and $19.3 billion at December 31, 2008 and 2007.
(5)	Includes domestic commercial real estate loans of $63.7 billion and $60.2 billion, and foreign commercial real estate loans of $979 million and $1.1 billion at December 31, 2008 and 2007.
(6)

Certain commercial loans are measured at fair value in accordance with SFAS 159 and include commercial – domestic loans of $3.5 billion and $3.5 billion, commercial – foreign loans of $1.7 billion and $790 million, and commercial real estate loans of $203 million and $304 million at December 31, 2008 and 2007. See Note 19 – Fair Value Disclosures to the Consolidated Financial Statements for additional discussion of fair value for certain financial instruments.

n/a = not applicable

The Corporation mitigates a portion of its credit risk in the residential mortgage portfolio through synthetic securitizations which are cash collateralized and provide mezzanine risk protection which will reimburse the Corporation in the event that losses exceed 10 bps of the original pool balance. As of December 31, 2008 and 2007, $109.3 billion and $140.5 billion of mortgage loans were protected by these agreements. As of December 31, 2008, $146 million of credit and other related costs recognized in 2008 are reimbursable by these structures. In addition, the Corporation has entered into credit protection agreements with government-sponsored enterprises on $9.6 billion and $32.9 billion as of December 31, 2008 and 2007, providing full protection on conforming residential mortgage loans that become severely delinquent. These structures provided risk mitigation for approximately 48 percent and 63 percent of the residential mortgage portfolio at December 31, 2008 and 2007.

Nonperforming Loans and Leases

The following table presents the recorded loan amounts for commercial loans, without consideration for the specific component of the allowance for loan and lease losses, which were considered individually impaired in accordance with SFAS 114 at December 31, 2008 and 2007. SFAS 114 defines impairment to include performing loans which had previously been accounted for as a troubled debt restructuring and excludes all commercial leases.

Impaired Loans

	December 31
(Dollars in millions)	2008	2007
Commercial
Commercial – domestic (1)	$2,257	$1,018
Commercial real estate	3,906	1,099
Commercial – foreign	290	19
Total impaired loans (2)	$6,453	$2,136
(1)	Includes small business commercial – domestic loans of $205 million and $152 million at December 31, 2008 and 2007.
(2)	Includes performing commercial troubled debt restructurings of $13 million and $44 million at December 31, 2008 and 2007.

Impaired loans include loans that have been modified in troubled debt restructurings where concessions to borrowers who experienced financial difficulties have been granted. Troubled debt restructurings typically result from the Corporation’s loss mitigation activities and could include rate reductions, payment extensions and principal forgiveness. Troubled debt restructurings on commercial loans totaled $57 million and $74 million at December 31, 2008 and 2007, of which $44 million and $30 million were classified as nonperforming.

25	Bank of America 2008

In addition to the commercial impaired loans included in the preceding table, the Corporation recorded $903 million of consumer impaired loans at December 31, 2008 that are individually impaired and restructured in a troubled debt restructuring. Included in this amount were $529 million of residential mortgage, $303 million of home equity and $71 million of discontinued real estate. These impaired loans exclude loans that were written down to fair value at acquisition within the scope of SOP 03-3, which is discussed in more detail below. Included in consumer impaired loans are performing troubled debt restructurings of $320 million for residential mortgage, $1 million for home equity and $66 million for discontinued real estate at December 31, 2008. There were no material consumer impaired loans at December 31, 2007. At December 31, 2008 the Corporation had commitments of $123 million to lend additional funds to debtors whose terms have been modified in a commercial or consumer troubled debt restructuring.

The average recorded investment in the commercial and consumer impaired loans for 2008, 2007 and 2006 was approximately $5.0 billion, $1.2 billion and $722 million, respectively. At December 31, 2008 and 2007, the recorded investment in impaired loans requiring an allowance for loan and lease losses per SFAS 114 guidelines was $5.4 billion and $1.2 billion, and the related allowance for loan and lease losses was $720 million and $123 million. For 2008, 2007 and 2006, interest income recognized on impaired loans totaled $105 million, $130 million and $36 million, respectively.

At December 31, 2008 and 2007, nonperforming loans and leases, which exclude performing troubled debt restructurings and acquired loans that were accounted for under SOP 03-3, totaled $16.4 billion and $5.6 billion. In addition, there were consumer and commercial nonperforming LHFS of $1.3 billion and $188 million at December 31, 2008 and 2007.

In addition, the Corporation works with customers that are experiencing financial difficulty through renegotiating credit card and direct/indirect consumer loans, while ensuring compliance with Federal Financial Institutions Examination Council guidelines. At December 31, 2008 and 2007, the Corporation had renegotiated credit card – domestic held loans of $2.3 billion and $1.6 billion, credit card – foreign held loans of $527 million and $483 million, and direct/indirect loans of $1.4 billion and $810 million. These renegotiated loans are not considered nonperforming.

Countrywide SOP 03-3

Loans acquired with evidence of credit quality deterioration since origination and for which it is probable at purchase that the Corporation will be unable to collect all contractually required payments are accounted for under SOP 03-3. For additional information on the accounting under SOP 03-3 see the Loans and Leases section of Note 1 – Summary of Significant Accounting Principles to the Consolidated Financial Statements. The SOP 03-3 portfolio associated with the acquisition of LaSalle did not materially impact results during 2008 and is excluded from the following discussion.

As of July 1, 2008 and December 31, 2008 Countrywide acquired loans within the scope of SOP 03-3 had an unpaid principal balance of $58.2 billion and $55.4 billion and a carrying value of $44.2 billion and $42.2 billion. The following table provides details on loans obtained in connection with the Countrywide acquisition within the scope of SOP 03-3.

Acquired Loan Information as of July 1, 2008

(Dollars in millions)	Countrywide (1)
Contractually required payments including interest	$83,864
Less: Nonaccretable difference	(20,157)
Cash flows expected to be collected (2)	63,707
Less: Accretable yield	(19,549)
Fair value of loans acquired	$44,158
(1)	Loan information as of Countrywide acquisition date, July 1, 2008.
(2)	Represents undiscounted expected principal and interest cash flows at acquisition.

Under SOP 03-3, the excess of cash flows expected at acquisition over the estimated fair value is referred to as the accretable yield and is recognized in interest income over the remaining life of the loans. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is referred to as the nonaccretable difference. Changes in the expected cash flows from the date of acquisition will either impact the accretable yield or result in a charge to the provision for credit losses. Subsequent decreases to expected principal cash flows will result in a charge to provision for credit losses and a corresponding increase to allowance for loan and lease losses. Subsequent increases in expected principal cash flows will result in recovery of any previously recorded allowance for loan losses, to the extent applicable, and a reclassification from nonaccretable difference to accretable yield for any remaining increase. All changes in expected interest cash flows will result in reclassifications to/from nonaccretable differences.

The following table provides activity for the accretable yield of loans acquired from Countrywide within the scope of SOP 03-3 for the six months ended December 31, 2008. During 2008, the Corporation recorded a $750 million provision for credit losses establishing a corresponding allowance for loan and lease losses at December 31, 2008. This provision for credit losses represents deterioration in the Countrywide SOP 03-3 portfolio subsequent to the July 1, 2008 acquisition date. The reclassification to nonaccretable difference of $4.4 billion includes the impact of increased prepayment speeds, lower interest rates on variable rate loans, and principal reductions due to credit deterioration.

Accretable Yield Activity

(Dollars in millions)	Six Months Ended December 31, 2008
Accretable yield, beginning balance (1)	$19,549
Accretions	(1,667)
Disposals	(589)
Reclassifications to nonaccretable difference (2)	(4,433)
Accretable yield, December 31, 2008	$12,860
(1)	The beginning balance represents the accretable yield of loans acquired from Countrywide at July 1, 2008.
(2)	Nonaccretable difference represents gross contractually required payments including interest less expected cash flows.

Bank of America 2008	26

Note 7 – Allowance for Credit Losses

The following table summarizes the changes in the allowance for credit losses for 2008, 2007 and 2006.

(Dollars in millions)	2008	2007	2006
Allowance for loan and lease losses, January 1	$11,588	$9,016	$8,045
Adjustment due to the adoption of SFAS 159	–	(32)	–
Loans and leases charged off	(17,666)	(7,730)	(5,881)
Recoveries of loans and leases previously charged off	1,435	1,250	1,342
Net charge-offs	(16,231)	(6,480)	(4,539)
Provision for loan and lease losses	26,922	8,357	5,001
Other (1)	792	727	509
Allowance for loan and lease losses, December 31	23,071	11,588	9,016
Reserve for unfunded lending commitments, January 1	518	397	395
Adjustment due to the adoption of SFAS 159	–	(28)	–
Provision for unfunded lending commitments	(97)	28	9
Other (2)	–	121	(7)
Reserve for unfunded lending commitments, December 31	421	518	397
Allowance for credit losses, December 31	$23,492	$12,106	$9,413
(1)

The 2008 amount includes the $1.2 billion addition of the Countrywide allowance for loan losses as of July 1, 2008. The 2007 amount includes the $725 million and $25 million additions of the LaSalle and U.S. Trust Corporation allowance for loan losses as of October 1, 2007 and July 1, 2007. The 2006 amount includes the $577 million addition of the MBNA allowance for loan losses as of January 1, 2006.

(2)	The 2007 amount includes the $124 million addition of the LaSalle reserve for unfunded lending commitments as of October 1, 2007.

Note 8 – Securitizations

The Corporation routinely securitizes loans and debt securities. These securitizations are a source of funding for the Corporation in addition to transferring the economic risk of the loans or debt securities to third parties. In a securitization, various classes of debt securities may be issued and are generally collateralized by a single class of transferred assets which most often consist of residential mortgages, but may also include commercial mortgages, credit card receivables, home equity loans, automobile loans or mortgage-backed securities. The securitized loans may be serviced by the Corporation or by third parties. With each securitization, the Corporation may retain a portion of the securities, subordinated tranches, interest-only strips, subordinated interests in accrued interest and fees on the securitized receivables, and, in some cases, overcollateralization and cash reserve accounts, all of which are called retained interests. These retained interests are recorded in other assets, AFS debt securities, or trading account assets and are carried at fair value or amounts that approximate fair value with changes recorded in income or accumulated OCI. Changes in the fair value of credit card related interest-only strips are recorded in card income. In addition, the Corporation may enter into derivatives with the securitization trust to mitigate the trust’s interest rate or foreign exchange risk. These derivatives are entered into at market terms and are generally senior in payment. The Corporation also may serve as the underwriter and distributor of the securitization, serve as the administrator of the trust, and from time to time, make markets in securities issued by the securitization trusts. For more information related to derivatives, see Note 4 – Derivatives to the Consolidated Financial Statements.

First Lien Mortgage-related Securitizations

The Corporation securitizes a portion of its residential mortgage loan originations in conjunction with or shortly after loan closing. In addition, the Corporation may, from time to time, securitize commercial mortgages and first lien residential mortgages that it originates or purchases from other entities.

The following table summarizes selected information related to mortgage securitizations for 2008 and 2007.

	Residential Mortgage
			Non-Agency
	Agency		Prime		Subprime		Alt-A		Commercial Mortgage
(Dollars in millions)	2008	2007	2008	2007	2008 (1)	2007	2008	2007	2008	2007
Cash proceeds from new securitizations (2)	$123,653	$50,866	$1,038	$17,499	$1,377	$–	$–	$745	$3,557	$15,409
Gains on securitizations (3, 4)	25	52	2	27	24	–	–	1	29	103
Cash flows received on residual interests	–	–	6	–	33	–	4	–	–	–
Principal balance outstanding (5, 6)	1,123,916	192,627	111,683	44,565	57,933	–	136,027	12,157	55,403	47,587
Senior securities held	13,815	4,702	4,926	5,261	121	–	2,946	553	184	584
Subordinated securities held	–	–	43	143	4	–	18	36	136	77
Residual interests held	–	–	–	–	13	–	–	–	7	13
(1)	The cash proceeds related to the non-agency subprime securitization were received during 2007; however, this securitization did not achieve sale accounting until 2008.
(2)

The Corporation sells residential mortgage loans to government-sponsored agencies in the normal course of business and receives mortgage-backed securities in exchange. These mortgage-backed securities are then subsequently sold into the market to third party investors for cash proceeds.

(3)	Net of hedges
(4)

Substantially all of the residential mortgages securitized are initially classified as LHFS and recorded at fair value under SFAS 159. As such, gains are recognized on these LHFS prior to securitization. During 2008 and 2007, the Corporation recognized $1.6 billion and $212 million of gains on these LHFS.

(5)

Generally, the Corporation as transferor will service the sold loans and thus recognize an MSR upon securitization. See additional information to follow related to the Corporation’s role as servicer and Note 21 – Mortgage Servicing Rights to the Consolidated Financial Statements.

(6)	The increase in principal balance outstanding at December 31, 2008 from the prior year was due to the addition of Countrywide securitizations.

27	Bank of America 2008

The following table summarizes the balance sheet classification of the Corporation’s residential and commercial mortgage senior and subordinated securities held at December 31, 2008 and 2007.

	Residential Mortgage
			Non-Agency
	Agency		Prime		Subprime		Alt-A		Commercial Mortgage
(Dollars in millions)	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007
Senior securities (1, 2):
Trading account assets	$1,308	$–	$367	$1,254	$–	$–	$278	$12	$168	$584
Available-for-sale debt securities	12,507	4,702	4,559	4,007	121	–	2,668	541	16	–
Total senior securities	$13,815	$4,702	$4,926	$5,261	$121	$–	$2,946	$553	$184	$584
Subordinated securities (1, 3):
Trading account assets	$–	$–	$23	$141	$3	$–	$1	$36	$136	$77
Available-for-sale debt securities	–	–	20	2	1	–	17	–	–	–
Total subordinated securities	$–	$–	$43	$143	$4	$–	$18	$36	$136	$77
(1)

As a holder of these securities, the Corporation receives scheduled interest and principal payments accordingly. During 2008 and 2007, there were no significant impairments recorded on those securities classified as AFS debt securities.

(2)

At December 31, 2008 and 2007, $13.8 billion and $4.7 billion of the agency senior securities were valued using quoted market prices and $13 million were valued using model valuations at December 31, 2008. At December 31, 2008 and 2007, $4.3 billion and $4.7 billion of the non-agency prime senior securities were valued using quoted market prices and $661 million and $583 million were valued using model valuations. At December 31, 2008, all of the non-agency subprime senior securities were valued using model valuations. At December 31, 2008 and 2007, $2.4 billion and $553 million of the non-agency Alt-A senior securities were valued using quoted market prices and $541 million were valued using model valuations at December 31, 2008. At December 31, 2008 and 2007, $16 million and $0 of the commercial mortgage senior securities were valued using quoted market prices and $168 million and $584 million were valued using model valuations.

(3)

At December 31, 2008 and 2007, $23 million and $141 million of the non-agency prime subordinated securities were valued using quoted market prices and $20 million and $2 million were valued using model valuations. At December 31, 2008 all of the non-agency subprime and non-agency Alt-A subordinated securities were valued using model valuations. At December 31, 2007, all of the non-agency Alt-A subordinated securities were valued using quoted market prices. At December 31, 2008 and 2007, all of the commercial mortgage subordinated securities were valued using model valuations.

At December 31, 2008 and 2007, the Corporation had recourse obligations of $157 million and $150 million with varying terms up to seven years on loans that had been securitized and sold.

The Corporation sells loans with various representations and warranties related to, among other things, the ownership of the loan, validity of the lien securing the loan, absence of delinquent taxes or liens against the property securing the loan, the process used in selecting the loans for inclusion in a transaction, the loan’s compliance with any applicable loan criteria established by the buyer, and the loan’s compliance with applicable local, state and federal laws. Under the Corporation’s representations and warranties, the Corporation may be required to either repurchase the mortgage loans with the identified defects or indemnify the investor or insurer. In such cases, the Corporation bears any subsequent credit loss on the mortgage loans. During 2008, the Corporation repurchased $448 million of loans from securitization trusts as a result of the Corporation’s representations and warranties. The Corporation’s representations and warranties are generally not subject to stated limits. However, the Corporation’s contractual liability arises only when the representations and warranties are breached. The Corporation attempts to limit its risk of incurring these losses by structuring its operations to ensure consistent production of quality mortgages and servicing those mortgages at levels that meet secondary mortgage market standards. In addition, certain of the Corporation’s securitizations include a corporate guarantee, which are contracts written to protect purchasers of the loans from credit losses up to a specified amount. The losses to be absorbed by the guarantees are recorded when the Corporation sells the loans with guarantees. The Corporation records its liability for representations and warranties, and corporate guarantees in accrued expenses and other liabilities and records the related expense through mortgage banking income.

In addition to the amounts included in the preceding tables, during 2008, the Corporation purchased $12.2 billion of mortgage-backed securities from third parties and resecuritized them, as compared to $18.1 billion during 2007. Net gains, which include net interest income earned during the holding period, totaled $80 million for 2008, as compared to net gains of $13 million during 2007. At December 31, 2008 and 2007 the Corporation retained $1.0 billion and $540 million of the senior securities issued in these transactions which were valued using quoted market prices and recorded in trading account assets.

The Corporation has retained consumer MSRs from the sale or securitization of mortgage loans. Servicing fee and ancillary fee income on consumer mortgage loans serviced, including securitizations where we still have continued involvement, were $3.3 billion and $810 million during 2008 and 2007. Servicing advances on consumer mortgage loans, including securitizations where we still have continuing involvement, were $8.8 billion and $323 million at December 31, 2008 and 2007. In addition, the Corporation has retained commercial MSRs from the sale or securitization of commercial mortgage loans. Servicing fee and ancillary fee income on commercial mortgage loans serviced, including securitizations where we still have continued involvement, were $40 million and $11 million during 2008 and 2007. Servicing advances on commercial mortgage loans, including securitizations where we still have continuing involvement, were $14 million and $13 million at December 31, 2008 and 2007. For more information on MSRs, see Note 21 – Mortgage Servicing Rights to the Consolidated Financial Statements.

Bank of America 2008	28

Credit Card Securitizations

The Corporation maintains interests in credit card securitization vehicles. These retained interests include senior and subordinated securities, interest-only strips, subordinated interests in accrued interest and fees on the securitized receivables and cash reserve accounts. The following table summarizes selected information related to credit card securitizations for 2008 and 2007.

	Credit Card
(Dollars in millions)	2008	2007
Cash proceeds from new securitizations	$20,148	$19,851
Gains on securitizations	81	117
Collections reinvested in revolving period securitizations	162,332	178,556
Cash flows received on residual interests	5,771	6,590
Principal balance outstanding (1)	114,141	114,450
Senior securities held (2, 3)	4,965	–
Subordinated securities held (2, 3)	1,837	424
Residual interests held (4)	2,233	2,766
(1)

Principal balance outstanding represents the principal balance of credit card receivables that have been legally isolated from the Corporation including those loans that are still held on the Corporation’s balance sheet (i.e., seller’s interest).

(2)

As a holder of these securities, the Corporation receives scheduled interest and principal payments accordingly. During 2008 and 2007, there were no significant impairments recorded on those securities classified as AFS debt securities.

(3)

Held senior and subordinated securities issued by credit card securitization vehicles are valued using quoted market prices and were all classified as AFS debt securities at December 31, 2008 and 2007.

(4)

Residual interests include interest-only strips of $74 million. The remainder of the residual interests are subordinated interests in accrued interest and fees on the securitized receivables and cash reserve accounts which are carried at fair value or amounts that approximate fair value and are not sensitive to favorable and adverse fair value changes in payment rates, expected credit losses and residual cash flows discount rates. The residual interests were valued using model valuations and are classified in other assets.

At December 31, 2008 and 2007, there were no recognized servicing assets or liabilities associated with any of these credit card securitization transactions. The Corporation recorded $2.1 billion in servicing fees related to credit card securitizations during both 2008 and 2007.

During the second half of 2008, the Corporation entered into a liquidity support agreement related to the Corporation’s commercial paper program that obtains financing by issuing tranches of commercial paper backed by credit card receivables to third party investors from a trust sponsored by the Corporation. If certain criteria are met, such as not being able to reissue the commercial paper due to market illiquidity, the commercial paper maturity dates can be extended to 390 days from the original issuance date. This extension would cause the outstanding commercial paper to convert to an interest-bearing note and subsequent credit card receivable collections would be applied to the outstanding note balance. If any of the investor notes are still outstanding at the end of the extended maturity period, our liquidity commitment obligates the Corporation to purchase maturity notes in order to retire the investor notes. As a maturity note holder, the Corporation would be entitled to the remaining cash flows from the collateralizing credit card receivables. At December 31, 2008 there were no maturity notes outstanding and the Corporation held $5.0 billion of investment grade securities in AFS debt securities issued by the trust due to illiquidity in the marketplace.

Sensitivity Analysis

Key economic assumptions used in measuring the fair value of certain residual interests that continue to be held by the Corporation in credit card securitizations and the sensitivity of the current fair value of residual cash flows to changes in those assumptions are as follows:

	Credit Card
	December 31
(Dollars in millions)	2008	2007
Carrying amount of residual interests (at fair value) (1, 2)	$2,233	$2,766
Weighted average life to call or maturity (in years)	0.3	0.3
Monthly payment rate	10.7-13.9%	11.6-16.6%
Impact on fair value of 10% favorable change	$8	$51
Impact on fair value of 25% favorable change	22	158
Impact on fair value of 10% adverse change	(6)	(35)
Impact on fair value of 25% adverse change	(14)	(80)
Weighted average expected credit loss rate (annual rate)	9.0%	5.3%
Impact on fair value of 10% favorable change	$296	$141
Impact on fair value of 25% favorable change	741	374
Impact on fair value of 10% adverse change	(26)	(133)
Impact on fair value of 25% adverse change	(57)	(333)
Residual cash flows discount rate (annual rate)	13.5%	11.5%
Impact on fair value of 100 bps favorable change	$3	$9
Impact on fair value of 200 bps favorable change	4	13
Impact on fair value of 100 bps adverse change	(5)	(12)
Impact on fair value of 200 bps adverse change	(10)	(23)
(1)

Residual interests include subordinated interests in accrued interest and fees on the securitized receivables, cash reserve accounts and interest-only strips which are carried at fair value or amounts that approximate fair value.

(2)

At December 31, 2008 and 2007, $74 million and $400 million of residual interests were sensitive to favorable and adverse fair value changes in payment rates, expected credit losses and residual cash flows discount rates. The amount of the adverse change has been limited to the recorded amount of the residual interests where the hypothetical change exceeds its value.

29	Bank of America 2008

The sensitivities in the preceding table are hypothetical and should be used with caution. As the amounts indicate, changes in fair value based on variations in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value of an interest that continues to be held by the

Corporation is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities. Additionally, the Corporation has the ability to hedge interest rate risk associated with retained residual positions. The sensitivities in the previous table do not reflect any hedge strategies that may be undertaken to mitigate such risk.

Other Securitizations

The Corporation also maintains interests in other securitization vehicles. These retained interests include senior and subordinated securities and residual interests. The following table summarizes selected information related to home equity and automobile loan securitizations for 2008 and 2007.

	Home Equity		Automobile
(Dollars in millions)	2008	2007	2008	2007
Cash proceeds from new securitizations	$–	$363	$741	$–
Losses on securitizations (1)	–	(20)	(31)	–
Collections reinvested in revolving period securitizations	235	41	–	–
Repurchase of loans from trust (2)	128	–	184	–
Cash flows received on residual interests	27	115	–	–
Principal balance outstanding (3)	34,169	8,776	5,385	1,955
Senior securities held (4, 5)	–	2	4,102	1,400
Subordinated securities held (4, 6)	3	14	383	33
Residual interests held (7)	93	5	84	100
(1)	Net of hedges
(2)

The repurchases of loans from the trust for home equity loans during 2008 was a result of the Corporation’s representations and warranties and the exercise of an optional clean-up call. The repurchases of automobile loans during 2008 was substantially due to the exercise of an optional clean-up call.

(3)	The increase in principal balance outstanding at December 31, 2008 from the prior year was due to the addition of Countrywide home equity securitizations.
(4)

As a holder of these securities, the Corporation receives scheduled interest and principal payments accordingly. During 2008 and 2007, there were no significant impairments recorded on those securities classified as AFS debt securities.

(5)

Substantially all of the held senior securities issued by these securitization vehicles are valued using quoted market prices. At December 31, 2007, all of the senior securities issued by home equity securitization vehicles were classified as trading account assets. At December 31, 2008 and 2007, substantially all of the senior securities issued by the automobile securitization vehicle were classified as AFS debt securities.

(6)

At December 31, 2008 and 2007, all of the subordinated securities issued by the home equity securitization vehicles were valued using model valuations. At December 31, 2008, all of the subordinated securities issued by the home equity securitization vehicles were classified as AFS debt securities and at December 31, 2007, all of these subordinated securities were classified as trading account assets. At December 31, 2008, all of the subordinated securities issued by the automobile securitization vehicle were classified as AFS debt securities and $330 million were valued using quoted market prices, while $53 million were valued using model valuations. At December 31, 2007, all of the subordinated securities issued by the automobile securitization vehicle were valued using model valuations and classified as trading account assets.

(7)

Residual interests include the residual asset, overcollateralization and cash reserve accounts, which are carried at fair value or amounts that approximate fair value. The residual interests were valued using model valuations and substantially all are classified in other assets.

Under the terms of the Corporation’s home equity securitizations, advances are made to borrowers when they make a subsequent draw on their line of credit and the Corporation is reimbursed for those advances from the cash flows in the securitization. During the revolving period of the securitization, this reimbursement normally occurs within a short period after the advance. However, when the securitization transaction has begun its rapid amortization period, reimbursement of the Corporation’s advance occurs only after other parties in the securitization have received all of the cash flows to which they are entitled. This has the effect of extending the time period for which the Corporation’s advances are outstanding. In particular, if loan losses requiring draws on monoline insurer’s policies (which protect the bondholders in the securitization) exceed a specified threshold or duration, the Corporation may not receive reimbursement for all of the funds advanced to borrowers, as the senior bondholders and the monoline insurer have priority for repayment. As of December 31, 2008, the reserve for losses on expected future draw obligations on the home equity securitizations in or expected to be in rapid amortization was $345 million.

The Corporation has retained consumer MSRs from the sale or securitization of home equity loans. The Corporation recorded $78 million in servicing fees related to home equity securitizations during 2008. No such fees were recorded during 2007. For more information on MSRs, see Note 21 – Mortgage Servicing Rights to the Consolidated Financial Statements. At December 31, 2008 and 2007, there were no recognized servicing assets or liabilities associated with any of these automobile securitization transactions. The Corporation recorded $30 million and $27 million in servicing fees related to automobile securitizations during 2008 and 2007.

Managed Asset Quality Indicators

The Corporation evaluates its credit card loan portfolio on a managed basis. Managed loans are defined as on-balance sheet loans as well as those loans in revolving credit card securitizations. Portfolio balances, delinquency and historical loss amounts of the credit card managed loan portfolio for 2008 and 2007, are presented in the following table.

	At and for the Year Ended December 31, 2008			At and for the Year Ended December 31, 2007
(Dollars in millions)	Outstandings	Accruing Past Due 90 Days or More	Net Charge- offs/ Losses	Outstandings	Accruing Past Due 90 Days or More	Net Charge- offs/ Losses
Held credit card outstandings	$81,274	$2,565	$4,712	$80,724	$2,127	$3,442
Securitization impact	100,960	3,185	6,670	102,967	2,757	4,772
Managed credit card outstandings	$182,234	$5,750	$11,382	$183,691	$4,884	$8,214

Bank of America 2008	30

Note 9 – Variable Interest Entities

In addition to the securitization vehicles described in Note 8 – Securitizations and Note 21 – Mortgage Servicing Rights to the Consolidated Financial Statements, which are typically structured as QSPEs, the Corporation utilizes SPEs in the ordinary course of business to support its own and its customers’ financing and investing needs. These SPEs are typically structured as VIEs and are thus subject to consolidation by the reporting enterprise that absorbs the majority of the economic risks and rewards of the VIE. To determine whether it must consolidate a VIE, the Corporation qualitatively analyzes the design of the VIE to identify the creators of variability within the VIE, including an assessment as to the nature of the risks that are created by the assets and other contractual arrangements of the VIE, and identifies whether it will absorb a majority of that variability.

In addition to the VIEs discussed below, the Corporation uses VIEs such as trust preferred securities trusts in connection with its funding activities, as described in more detail in Note 12 – Short-term Borrowings and Long-term Debt to the Consolidated Financial Statements. The Corporation also uses VIEs in the form of synthetic securitization vehicles to mitigate a portion of the credit risk on its residential mortgage loan portfolio as described in Note 6 – Outstanding Loans and Leases to the Consolidated Financial Statements. The Corporation has also provided support to or has loss exposure resulting from its involvement with other

VIEs, including certain cash funds managed within Global Wealth & Investment Management (GWIM), as described in more detail in Note 13 – Commitments and Contingencies to the Consolidated Financial Statements.

On December 31, 2008, the Corporation adopted FSP FAS 140-4 and FIN 46(R)-8 which requires additional disclosures about its involvement with consolidated and unconsolidated VIEs and expanded the population of VIEs to be disclosed. For example, an unconsolidated customer vehicle that was sponsored by the Corporation is now included in the disclosures because the Corporation has a variable interest in the vehicle, even though that interest is not a significant variable interest. The following disclosures incorporate these requirements.

The table below presents the assets and liabilities of VIEs which have been consolidated on the Corporation’s Balance Sheet at December 31, 2008, total assets of consolidated VIEs at December 31, 2007, and the Corporation’s maximum exposure to loss resulting from its involvement with consolidated VIEs as of December 31, 2008 and 2007. The Corporation’s maximum exposure to loss is based on the unlikely event that all of the assets in the VIEs become worthless and incorporates not only potential losses associated with assets recorded on the Corporation’s Balance Sheet but also potential losses associated with off-balance sheet commitments such as unfunded liquidity commitments and other contractual arrangements.

Consolidated VIEs
(Dollars in millions)	Multi-Seller Conduits	Asset Acquisition Conduits	Municipal Bond Trusts	CDOs	Leveraged Lease Trusts	Other Vehicles	Total
Consolidated VIEs, December 31, 2008 (1)
Maximum loss exposure (2)	$11,304	$1,121	$343	$2,443	$5,774	$3,222	$24,207
Consolidated Assets (3)
Trading account assets	$–	$188	$343	$–	$–	$–	$531
Derivative assets	–	931	–	–	–	–	931
Available-for-sale debt securities	7,771	–	–	2,443	–	1,945	12,159
Held-to-maturity debt securities	605	–	–	–	–	–	605
Loans and leases	–	–	–	–	5,829	1,251	7,080
All other assets	992	2	–	–	–	1,420	2,414
Total	$9,368	$1,121	$343	$2,443	$5,829	$4,616	$23,720
Consolidated Liabilities
Commercial paper and other short-term borrowings	$9,623	$1,121	$396	$–	$–	$1,626	$12,766
All other liabilities	53	–	–	–	55	582	690
Total	$9,676	$1,121	$396	$–	$55	$2,208	$13,456
Consolidated VIEs, December 31, 2007 (1)
Maximum loss exposure (2)	$16,984	$2,003	$7,646	$4,311	$6,236	$4,247	$41,427
Total assets (3)	11,944	2,003	7,646	4,464	6,236	5,671	37,964
(1)	Cash flows generated by the assets of the consolidated VIEs must generally be used to settle the specific obligations of the VIEs before they are available to the Corporation for general purposes.
(2)

Maximum loss exposure for consolidated VIEs includes on-balance sheet assets, net of non-recourse liabilities, plus off-balance sheet exposures. It does not include losses previously recognized through write-downs of assets.

(3)	Total assets of consolidated VIEs are reported net of intercompany balances that have been eliminated in consolidation.

31	Bank of America 2008

Unconsolidated VIEs
(Dollars in millions)	Multi- Seller Conduits	Asset Acquisition Conduits	Municipal Bond Trusts	CDOs	Real Estate Investment Vehicles	Customer Vehicles	Other Vehicles	Total
Unconsolidated VIEs, December 31, 2008 (1)
Maximum loss exposure (2)	$42,046	$2,622	$7,145	$2,383	$5,696	$5,741	$4,337	$69,970
Total assets of VIEs	27,922	2,622	7,997	2,570	5,980	6,032	7,280	60,403
On-Balance Sheet Assets
Trading account assets	$1	$1	$688	$732	$–	$2,877	$145	$4,444
Derivative assets	–	293	379	6	–	2,864	–	3,542
Available-for-sale debt securities	–	–	–	1,039	–	–	5	1,044
Loans and leases	388	–	–	–	–	–	1,004	1,392
All other assets	23	–	–	–	4,996	–	1,765	6,784
Total	$412	$294	$1,067	$1,777	$4,996	$5,741	$2,919	$17,206
On-Balance Sheet Liabilities
Derivative liabilities	$–	$293	$27	$57	$–	$–	$85	$462
All other liabilities	–	–	–	–	1,632	–	80	1,712
Total	$–	$293	$27	$57	$1,632	$–	$165	$2,174
Unconsolidated VIEs, December 31, 2007 (1)
Maximum loss exposure (2)	$47,335	$6,399	$6,341	$11,135	$5,009	$9,114	$6,199	$91,532
Total assets of VIEs	29,363	6,399	6,361	13,300	5,138	11,725	9,562	81,848
(1)	Includes unconsolidated VIEs and certain QSPEs which are not included in Note 8 – Securitizations to the Consolidated Financial Statements.
(2)

Maximum loss exposure for unconsolidated VIEs includes on-balance sheet assets plus off-balance sheet exposures. It does not include losses previously recognized through write-downs of assets or the establishment of derivative or other liabilities.

The table above presents total assets of unconsolidated VIEs in which the Corporation holds a significant variable interest and Corporation-sponsored unconsolidated VIEs in which the Corporation holds a variable interest, even if not significant, at December 31, 2008 and 2007. The table also presents the Corporation’s maximum exposure to loss resulting from its involvement with these VIEs at December 31, 2008 and 2007. The Corporation’s maximum exposure to loss is based on the unlikely event that all of the assets in the VIEs become worthless and incorporates not only potential losses associated with assets recorded on the Corporation’s balance sheet but also potential losses associated with off-balance sheet commitments such as unfunded liquidity commitments and other contractual arrangements. Certain QSPEs in which the Corporation has continuing involvement but that are not discussed in Note 8 – Securitizations to the Consolidated Financial Statements are also included in the table. Assets and liabilities of unconsolidated VIEs recorded on the Corporation’s Consolidated Balance Sheet at December 31, 2008 are also summarized above.

Except as described below, we have not provided financial or other support to consolidated or unconsolidated VIEs that we were not previously contractually required to provide, nor do we intend to do so.

Multi-Seller Conduits

The Corporation administers four multi-seller conduits which provide a low-cost funding alternative to its customers by facilitating their access to the commercial paper market. These customers sell or otherwise transfer assets to the conduits, which in turn issue short-term commercial paper that is rated high-grade and is collateralized by the underlying assets. The Corporation receives fees for providing combinations of liquidity and SBLCs or similar loss protection commitments to the conduits. The Corporation also receives fees for serving as commercial paper placement agent and for providing administrative services to the conduits. The Corporation’s liquidity commitments are collateralized by various classes of assets which incorporate features such as overcollateralization and cash reserves that are designed to provide credit support to the conduits at a level equivalent to investment grade as determined in accordance with internal risk rating guidelines. Third parties participate in a small number of the liquidity facilities on a pari passu basis with the Corporation.

The Corporation determines whether it must consolidate a multi-seller conduit based on an analysis of projected cash flows using Monte Carlo simulations which are driven principally by credit risk inherent in the assets of the conduits. Interest rate risk is not included in the cash flow analysis because the conduits are not designed to absorb and pass along interest rate risk to investors. Instead, the assets of the conduits pay variable rates of interest based on the conduits’ funding costs. The assets of the conduits typically carry a risk rating of AAA to BBB based on the Corporation’s current internal risk rating equivalent, which reflects structural enhancements of the assets, including third party insurance. Projected loss calculations are based on maximum binding commitment amounts, probability of default based on the average one year Moody’s Corporate Finance transition table, and recovery rates of 90 percent, 65 percent and 45 percent for senior, mezzanine and subordinate exposures. Approximately 97 percent of commitments in the unconsolidated conduits and 70 percent of commitments in the consolidated conduit are senior exposures. Certain assets funded by one of the unconsolidated conduits benefit from embedded credit enhancement provided by the Corporation. Credit risk created by these assets is deemed to be credit risk of the Corporation, which is absorbed by third party investors.

The Corporation does not consolidate three conduits as it does not expect to absorb a majority of the variability created by the credit risk of the assets held in the conduits. On a combined basis, these three conduits have issued approximately $97 million of capital notes and equity interests to third parties, $92 million of which were outstanding at December 31, 2008. These instruments will absorb credit risk on a first loss basis. The Corporation consolidates the fourth conduit, which has not issued capital notes or equity interests to third parties.

At December 31, 2008, liquidity commitments to the consolidated conduit were mainly collateralized by credit card loans (25 percent), auto loans (14 percent), equipment loans (10 percent), corporate and commercial loans (seven percent), and trade receivables (six percent). None of these assets are subprime residential mortgages. In addition, 29 percent of the Corporation’s liquidity commitments were collateralized by projected cash flows from long-term contracts (e.g., television broadcast contracts, stadium revenues and royalty payments) which, as mentioned above, incorporate features that provide credit support. Amounts advanced under these arrangements will be repaid when cash flows due

Bank of America 2008	32

under the long-term contracts are received. Approximately 74 percent of this exposure is insured. At December 31, 2008, the weighted average life of assets in the consolidated conduit was estimated to be 3.1 years and the weighted average maturity of commercial paper issued by this conduit was 33 days. Assets of the Corporation are not available to pay creditors of the consolidated conduit except to the extent the Corporation may be obligated to perform under the liquidity commitments and SBLCs. Assets of the consolidated conduit are not available to pay creditors of the Corporation.

At December 31, 2008, the Corporation’s liquidity commitments to the unconsolidated conduits were mainly collateralized by credit card loans (23 percent), student loans (17 percent), auto loans (14 percent), trade receivables (10 percent), and equipment loans (seven percent). In addition, 23 percent of the Corporation’s commitments were collateralized by the conduits’ short-term lending arrangements with investment funds, primarily real estate funds, which, as previously mentioned, incorporate features that provide credit support. Amounts advanced under these arrangements are secured by a diverse group of high quality equity investors. Outstanding advances under these facilities will be repaid when the investment funds issue capital calls. At December 31, 2008, the weighted average life of assets in the unconsolidated conduits was estimated to be 3.6 years and the weighted average maturity of commercial paper issued by these conduits was 37 days.

The Corporation’s liquidity, SBLCs and similar loss protection commitments obligate us to purchase assets from the conduits at the conduits’ cost. Subsequent realized losses on assets purchased from the unconsolidated conduits would be reimbursed from restricted cash accounts that were funded by the issuance of capital notes and equity interests to third party investors. The Corporation would absorb losses in excess of such amounts. If a conduit is unable to re-issue commercial paper due to illiquidity in the commercial paper markets or deterioration in the asset portfolio, the Corporation is obligated to provide funding subject to the following limitations. The Corporation’s obligation to purchase assets under the SBLCs and similar loss protection commitments are subject to a maximum commitment amount which is typically set at eight to 10 percent of total outstanding commercial paper. The Corporation’s obligation to purchase assets under the liquidity agreements, which comprise the remainder of our exposure, is generally limited to the amount of non-defaulted assets. Although the SBLCs are unconditional, we are not obligated to fund under other liquidity or loss protection commitments if the conduit is the subject of a voluntary or involuntary bankruptcy proceeding.

One of the unconsolidated conduits holds CDO investments with an aggregate outstanding par value of $388 million. The underlying collateral includes middle market loans held in an insured CDO (65 percent) and subprime residential mortgages (12 percent), with the remainder of the collateral consisting primarily of investment grade securities. During 2008, these investments were downgraded or threatened with a downgrade by the rating agencies. In accordance with the terms of our existing liquidity obligations, the Corporation funded these investments in a transaction that was accounted for as a secured borrowing, and the investments no longer serve as collateral for commercial paper issuances. The Corporation will be reimbursed for any realized losses on these investments up to the amount of capital notes issued by the conduit. There were no other significant downgrades nor were any losses recorded in earnings from writedowns of assets held by any of the conduits during this period.

The liquidity commitments and SBLCs provided to unconsolidated conduits are included in Note 13 – Commitments and Contingencies to the Consolidated Financial Statements.

Asset Acquisition Conduits

The Corporation administers three asset acquisition conduits which acquire assets on behalf of the Corporation or our customers. Two of the conduits, which are unconsolidated, acquire assets at the request of customers who wish to benefit from the economic returns of the specified assets, which consist principally of liquid exchange-traded equity securities and some leveraged loans, on a leveraged basis. The consolidated conduit holds subordinated debt securities for the Corporation’s benefit. The conduits obtain funding by issuing commercial paper and subordinated certificates to third party investors. Repayment of the commercial paper and certificates is assured by total return swap contracts between the Corporation and the conduits and, for unconsolidated conduits, the Corporation is reimbursed through total return swap contracts with its customers. The weighted average maturity of commercial paper issued by the conduits at December 31, 2008 was 54 days. The Corporation receives fees for serving as commercial paper placement agent and for providing administrative services to the conduits.

The Corporation determines whether it must consolidate an asset acquisition conduit based on the design of the conduit and whether the third party investors are exposed to the Corporation’s credit risk or the market risk of the assets. Interest rate risk is not included in the cash flow analysis because the conduits are not designed to absorb and pass along interest rate risk to investors, who receive current rates of interest that are appropriate for the tenor and relative risk of their investments. When a conduit acquires assets for the benefit of the Corporation’s customers, the Corporation enters into back-to-back total return swaps with the conduit and the customer such that the economic returns of the assets are passed through to the customer. The Corporation’s performance under the derivatives is collateralized by the underlying assets and, as such, the third party investors are exposed primarily to credit risk of the Corporation. The Corporation’s exposure to the counterparty credit risk of its customers is mitigated by the aforementioned collateral arrangements and the ability to liquidate an asset held in the conduit if the customer defaults on its obligation. When a conduit acquires assets on the Corporation’s behalf and the Corporation absorbs the market risk of the assets, it consolidates the conduit.

Derivative activity related to unconsolidated conduits is carried at fair value with changes in fair value recorded in trading account profits (losses).

Municipal Bond Trusts

The Corporation administers municipal bond trusts that hold highly-rated, long-term, fixed-rate municipal bonds, some of which are callable prior to maturity. The majority of the bonds are rated AAA or AA and some of the bonds benefit from insurance provided by monolines. The trusts obtain financing by issuing floating-rate trust certificates that reprice on a weekly basis to third party investors. The floating-rate investors have the right to tender the certificates at any time upon seven days notice. The Corporation serves as remarketing agent and liquidity provider for the trusts. Should the Corporation be unable to remarket the tendered certificates, it is generally obligated to purchase them at par. The Corporation is not obligated to purchase the certificate if a bond’s credit rating declines below investment grade or in the event of certain defaults or bankruptcy of the issuer and insurer. The weighted average remaining life of bonds held in the trusts at December 31, 2008 was 11.8 years. There were no material writedowns or downgrades of assets or issuers during 2008.

Some of these trusts are QSPEs and, as such, are not subject to consolidation by the Corporation. The Corporation consolidates those trusts that are not QSPEs if it holds the residual interests or otherwise

33	Bank of America 2008

expects to absorb a majority of the variability created by changes in market value of assets in the trusts and changes in market rates of interest. The Corporation does not consolidate a trust if the customer holds the residual interest and the Corporation is protected from loss in connection with its liquidity obligations. For example, the Corporation may have the ability to trigger the liquidation of a trust that is not a QSPE if the market value of the bonds held in the trust declines below a specified threshold which is designed to limit market losses to an amount that is less than the customer’s residual interest, effectively preventing the Corporation from absorbing the losses incurred on the assets held within the trust.

The Corporation’s liquidity commitments to consolidated and unconsolidated trusts totaled $7.2 billion and $13.5 billion at December 31, 2008 and 2007. The decline is due principally to the liquidation of certain consolidated trusts. Liquidity commitments to unconsolidated trusts of $6.8 billion and $6.1 billion at December 31, 2008 and 2007 are included in Note 13 – Commitments and Contingencies to the Consolidated Financial Statements.

Collateralized Debt Obligation Vehicles

CDO vehicles hold diversified pools of fixed income securities. They issue multiple tranches of debt securities, including commercial paper, and equity securities. The Corporation receives fees for structuring CDOs and providing liquidity support for super senior tranches of securities issued by certain CDOs. No third parties provide a significant amount of similar commitments to these CDOs.

The Corporation evaluates whether it must consolidate a CDO based principally on a determination as to which party is expected to absorb a majority of the credit risk created by the assets of the CDO. When the Corporation structured certain CDOs, it acquired the super senior tranches issued by the CDOs or provided commitments to support the issuance of super senior commercial paper to third parties. When the CDOs were first created, the Corporation did not expect its investments or its liquidity commitments to absorb a significant amount of the variability driven by the credit risk within the CDOs and did not consolidate the CDOs. When the Corporation subsequently acquired commercial paper or term securities issued by certain CDOs during 2008 and 2007, principally as a result of our liquidity obligations, we performed updated consolidation analyses. Due to credit deterioration in the pools of securities held by the CDOs, the updated analyses typically indicated that the Corporation would now be expected to absorb a majority of the variability and, accordingly, we consolidated these CDOs. Consolidation did not have a significant impact on net income, as the Corporation’s investments and liquidity obligations were recorded at fair value prior to consolidation. The creditors of the consolidated CDOs have no recourse to the general credit of the Corporation.

Liquidity commitments provided to CDOs include written put options with a notional amount of $542 million and $10.0 billion at December 31, 2008 and 2007. The written put options pertain to commercial paper which is the most senior class of securities issued by the CDOs and benefits from the subordination of all other securities issued by the CDOs. The Corporation is obligated to provide funding to the CDOs by purchasing the commercial paper at predetermined contractual yields in the event of a severe disruption in the short-term funding market. The decrease of $9.5 billion in the notional amount of written put options was due primarily to the elimination of liquidity commitments to certain CDOs. This amount includes $2.2 billion of put options related to two CDOs that were consolidated by the Corporation due to a change in contractual arrangements such as the conversion of commercial paper into term notes and for which it now holds all of the remaining outstanding commercial paper. It also includes $7.0 billion of put options that were terminated due to liquidation of three CDOs.

At December 31, 2007, the Corporation also provided liquidity support to a CDO conduit that held $2.3 billion of assets consisting of super senior tranches of debt securities issued by other CDOs. The CDO conduit obtained funds by issuing commercial paper to third party investors. During 2008, the Corporation purchased the assets and liquidated the CDO conduit in accordance with our liquidity obligation due to a threatened downgrade of the CDO conduit’s commercial paper. Four CDO vehicles which issued securities formerly held in the CDO conduit are consolidated on the Consolidated Balance Sheet of the Corporation at December 31, 2008.

Leveraged Lease Trusts

The Corporation’s net involvement with consolidated leveraged lease trusts totaled $5.8 billion and $6.2 billion at December 31, 2008 and 2007. The trusts hold long-lived equipment such as rail cars, power generation and distribution equipment, and commercial aircraft. The Corporation consolidates these trusts because it holds a residual interest which is expected to absorb a majority of the variability driven by credit risk of the lessee and, in some cases, by the residual risk of the leased property. The net investment represents the Corporation’s maximum loss exposure to the trusts in the unlikely event that the leveraged lease investments become worthless. Debt issued by the leveraged lease trusts is nonrecourse to the Corporation. The Corporation has no liquidity exposure to these leveraged lease trusts.

Real Estate Investment Vehicles

The Corporation’s investment in real estate investment vehicles at December 31, 2008 and 2007 consisted principally of limited partnership investments in unconsolidated partnerships that finance the construction and rehabilitation of affordable rental housing. The Corporation earns a return primarily through the receipt of tax credits allocated to the affordable housing projects.

The Corporation determines whether it must consolidate these limited partnerships based on a determination as to which party is expected to absorb a majority of the risk created by the real estate held in the vehicle, which may include construction, market and operating risk. Typically, the general partner in a limited partnership will absorb a majority of this risk due to the legal nature of the limited partnership structure. The Corporation’s risk of loss is mitigated by policies requiring that the project qualify for the expected tax credits prior to making its investment. The Corporation may from time to time be asked to invest additional amounts to support a troubled project. Such additional investments have not been and are not expected to be significant.

Customer Vehicles

Customer vehicles include credit-linked note vehicles and asset acquisition vehicles, which are typically created on behalf of customers who wish to obtain market or credit exposure to a specific company or financial instrument.

Credit-linked note vehicles issue notes linked to the credit risk of a specified company or debt instrument, purchase high-grade assets as collateral and enter into credit default swaps to synthetically create the credit risk to pay the return on the notes. The Corporation is typically the counterparty for some or all of the credit default swaps and, to a lesser extent, it may invest in securities issued by the vehicles. The Corporation does not consolidate the vehicles because the credit default swaps create variability which is absorbed by the third party investors. The Corporation is exposed to loss if the collateral held by the vehicle declines in

Bank of America 2008	34

value and is insufficient to cover the vehicle’s obligation to the Corporation under the credit default swaps.

Asset acquisition vehicles acquire financial instruments, typically loans, at the direction of a single customer and obtain funding through the issuance of structured notes to the Corporation. At the time the vehicle acquires an asset, the Corporation enters into a total return swap with the customer such that the economic returns of the asset are passed through to the customer. As a result, the Corporation does not consolidate the vehicles. The Corporation is exposed to counterparty credit risk if the asset declines in value and the customer defaults on its obligation to the Corporation under the total return swap. The Corporation’s risk may be mitigated by collateral or other arrangements.

Other Vehicles

Other vehicles include loan and other investment vehicles as well as other corporate conduits that were established on behalf of the Corporation or customers who wish to obtain market or credit exposure to a specific company or financial instrument.

Loan and other investment vehicles at December 31, 2008 and 2007 consisted primarily of securitization vehicles, including term securitization vehicles that did not meet QSPE status, as well as managed investment vehicles that invest in financial assets, primarily debt securities and loans. The Corporation determines whether it is the primary beneficiary of and must consolidate a loan or other investment vehicle based principally on a determination as to which party is expected to absorb a majority of the credit risk or market risk created by the assets of the vehicle. Typically, the party holding subordinated or residual interests in a vehicle will absorb a majority of the risk. Investors in consolidated loan and other investment vehicles have no recourse to the general credit of the Corporation as their investments are repaid solely from the assets of the vehicle.

Other corporate conduits at December 31, 2008 and 2007 are commercial paper conduits, which hold primarily high-grade, long-term municipal, corporate and mortgage-backed securities. The assets held by these other conduits have a weighted average remaining life of approximately 2.5 years at December 31, 2008. Substantially all of the securities are rated AAA or AA and some of the bonds benefit from insurance provided by monolines. The conduits obtain funding by issuing commercial paper to third party investors. At December 31, 2008, the weighted average maturity of the commercial paper was 15 days. We have entered into derivative contracts which provide interest rate, currency and a pre-specified amount of credit protection to the conduits in exchange for the commercial paper rate. In addition, the Corporation may be obligated to purchase assets from the conduits if the assets or insurers are downgraded. If an asset’s rating declines below a certain investment quality as evidenced by its credit rating or defaults, the Corporation is no longer exposed to the risk of loss.

During 2008, three monoline insurers were downgraded by the rating agencies which resulted in the mandatory sale of $1.5 billion of insured assets out of the conduits. Due to illiquidity in the financial markets at the time of the sales, the Corporation purchased a majority of these assets. After subsequent sales to third parties, $1.1 billion of these assets remain on the Consolidated Balance Sheet and are recorded within trading account assets at December 31, 2008. The conduits are QSPEs and, as such, are not subject to consolidation by the Corporation. In the event that the Corporation is unable to remarket the conduits’ commercial paper such that they no longer qualify as QSPEs, the Corporation would consolidate the conduits which may have an adverse impact on the fair value of the related derivative contracts. Derivative activity related to the other corporate conduits is carried at fair value with changes in fair value recorded in trading account profits (losses).

Note 10 – Goodwill and Intangible Assets

The following table presents goodwill at December 31, 2008 and 2007, which includes approximately $4.4 billion of goodwill related to the acquisition of Countrywide. For more information on the Countrywide acquisition, see Note 2 – Merger and Restructuring Activities to the Consolidated Financial Statements.

	December 31
(Dollars in millions)	2008	2007
Deposits	$17,805	$17,805
Global Card Services	22,271	22,117
Home Loans & Insurance	4,797	418
Global Banking	27,490	27,517
Global Markets	2,080	2,131
Global Wealth & Investment Management	6,503	6,451
All Other	988	1,091
Total goodwill	$81,934	$77,530

The Corporation performed its annual goodwill impairment test as of June 30, 2008 which indicated some stress in certain reporting units. As a result of this test and considering the overall market displacement, an additional impairment analysis was completed at year-end. The Corporation evaluated the fair value of its reporting units using a combination of the market and income approach, using a range of valuations to determine the fair value of each reporting unit. In performing the updated goodwill impairment analysis the Home Loans & Insurance business failed the first step analysis (i.e., carrying value exceeded its fair value) and therefore the second step analysis was performed (i.e., comparing the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill). In addition, although not required, to further substantiate the value of the Corporation’s goodwill balance the second step analysis described above was performed for the Global Card Services business as well. As a result of the tests, no goodwill losses were recognized for 2008. For more information on goodwill impairment testing, see the Goodwill and Intangible Assets section of Note 1 – Summary of Significant Accounting Principles to the Consolidated Financial Statements.

35	Bank of America 2008

The gross carrying values and accumulated amortization related to intangible assets at December 31, 2008 and 2007 are presented below:

	December 31
	2008		2007
(Dollars in millions)	Gross Carrying Value	Accumulated Amortization	Gross Carrying Value	Accumulated Amortization
Purchased credit card relationships	$7,080	$2,740	$7,027	$1,970
Core deposit intangibles	4,594	3,284	4,594	2,828
Affinity relationships	1,638	587	1,681	406
Other intangibles	3,113	1,279	3,050	852
Total intangible assets	$16,425	$7,890	$16,352	$6,056

Amortization of intangibles expense was $1.8 billion, $1.7 billion and $1.8 billion in 2008, 2007 and 2006, respectively. The Corporation estimates aggregate amortization expense will be approximately $1.6 bil-

lion, $1.4 billion, $1.2 billion, $1.0 billion and $840 million for 2009 through 2013, respectively.

Note 11 – Deposits

The Corporation had domestic certificates of deposit and other domestic time deposits of $100 thousand or more totaling $136.6 billion and $94.4 billion at December 31, 2008 and 2007. Foreign certificates of deposit and other foreign time deposits of $100 thousand or more totaled $85.4 billion and $109.1 billion at December 31, 2008 and 2007.

Time deposits of $100 thousand or more

(Dollars in millions)	Three months or less	Over three months to twelve months	Thereafter	Total
Domestic certificates of deposit and other time deposits	$62,663	$69,913	$4,018	$136,594
Foreign certificates of deposit and other time deposits	83,900	486	966	85,352

At December 31, 2008, the scheduled maturities for total time deposits were as follows:

(Dollars in millions)	Domestic	Foreign	Total
Due in 2009	$248,231	$85,416	$333,647
Due in 2010	6,976	87	7,063
Due in 2011	2,962	69	3,031
Due in 2012	2,122	246	2,368
Due in 2013	1,854	62	1,916
Thereafter	2,990	526	3,516
Total time deposits	$265,135	$86,406	$351,541

Bank of America 2008	36

Note 12 – Short-term Borrowings and Long-term Debt

Short-term Borrowings

Bank of America Corporation and certain of its subsidiaries issue commercial paper in order to meet short-term funding needs. Commercial paper outstanding at December 31, 2008 was $38.0 billion compared to $55.6 billion at December 31, 2007.

Bank of America, N.A. maintains a domestic program to offer up to a maximum of $75.0 billion, outstanding at any one time, of bank notes with fixed or floating rates and maturities of at least seven days from the date of issue. Short-term bank notes outstanding under this program totaled $10.5 billion at December 31, 2008, compared to $12.3 billion at December 31, 2007. These short-term bank notes, along with commercial paper, Federal Home Loan Bank advances, U.S. Treasury tax and loan notes, and term federal funds purchased, are reflected in commercial paper and other short-term borrowings on the Consolidated Balance Sheet.

Long-term Debt

Long-term debt consists of borrowings having an original maturity of one year or more. The following table presents the balance of long-term debt at December 31, 2008 and 2007 and the related rates and maturity dates at December 31, 2008:

	December 31
(Dollars in millions)	2008	2007
Notes issued by Bank of America Corporation (1)
Senior notes:
Fixed, with a weighted average rate of 4.62%, ranging from 0.61% to 10.00%, due 2009 to 2043	$67,776	$47,430
Floating, with a weighted average rate of 3.05%, ranging from 0.42% to 6.78%, due 2009 to 2041	54,076	41,791
Subordinated notes:
Fixed, with a weighted average rate of 5.80%, ranging from 2.40% to 10.20%, due 2009 to 2038	29,618	28,630
Floating, with a weighted average rate of 3.06%, ranging from 2.48% to 5.13%, due 2016 to 2019	650	686
Junior subordinated notes (related to trust preferred securities):
Fixed, with a weighted average rate of 6.73%, ranging from 5.25% to 11.45%, due 2026 to 2055	15,606	13,866
Floating, with a weighted average rate of 3.56%, ranging from 2.25% to 8.17%, due 2027 to 2056	3,736	3,359
Total notes issued by Bank of America Corporation	171,462	135,762
Notes issued by Bank of America, N.A. and other subsidiaries
Senior notes:
Fixed, with a weighted average rate of 2.84%, ranging from 1.70% to 11.30%, due 2009 to 2027	6,103	5,648
Floating, with a weighted average rate of 2.43%, ranging from 0.47% to 4.50%, due 2009 to 2051	28,467	33,088
Subordinated notes:
Fixed, with a weighted average rate of 5.90%, ranging from 5.30% to 7.13%, due 2009 to 2036	5,593	6,592
Floating, with a weighted average rate of 2.42%, ranging from 2.28% to 3.77%, due 2010 to 2027	2,796	1,907
Total notes issued by Bank of America, N.A. and other subsidiaries	42,959	47,235
Notes issued by NB Holdings Corporation
Junior subordinated notes (related to trust preferred securities):
Floating, 3.82%, due 2027	258	258
Total notes issued by NB Holdings Corporation	258	258
Notes issued by BAC North America Holding Company and subsidiaries
Senior notes:
Fixed, with a weighted average rate of 5.27%, ranging from 3.00% to 7.00%, due 2009 to 2026	562	583
Junior subordinated notes (related to trust preferred securities):
Fixed, 6.97%, perpetual	491	491
Floating, with a weighted average rate of 3.83%, ranging from 2.05% to 6.50%, perpetual	940	1,627
Total notes issued by BAC North America Holding Company and subsidiaries	1,993	2,701
Other debt (1)
Advances from Federal Home Loan Banks
Fixed, with a weighted average rate of 4.80%, ranging from 1.00% to 8.29%, due 2009 to 2031	48,495	5,751
Floating, with a weighted average rate of 0.78%, ranging from 0.20% to 2.09%, due 2009 to 2013	2,750	5,450
Other	375	351
Total other debt	51,620	11,552
Total long-term debt	$268,292	$197,508
(1)	Includes long-term debt assumed related to Countrywide.

The majority of the floating rates are based on three- and six-month London InterBank Offered Rates (LIBOR). Bank of America Corporation and Bank of America, N.A. maintain various domestic and international debt programs to offer both senior and subordinated notes. The notes may be denominated in U.S. dollars or foreign currencies. At

December 31, 2008 and 2007, the amount of foreign currency denominated debt translated into U.S. dollars included in total long-term debt was $53.3 billion and $58.8 billion. Foreign currency contracts are used to convert certain foreign currency denominated debt into U.S. dollars.

37	Bank of America 2008

(Dollars in millions)	2009	2010	2011	2012	2013	Thereafter	Total
Bank of America Corporation	$18,411	$21,781	$13,299	$25,928	$7,233	$84,810	$171,462
Bank of America, N.A. and other subsidiaries	15,466	11,584	75	5,667	86	10,081	42,959
NB Holdings Corporation	–	–	–	–	–	258	258
BAC North America Holding Company and subsidiaries	73	92	51	15	26	1,736	1,993
Other	8,932	15,947	13,604	5,490	5,026	2,621	51,620
Total	$42,882	$49,404	$27,029	$37,100	$12,371	$99,506	$268,292

At December 31, 2008 and 2007, Bank of America Corporation was authorized to issue approximately $92.9 billion and $64.0 billion of additional corporate debt and other securities under its existing shelf registration statements. At December 31, 2008 and 2007, Bank of America, N.A. was authorized to issue approximately $48.3 billion and $62.1 billion of bank notes. At both December 31, 2008 and 2007, Bank of America, N.A. was authorized to issue approximately $20.6 billion of additional mortgage notes.

The weighted average effective interest rates for total long-term debt, total fixed-rate debt and total floating-rate debt (based on the rates in effect at December 31, 2008) were 4.26 percent, 5.05 percent and 2.80 percent, respectively, at December 31, 2008 and (based on the rates in effect at December 31, 2007) were 5.09 percent, 5.21 percent and 4.93 percent, respectively, at December 31, 2007. These obligations were denominated primarily in U.S. dollars.

Aggregate annual maturities of long-term debt obligations (based on final maturity dates) at December 31, 2008 are included in the table above.

Trust Preferred and Hybrid Securities

Trust preferred securities (Trust Securities) are issued by trust companies (the Trusts) which are not consolidated. These Trust Securities are mandatorily redeemable preferred security obligations of the Trusts. The sole assets of the Trusts are Junior Subordinated Deferrable Interest Notes of the Corporation or its subsidiaries (the Notes). The Trusts are 100 percent owned finance subsidiaries of the Corporation. Obligations associated with the Notes are included in the Long-term Debt table on the previous page.

Certain of the Trust Securities were issued at a discount and may be redeemed prior to maturity at the option of the Corporation. The Trusts have invested the proceeds of such Trust Securities in the Notes. Each issue of the Notes has an interest rate equal to the corresponding Trust Securities distribution rate. The Corporation has the right to defer payment of interest on the Notes at any time or from time to time for a period not exceeding five years provided that no extension period may extend beyond the stated maturity of the relevant Notes. During any such extension period, distributions on the Trust Securities will also be deferred and the Corporation’s ability to pay dividends on its common and preferred stock will be restricted.

The Trust Securities are subject to mandatory redemption upon repayment of the related Notes at their stated maturity dates or their earlier redemption at a redemption price equal to their liquidation amount plus accrued distributions to the date fixed for redemption and the premium, if any, paid by the Corporation upon concurrent repayment of the related Notes.

Periodic cash payments and payments upon liquidation or redemption with respect to Trust Securities are guaranteed by the Corporation to the extent of funds held by the Trusts (the Preferred Securities Guarantee). The Preferred Securities Guarantee, when taken together with the Corporation’s other obligations, including its obligations under the Notes, will constitute a full and unconditional guarantee, on a subordinated basis, by the Corporation of payments due on the Trust Securities.

Hybrid Income Term Securities (HITS) totaling $1.6 billion were also issued by the Trusts to institutional investors in 2007. The BAC Capital Trust XIII Floating Rate Preferred HITS have a distribution rate of three-month LIBOR plus 40 bps and the BAC Capital Trust XIV Fixed-to-Floating Rate Preferred HITS have an initial distribution rate of 5.63 percent. Both series of HITS represent beneficial interests in the assets of the respective capital trust, which consists of a series of the Corporation’s junior subordinated notes and a stock purchase contract for a specified series of the Corporation’s preferred stock. The Corporation will remarket the junior subordinated notes underlying each series of HITS on or about the five year anniversary of the issuance to obtain sufficient funds for the capital trusts to buy the Corporation’s preferred stock under the stock purchase contracts.

In connection with the HITS, the Corporation entered into two replacement capital covenants for the benefit of investors in certain series of the Corporation’s long-term indebtedness (Covered Debt). As of December 31, 2008, the Corporation’s 6.625% Junior Subordinated Notes due 2036 constitutes the Covered Debt under the covenant corresponding to the Floating Rate Preferred HITS and the Corporation’s 5.625% Junior Subordinated Notes due 2035 constitutes the Covered Debt under the covenant corresponding to the Fixed-to-Floating Rate Preferred HITS. These covenants generally restrict the ability of the Corporation and its subsidiaries to redeem or purchase the HITS and related securities unless the Corporation has obtained the prior approval of the Board of Governors of the Federal Reserve System (FRB) if required under the FRB’s capital guidelines, the redemption or purchase price of the HITS does not exceed the amount received by the Corporation from the sale of certain qualifying securities, and such replacement securities qualify as Tier 1 Capital and are not “restricted core capital elements” under the FRB’s guidelines.

Included in the outstanding Trust Securities and Notes in the following table are non-consolidated wholly owned subsidiary funding vehicles of BAC North America Holding Company (BACNAH) and its subsidiaries that issued preferred securities (Funding Securities). These subsidiary funding vehicles have invested the proceeds of their Funding Securities in separate series of preferred securities of BACNAH or its subsidiaries, as applicable (BACNAH Preferred Securities). The BACNAH Preferred Securities (and the corresponding Funding Securities) are non-cumulative and permit nonpayment of dividends within certain limitations. The issuance dates for the BACNAH Preferred Securities (and the related Funding Securities) range from 2000 to 2001. These Funding Securities are subject to mandatory redemption upon repayment by the issuer of the corresponding series of BACNAH Preferred Securities at a redemption price equal to their liquidation amount plus accrued and unpaid distributions for up to one quarter.

For additional information on Trust Securities for regulatory capital purposes, see Note 15 – Regulatory Requirements and Restrictions to the Consolidated Financial Statements.

Bank of America 2008	38

The following table is a summary of the outstanding Trust and Hybrid Securities and the related Notes at December 31, 2008 as originated by Bank of America Corporation and its predecessor companies.

	Issuance Date	Aggregate Principal Amount of Trust Securities	Aggregate Principal Amount of the Notes	Stated Maturity of the Notes	Per Annum Interest Rate of the Notes	Interest Payment Dates	Redemption Period
(Dollars in millions)
Issuer
Bank of America
Capital Trust I	December 2001	$575	$593	December 2031	7.00%	3/15,6/15,9/15,12/15	On or after 12/15/06
Capital Trust II	January 2002	900	928	February 2032	7.00	2/1,5/1,8/1,11/1	On or after 2/01/07
Capital Trust III	August 2002	500	516	August 2032	7.00	2/15,5/15,8/15,11/15	On or after 8/15/07
Capital Trust IV	April 2003	375	387	May 2033	5.88	2/1,5/1,8/1,11/1	On or after 5/01/08
Capital Trust V	November 2004	518	534	November 2034	6.00	2/3,5/3,8/3,11/3	On or after 11/03/09
Capital Trust VI	March 2005	1,000	1,031	March 2035	5.63	3/8,9/8	Any time
Capital Trust VII	August 2005	1,221	1,259	August 2035	5.25	2/10,8/10	Any time
Capital Trust VIII	August 2005	530	546	August 2035	6.00	2/25,5/25,8/25,11/25	On or after 8/25/10
Capital Trust X	March 2006	900	928	March 2055	6.25	3/29,6/29,9/29,12/29	On or after 3/29/11
Capital Trust XI	May 2006	1,000	1,031	May 2036	6.63	5/23,11/23	Any time
Capital Trust XII	August 2006	863	890	August 2055	6.88	2/2,5/2,8/2,11/2	On or after 8/02/11
Capital Trust XIII	February 2007	700	700	March 2043	3-mo. LIBOR +40 bps	3/15,6/15,9/15,12/15	On or after 3/15/17
Capital Trust XIV	February 2007	850	850	March 2043	5.63	3/15,9/15	On or after 3/15/17
Capital Trust XV	May 2007	500	500	June 2056	3-mo. LIBOR +80 bps	3/1,6/1,9/1,12/1	On or after 6/01/37
NationsBank
Capital Trust II	December 1996	365	376	December 2026	7.83	6/15,12/15	On or after 12/15/06
Capital Trust III	February 1997	500	515	January 2027	3-mo. LIBOR +55 bps	1/15,4/15,7/15,10/15	On or after 1/15/07
Capital Trust IV	April 1997	500	515	April 2027	8.25	4/15,10/15	On or after 4/15/07
BankAmerica
Institutional Capital A	November 1996	450	464	December 2026	8.07	6/30,12/31	On or after 12/31/06
Institutional Capital B	November 1996	300	309	December 2026	7.70	6/30,12/31	On or after 12/31/06
Capital II	December 1996	450	464	December 2026	8.00	6/15,12/15	On or after 12/15/06
Capital III	January 1997	400	412	January 2027	3-mo. LIBOR +57 bps	1/15,4/15,7/15,10/15	On or after 1/15/02
Barnett
Capital III	January 1997	250	258	February 2027	3-mo. LIBOR +62.5 bps	2/1,5/1,8/1,11/1	On or after 2/01/07
Fleet
Capital Trust II	December 1996	250	258	December 2026	7.92	6/15,12/15	On or after 12/15/06
Capital Trust V	December 1998	250	258	December 2028	3-mo. LIBOR +100 bps	3/18,6/18,9/18,12/18	On or after 12/18/03
Capital Trust VIII	March 2002	534	550	March 2032	7.20	3/15,6/15,9/15,12/15	On or after 3/08/07
Capital Trust IX	July 2003	175	180	August 2033	6.00	2/1,5/1,8/1,11/1	On or after 7/31/08
BankBoston
Capital Trust III	June 1997	250	258	June 2027	3-mo. LIBOR +75 bps	3/15,6/15,9/15,12/15	On or after 6/15/07
Capital Trust IV	June 1998	250	258	June 2028	3-mo. LIBOR +60 bps	3/8,6/8,9/8,12/8	On or after 6/08/03
Progress
Capital Trust I	June 1997	9	9	June 2027	10.50	6/1,12/1	On or after 6/01/07
Capital Trust II	July 2000	6	6	July 2030	11.45	1/19,7/19	On or after 7/19/10
Capital Trust III	November 2002	10	10	November 2032	3-mo. LIBOR +335 bps	2/15,5/15,8/15,11/15	On or after 11/15/07
Capital Trust IV	December 2002	5	5	January 2033	3-mo. LIBOR +335 bps	1/7,4/7,7/7,10/7	On or after 1/07/08
MBNA
Capital Trust A	December 1996	250	258	December 2026	8.28	6/1,12/1	On or after 12/01/06
Capital Trust B	January 1997	280	289	February 2027	3-mo. LIBOR +80 bps	2/1,5/1,8/1,11/1	On or after 2/01/07
Capital Trust D	June 2002	300	309	October 2032	8.13	1/1,4/1,7/1,10/1	On or after 10/01/07
Capital Trust E	November 2002	200	206	February 2033	8.10	2/15,5/15,8/15,11/15	On or after 2/15/08
ABN Amro North America
Series I	May 2001	77	77	Perpetual	3-mo. LIBOR +175 bps	2/15,5/15,8/15,11/15	On or after 8/15/06
Series II	May 2001	77	77	Perpetual	3-mo. LIBOR +175 bps	3/15,6/15,9/15,12/15	On or after 9/15/06
Series III	May 2001	77	77	Perpetual	3-mo. LIBOR +175 bps	1/15,4/15,7/15,10/15	On or after 10/15/06
Series IV	May 2001	77	77	Perpetual	3-mo. LIBOR +175 bps	2/28,5/30,8/30,11/30	On or after 8/30/06
Series V	May 2001	77	77	Perpetual	3-mo. LIBOR +175 bps	3/30,6/30,9/30,12/30	On or after 9/30/06
Series VI	May 2001	77	77	Perpetual	3-mo. LIBOR +175 bps	1/30,4/30,7/30,10/30	On or after 10/30/06
Series VII	May 2001	88	88	Perpetual	3-mo. LIBOR +175 bps	3/15,6/15,9/15,12/15	On or after 9/15/06
Series IX	June 2001	70	70	Perpetual	3-mo. LIBOR +175 bps	3/5,6/5,9/5,12/5	On or after 9/05/06
Series X	June 2001	53	53	Perpetual	3-mo. LIBOR +175 bps	3/12,6/12,9/12,12/12	On or after 9/12/06
Series XI	June 2001	27	27	Perpetual	3-mo. LIBOR +175 bps	3/26,6/26,9/26,12/26	On or after 9/26/06
Series XII	June 2001	80	80	Perpetual	3-mo. LIBOR +175 bps	1/10,4/10,7/10,10/10	On or after 9/12/06
Series XIII	June 2001	70	70	Perpetual	3-mo. LIBOR +175 bps	1/24,4/24,7/24,10/24	On or after 10/24/06
LaSalle
Series I	August 2000	491	491	Perpetual	6.97% through 9/15/2010; 3-mo. LIBOR +105.5 bps thereafter	3/15,6/15,9/15,12/15	On or after 9/15/10
Series J	September 2000	95	95	Perpetual	3-mo. LIBOR +5.5 bps through 9/15/2010; 3-mo. LIBOR +105.5 bps thereafter	3/15,6/15,9/15,12/15	On or after 9/15/10
Countrywide
Countrywide Capital III	June 1997	200	206	June 2027	8.05	6/15,12/15	Only under special event
Countrywide Capital IV	April 2003	500	515	April 2033	6.75	1/1,4/1,7/1,10/1	On or after 4/11/08
Countrywide Capital V	November 2006	1,495	1,496	November 2036	7.00	2/1,5/1,8/1,11/1	On or after 4/11/08
Total		$20,047	$20,513

39	Bank of America 2008

Note 13 – Commitments and Contingencies

In the normal course of business, the Corporation enters into a number of off-balance sheet commitments. These commitments expose the Corporation to varying degrees of credit and market risk and are subject to the same credit and market risk limitation reviews as those instruments recorded on the Corporation’s Consolidated Balance Sheet.

Credit Extension Commitments

The Corporation enters into commitments to extend credit such as loan commitments, SBLCs and commercial letters of credit to meet the financing needs of its customers. The unfunded legally binding lending commitments shown in the following table are net of amounts distributed (e.g., syndicated) to other financial institutions of $46.9 billion and $39.2 billion at December 31, 2008 and 2007. At December 31, 2008, the carrying amount of these commitments, excluding fair value adjustments, was $454 million, including deferred revenue of $33 million and a reserve for unfunded legally binding lending commitments of $421 million. At December 31, 2007, the comparable amounts were $550 million, $32 million and $518 million. The carrying amount of these commitments is recorded in accrued expenses and other liabilities. For information regarding the Corporation’s loan commitments accounted for at fair value, see Note 19 – Fair Value Disclosures to the Consolidated Financial Statements.

Legally binding commitments to extend credit generally have specified rates and maturities. Certain of these commitments have adverse change clauses that help to protect the Corporation against deterioration in the borrowers’ ability to pay.

The Corporation also facilitates bridge financing (high-grade debt, high-yield debt and equity) to fund acquisitions, recapitalizations and other short-term needs as well as provide syndicated financing for clients. These concentrations are managed, in part, through the Corporation’s established “originate to distribute” strategy. These client transactions are sometimes large and leveraged. They can also have a higher degree of risk as the Corporation is providing offers or commitments for various components of the clients’ capital structures, including lower-rated unsecured and subordinated debt tranches and/or equity. In many cases, these offers to finance will not be accepted. If accepted, these conditional commitments are often retired prior to or shortly following funding via the placement of securities, syndication or the client’s decision to terminate. Where the Corporation has a commitment and there is a market disruption or other unexpected event, there is heightened exposure in the portfolios, and higher potential for loss, unless an orderly disposition of the exposure can be made. These commitments are not necessarily indicative of actual risk or funding requirements as the commitments may expire unused, the borrower may not be successful in completing the proposed transaction or may utilize multiple financing sources, including other investment and commercial banks, as well as accessing the general capital markets instead of drawing on the commitment. In addition, the Corporation may reduce its portion of the commitment through syndications to investors and/or lenders prior to funding. Therefore, these commitments are generally significantly greater than the amounts the Corporation will ultimately fund. Additionally, the borrower’s ability to draw on the commitment may be subject to there being no material adverse change in the borrower’s financial condition, among other factors. Commitments also generally contain certain flexible pricing features to adjust for changing market conditions prior to closing.

At December 31, 2008, the Corporation had no forward leveraged finance commitments compared to $11.9 billion at December 31, 2007. During 2008, the Corporation had new transactions of $10.0 billion, funded and syndicated of $11.5 billion, closed but not yet syndicated of $6.8 billion, and client terminations and other transactions of $3.6 billion related to the forward leveraged finance commitments. The Corporation also had unfunded capital markets commercial real estate commitments of $700 million at December 31, 2008 compared to $2.2 billion at December 31, 2007 with the primary change resulting from the $1.2 billion of transactions that were funded. The Corporation has not originated any material unfunded capital markets commercial real estate commitments subsequent to September 30, 2007.

(Dollars in millions)	Expires in 1 year or less	Expires after 1 year through 3 years	Expires after 3 years through 5 years	Expires after 5 years	Total
Credit extension commitments, December 31, 2008
Loan commitments	$128,992	$120,234	$67,111	$31,200	$347,537
Home equity lines of credit	3,883	2,322	4,799	96,415	107,419
Standby letters of credit and financial guarantees (1)	33,350	26,090	8,328	9,812	77,580
Commercial letters of credit	2,228	29	1	1,507	3,765
Legally binding commitments (2)	168,453	148,675	80,239	138,934	536,301
Credit card lines (3)	827,350	–	–	–	827,350
Total credit extension commitments	$995,803	$148,675	$80,239	$138,934	$1,363,651
Credit extension commitments, December 31, 2007
Loan commitments	$178,931	$92,153	$106,904	$27,902	$405,890
Home equity lines of credit	8,482	1,828	2,758	107,055	120,123
Standby letters of credit and financial guarantees (1)	31,629	14,493	7,943	8,731	62,796
Commercial letters of credit	3,753	50	33	717	4,553
Legally binding commitments (2)	222,795	108,524	117,638	144,405	593,362
Credit card lines (3)	876,393	17,864	–	–	894,257
Total credit extension commitments	$1,099,188	$126,388	$117,638	$144,405	$1,487,619
(1)

At December 31, 2008 the notional value of SBLC and financial guarantees classified as investment grade and non-investment grade based on the credit quality of the underlying reference name within the instrument were $54.4 billion and $23.2 billion compared to $44.1 billion and $18.7 billion at December 31, 2007.

(2)

Includes commitments to unconsolidated VIEs and certain QSPEs disclosed in Note 9 – Variable Interest Entities to the Consolidated Financial Statements, including $41.6 billion and $47.3 billion to multi-seller conduits, $6.8 billion and $6.1 billion to municipal bond trusts, and $0 and $2.3 billion to CDOs at December 31, 2008 and 2007. Also includes commitments to SPEs that are not disclosed in Note 9 – Variable Interest Entities to the Consolidated Financial Statements because the Corporation does not hold a significant variable interest, including $980 million and $1.7 billion to customer-sponsored conduits at December 31, 2008 and 2007.

(3)	Includes business card unused lines of credit.

Bank of America 2008	40

Other Commitments

Global Principal Investments and Other Equity Investments

At December 31, 2008 and 2007, the Corporation had unfunded equity investment commitments of approximately $1.9 billion and $2.6 billion. These commitments relate primarily to the Corporation’s Global Principal Investments business, which is comprised of a diversified portfolio of investments in privately held and publicly traded companies at all stages of their life cycle from start-up to buyout. These investments are made either directly in a company or held through a fund and are accounted for at fair value. Bridge equity commitments provide equity bridge financing to facilitate clients’ investment activities. These conditional commitments are often retired prior to or shortly following funding via syndication or the client’s decision to terminate. Where the Corporation has a binding equity bridge commitment and there is a market disruption or other unexpected event, there is heightened exposure in the portfolio and higher potential for loss, unless an orderly disposition of the exposure can be made. At December 31, 2008, the Corporation did not have any unfunded bridge equity commitments and had previously funded $1.2 billion of equity bridges which are considered held for investment and recorded in other assets at $670 million. During 2008, the Corporation recorded $545 million in losses related to these investments through equity investment income.

Loan Purchases

At December 31, 2008, the Corporation had no collateralized mortgage obligation loan purchase commitments related to its ALM activities compared to $752 million at December 31, 2007, all of which settled in the first quarter of 2008.

In 2005, the Corporation entered into an agreement for the committed purchase of retail automotive loans over a five-year period, ending June 30, 2010. The Corporation purchased $12.0 billion of such loans under this agreement in 2008 compared to $4.5 billion of such loans in 2007. As of December 31, 2008, the Corporation was committed for additional purchases of up to $13.0 billion over the remaining term of the agreement of which $3.0 billion will be purchased by June 30, 2009. All loans purchased under this agreement are subject to a comprehensive set of credit criteria. This agreement is accounted for as a derivative liability which had a balance of $316 million and $129 million at December 31, 2008 and 2007.

Operating Leases

The Corporation is a party to operating leases for certain of its premises and equipment. Commitments under these leases approximate $2.3 billion, $2.1 billion, $1.8 billion, $1.5 billion and $1.2 billion for 2009 through 2013, respectively, and $8.3 billion for all years thereafter.

Other Commitments

Beginning in the second half of 2007, the Corporation provided support to certain cash funds managed within GWIM. The funds for which the Corporation provided support typically invested in high quality, short-term securities with a portfolio weighted average maturity of 90 days or less, including securities issued by SIVs and senior debt holdings of financial service companies. Due to market disruptions, certain investments in SIVs and senior debt securities were downgraded by the rating agencies and experienced a decline in fair value. The Corporation entered into capital commitments, under which the Corporation provided cash to these funds in the event the net asset value per unit of a fund declined below certain thresholds. The capital commitments expire no later than the third quarter of 2010. At December 31, 2008 and 2007, the Corporation had gross (i.e., funded and unfunded) capital commitments to the funds of $1.0 billion and $565 million. In 2008, the Corporation incurred losses of $695 million related to these capital commitments. At December 31, 2008 and 2007, the remaining loss exposure on capital commitments was $300 million and $183 million. Additionally, during 2008, the Corporation purchased $1.7 billion of investments from the funds and recorded losses of $418 million.

The Corporation may from time to time, but is under no obligation to, provide additional support to funds managed within GWIM. Future support, if any, may take the form of additional capital commitments to the funds or the purchase of assets from the funds.

The Corporation does not consolidate the cash funds managed within GWIM because the subordinated support provided by the Corporation will not absorb a majority of the variability created by the assets of the funds. In reaching this conclusion, the Corporation considered both interest rate and credit risk. The cash funds had total assets under management of $185.9 billion and $189.5 billion at December 31, 2008 and 2007.

Other Guarantees

Employee Retirement Protection

The Corporation sells products that offer book value protection primarily to plan sponsors of Employee Retirement Income Security Act of 1974 (ERISA) governed pension plans, such as 401(k) plans and 457 plans. The book value protection is provided on portfolios of intermediate/short-term investment-grade fixed income securities and is intended to cover any shortfall in the event that plan participants withdraw funds when market value is below book value. The Corporation retains the option to exit the contract at any time. If the Corporation exercises its option, the purchaser can require the Corporation to purchase zero-coupon bonds with the proceeds of the liquidated assets to assure the return of principal. To manage its exposure, the Corporation imposes significant restrictions and constraints on the timing of the withdrawals, the manner in which the portfolio is liquidated and the funds are accessed, and the investment parameters of the underlying portfolio. These constraints, combined with structural protections, are designed to provide adequate buffers and guard against payments even under extreme stress scenarios. These guarantees are booked as derivatives and marked to market in the trading portfolio. At December 31, 2008 and 2007, the notional amount of these guarantees totaled $42.2 billion and $35.2 billion with estimated maturity dates between 2009 and 2038. As of December 31, 2008 and 2007, the Corporation has not made a payment under these products and has assessed the probability of payments under these guarantees as remote.

Written Put Options

At December 31, 2008 and 2007, the Corporation provided liquidity support in the form of written put options on $542 million and $10.0 billion of commercial paper issued by CDOs, all of which were issued by unconsolidated CDOs at December 31, 2008. The commercial paper is the most senior class of securities issued by the CDOs and benefits from the subordination of all other securities, including AAA-rated securities, issued by the CDOs. The Corporation is obligated under the written put options to provide funding to the CDOs by purchasing the commercial paper at predetermined contractual yields in the event of a severe disruption in the short-term funding market. These agreements are expected to be terminated in 2009. The underlying collateral in the CDOs includes mortgage-backed securities, ABS, and CDO securities issued by other

41	Bank of America 2008

vehicles. These written put options are recorded as derivatives on the Consolidated Balance Sheet and are carried at fair value with changes in fair value recorded in trading account profits (losses). At December 31, 2008, the Corporation held $323 million of commercial paper that was issued by the unconsolidated CDOs.

Indemnifications

In the ordinary course of business, the Corporation enters into various agreements that contain indemnifications, such as tax indemnifications, whereupon payment may become due if certain external events occur, such as a change in tax law. The indemnification clauses are often standard contractual terms and were entered into in the normal course of business based on an assessment that the risk of loss would be remote. These agreements typically contain an early termination clause that permits the Corporation to exit the agreement upon these events. The maximum potential future payment under indemnification agreements is difficult to assess for several reasons, including the occurrence of an external event, the inability to predict future changes in tax and other laws, the difficulty in determining how such laws would apply to parties in contracts, the absence of exposure limits contained in standard contract language and the timing of the early termination clause. Historically, any payments made under these guarantees have been de minimis. The Corporation has assessed the probability of making such payments in the future as remote.

Merchant Services

The Corporation provides credit and debit card processing services to various merchants by processing credit and debit card transactions on their behalf. In connection with these services, a liability may arise in the event of a billing dispute between the merchant and a cardholder that is ultimately resolved in the cardholder’s favor and the merchant defaults upon its obligation to reimburse the cardholder. A cardholder, through its issuing bank, generally has until the later of up to six months after the date a transaction is processed or the delivery of the product or service to present a chargeback to the Corporation as the merchant processor. If the Corporation is unable to collect this amount from the merchant, it bears the loss for the amount paid to the cardholder. In 2008 and 2007, the Corporation processed $369.4 billion and $361.9 billion of transactions and recorded losses as a result of these chargebacks of $21 million and $13 million.

At December 31, 2008 and 2007, the Corporation held as collateral $38 million and $19 million of merchant escrow deposits which the Corporation has the right to offset against amounts due from the individual merchants. The Corporation also has the right to offset any payments with cash flows otherwise due to the merchant. Accordingly, the Corporation believes that the maximum potential exposure is not representative of the actual potential loss exposure. The Corporation believes the maximum potential exposure for chargebacks would not exceed the total amount of merchant transactions processed through Visa and MasterCard for the last six months, which represents the claim period for the cardholder, plus any outstanding delayed-delivery transactions. As of December 31, 2008 and 2007, the maximum potential exposure totaled approximately $147.1 billion and $151.2 billion.

Brokerage Business

Within the Corporation’s brokerage business, the Corporation has contracted with a third party to provide clearing services that include underwriting margin loans to the Corporation’s clients. This contract stipulates that the Corporation will indemnify the third party for any margin loan losses that occur in their issuing margin to the Corporation’s clients. The maximum potential future payment under this indemnification was $577 million and $1.0 billion at December 31, 2008 and 2007. Historically, any payments made under this indemnification have been immaterial. As these margin loans are highly collateralized by the securities held by the brokerage clients, the Corporation has assessed the probability of making such payments in the future as remote. This indemnification would end with the termination of the clearing contract.

Other Guarantees

The Corporation also sells products that guarantee the return of principal to investors at a preset future date. These guarantees cover a broad range of underlying asset classes and are designed to cover the shortfall between the market value of the underlying portfolio and the principal amount on the preset future date. To manage its exposure, the Corporation requires that these guarantees be backed by structural and investment constraints and certain pre-defined triggers that would require the underlying assets or portfolio to be liquidated and invested in zero-coupon bonds that mature at the preset future date. The Corporation is required to fund any shortfall at the preset future date between the proceeds of the liquidated assets and the purchase price of the zero-coupon bonds. These guarantees are booked as derivatives and marked to market in the trading portfolio. At December 31, 2008 and 2007, the notional amount of these guarantees totaled $1.3 billion and $1.5 billion. These guarantees have various maturities ranging from two to five years. At December 31, 2008 and 2007, the Corporation had not made a payment under these products and has assessed the probability of payments under these guarantees as remote.

The Corporation has entered into additional guarantee agreements, including lease end obligation agreements, partial credit guarantees on certain leases, real estate joint venture guarantees, sold risk participation swaps and sold put options that require gross settlement. The maximum potential future payment under these agreements was approximately $7.3 billion and $4.8 billion at December 31, 2008 and 2007. The estimated maturity dates of these obligations are between 2009 and 2033. The Corporation has made no material payments under these guarantees.

For additional information on recourse obligations related to residential mortgage loans sold and other guarantees related to securitizations, see Note 8 – Securitizations to the Consolidated Financial Statements.

Litigation and Regulatory Matters

In the ordinary course of business, the Corporation and its subsidiaries are routinely defendants in or parties to many pending and threatened legal actions and proceedings, including actions brought on behalf of various classes of claimants. Certain of these actions and proceedings are based on alleged violations of consumer protection, securities, environmental, banking, employment and other laws. In certain of these actions and proceedings, claims for substantial monetary damages are asserted against the Corporation and its subsidiaries.

In the ordinary course of business, the Corporation and its subsidiaries are also subject to regulatory examinations, information gathering requests, inquiries and investigations. Certain subsidiaries of the Corporation are registered broker/dealers or investment advisors and are subject to regulation by the SEC, the Financial Industry Regulatory Authority (FINRA), the New York Stock Exchange, the Financial Services Authority and other domestic, international and state securities regulators. In connection with formal and informal inquiries by those agencies, such subsidiaries receive numerous requests, subpoenas and orders for documents, testimony and information in connection with various aspects of their regulated activities.

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In view of the inherent difficulty of predicting the outcome of such litigation and regulatory matters, particularly where the claimants seek very large or indeterminate damages or where the matters present novel legal theories or involve a large number of parties, the Corporation cannot state with confidence what the eventual outcome of the pending matters will be, what the timing of the ultimate resolution of these matters will be, or what the eventual loss, fines or penalties related to each pending matter may be.

In accordance with SFAS 5, the Corporation establishes reserves for litigation and regulatory matters when those matters present loss contingencies that are both probable and estimable. When loss contingencies are not both probable and estimable, the Corporation does not establish reserves. In some of the matters described below, including but not limited to the Lehman Brothers Holdings, Inc. matters, loss contingencies are not both probable and estimable in the view of management, and accordingly, reserves have not been established for those matters. Based on current knowledge, management does not believe that loss contingencies, if any, arising from pending litigation and regulatory matters, including the litigation and regulatory matters described below, will have a material adverse effect on the consolidated financial position or liquidity of the Corporation, but may be material to the Corporation’s operating results for any particular reporting period.

Adelphia Communications Corporation

Adelphia Recovery Trust is the plaintiff in a lawsuit pending in the U.S. District Court for the Southern District of New York (SDNY). The lawsuit originally named over 700 defendants, including Bank of America, N.A. (BANA), Banc of America Securities LLC (BAS), Merrill Lynch & Co., Inc., Merrill Lynch Capital Corp. (collectively Merrill Lynch), Fleet National Bank, Fleet Securities, Inc. (collectively Fleet) and other affiliated entities, and asserted over 50 claims under federal statutes and state common law relating to loans and other services provided to various affiliates of ACC and entities owned by members of the founding family of Adelphia Communications Corporation. The plaintiffs seek unspecified damages in an amount not less than $5 billion. The District Court granted in part defendants’ motions to dismiss, which resulted in the dismissal of approximately 650 defendants from the lawsuit. The plaintiffs have appealed the dismissal decision. The primary claims remaining against BANA, BAS, Merrill Lynch, and Fleet include fraud, aiding and abetting fraud, and aiding and abetting breach of fiduciary duty. Trial is scheduled for February 2010.

Auction Rate Securities (ARS) Claims

On May 22, 2008, a putative class action, Bondar v. Bank of America Corporation, was filed in the U.S. District Court for the Northern District of California against the Corporation, Banc of America Investment Services, Inc. (BAI) and BAS (collectively Bank of America) on behalf of persons who purchased auction rate securities (ARS) from the defendants. The amended complaint, which was filed on January 22, 2009, alleges, among other things, that Bank of America manipulated the market for, and failed to disclose material facts about, ARS and seeks to recover unspecified damages for losses in the market value of ARS allegedly caused by the decision of the Company and other broker-dealers to discontinue supporting auctions for the securities. On February 12, 2009, the Judicial Panel on Multidistrict Litigation consolidated Bondar and two related, individual federal actions into one proceeding in the U.S. District Court for the Northern District of California.

On March 25, 2008, a putative class action, Burton v. Merrill Lynch & Co., Inc., et al., was filed in the U.S. District Court for the Southern District of New York against Merrill Lynch on behalf of persons who purchased and continue to hold ARS offered for sale by Merrill Lynch between March 25, 2003 and February 13, 2008. The complaint alleges, among other things, that Merrill Lynch failed to disclose material facts about ARS. A similar action, captioned Stanton v. Merrill Lynch & Co., Inc., et al., was filed the next day in the same court. On October 31, 2008, the two cases were consolidated, and on December 10, 2008, a consolidated class action amended complaint was filed. Plaintiffs seek to recover alleged losses in the market value of ARS allegedly caused by the decision of Merrill Lynch to discontinue supporting auctions for the securities. Responses to the amended complaint were due on February 27, 2009.

On September 4, 2008, two civil antitrust putative class actions, City of Baltimore v. Citigroup et al., and Mayfield v. Citigroup et al., were filed in the U.S. District Court for the Southern District of New York against the Corporation, Merrill Lynch, and other financial institutions alleging that the defendants conspired to restrain trade in ARS by artificially supporting auctions and later withdrawing that support. City of Baltimore is filed on behalf of a class of issuers of ARS underwritten by the defendants between May 12, 2003 and February 13, 2008 who seek to recover the alleged above-market interest payments they claim they were forced to make when the Corporation, Merrill Lynch and others allegedly discontinued supporting ARS. The plaintiffs who also purchased ARS also seek to recover claimed losses in the market value of those securities allegedly caused by the decision of the financial institutions to discontinue supporting auctions for the securities. Plaintiffs seek treble damages and to rescind at par their purchases of ARS. Mayfield is filed on behalf of a class of persons who acquired ARS directly from defendants and who held those securities as of February 13, 2008. Plaintiffs seek to recover alleged losses in the market value of ARS allegedly caused by the decision of the Corporation and Merrill Lynch and others to discontinue supporting auctions for the securities. Plaintiffs seek treble damages and to rescind at par their purchases of ARS. On January 15, 2009, defendants, including the Corporation and Merrill Lynch, filed a motion to dismiss the complaints.

On September 10, 2008, Bank of America announced an agreement in principle with the Massachusetts Securities Division, without admitting or denying allegations of wrongdoing, under which it will offer to purchase at par ARS held by certain customers. On October 8, 2008, Bank of America announced agreements in principle with the SEC, the Office of the New York State Attorney General (NYAG), and the North American Securities Administrators Association. The agreements are substantially similar except that the agreement with the NYAG requires the payment of a penalty to be allocated among and at the discretion of the settling states. In addition, the agreement with the SEC provides that the SEC reserves the right to seek an additional penalty in the event it concludes Bank of America has not satisfied its obligations under the agreement.

Merrill Lynch has entered into agreements in principle to settle regulatory actions related to its sale of ARS. As part of these settlements, Merrill Lynch agreed to offer to purchase ARS held by certain individuals, charities, and non-profit corporations and to pay a fine.

Countrywide Equity and Debt Securities Matters

Countrywide Financial Corporation (CFC), certain other Countrywide entities, and certain former officers and directors of CFC, among others, have been named as defendants in two putative class actions filed in the U.S. District Court for the Central District of California relating to certain CFC equity and debt securities. One case, entitled In re Countrywide Financial Corp. Securities Litigation, was filed by certain New York state and munici-

43	Bank of America 2008

pal pension funds on behalf of purchasers of CFC’s common stock and certain other equity and debt securities. The complaint alleges, among other things, that CFC made misstatements (including in certain SEC filings) concerning the nature and quality of its loan underwriting practices and its financial results, in violation of the antifraud provisions of the Securities Exchange Act of 1934 and Sections 11 and 12 of the Securities Act of 1933. Plaintiffs also assert claims against BAS, Merrill Lynch, Pierce, Fenner & Smith, Inc. (MLPFS) and other underwriter defendants under Sections 11 and 12 of the Securities Act of 1933. Plaintiffs seek unspecified compensatory damages, among other remedies. On December 1, 2008, the Court granted in part and denied in part the defendants’ motions to dismiss the First Consolidated Amended Complaint, with leave to amend certain claims. Plaintiffs have filed a Second Consolidated Amended Complaint. A motion to dismiss is pending.

The other case, entitled Argent Classic Convertible Arbitrage Fund L.P. v. Countrywide Financial Corp. et al., was filed in the U.S. District Court for the Central District of California in October 2007 against CFC on behalf of purchasers of certain Series A and B debentures issued in various private placements pursuant to a May 16, 2007 CFC offering memorandum. This matter involves allegations similar to those in the In re Countrywide Financial Corporation Securities Litigation case, asserts claims under the antifraud provisions of the Exchange Act and California state law, and seeks unspecified damages. Plaintiffs have filed an amended complaint that added the Corporation as a defendant. A motion to dismiss is pending.

CFC has also responded to subpoenas from the SEC and the U.S. Department of Justice.

Countrywide Mortgage-Backed Securities Litigation

CFC, certain other Countrywide entities, certain former CFC officers and directors, as well as BAS and MLPFS, are named as defendants in a consolidated putative class action, entitled Luther v. Countrywide Home Loans Servicing LP, et al., filed in the Superior Court of the State of California, County of Los Angeles, that relates to the public offering of various mortgage-backed securities. The consolidated complaint alleges, among other things, that the mortgage loans underlying these securities were improperly underwritten and failed to comply with the guidelines and processes described in the applicable registration statements and prospectus supplements, in violation of Sections 11 and 12 of the Securities Act of 1933 and seeks unspecified compensatory damages, among other relief. In addition, in August 2008 a complaint was filed in the First Judicial Court for the County of Santa Fe against CFC, certain other CFC entities and certain former officers and directors of CFC by three New Mexico governmental entities that allegedly acquired certain of these mortgage-backed securities. The complaint asserts claims under the Securities Act and New Mexico state law. A motion to dismiss the complaint in the New Mexico action is pending.

Countrywide State and Local Enforcement Actions

Certain state and local government officials filed proceedings against CFC and/or various of CFC’s wholly-owned subsidiaries, including lawsuits brought by the state attorneys general of California, Florida, Illinois, Connecticut, Indiana and West Virginia in their respective state courts. These lawsuits alleged, among other things, that CFC and/or its subsidiaries violated state consumer protection laws by engaging in deceptive marketing practices designed to increase the volume of loans it originated and then sold into the secondary market. These lawsuits sought, among other remedies, restitution, other monetary relief, penalties and, in the Illinois action, rescission or repurchase of mortgage loans made to Illinois consumers. CFC and its affiliates removed each of the lawsuits to federal court, and they have been transferred, finally or provi-

sionally, to the U.S. District Court for the Southern District of California by the Judicial Panel on Multidistrict Litigation. In addition, the Director of the Washington State Department of Financial Institutions commenced an administrative proceeding against a CFC wholly-owned subsidiary alleging, among other things, that such subsidiary did not provide borrowers with certain required disclosures and that the loan products made available to Washington borrowers of protected races or ethnicities were less favorable than those made available to other, similarly situated borrowers. That proceeding seeks, among other things, a monetary fine and an order barring the CFC subsidiary from making consumer loans in the state of Washington for five years. The state lawsuits have been settled finally or in principle, except for the lawsuit brought by Indiana. The settlement provides for a loan modification program, principally for subprime and pay option ARM borrowers, and a nationwide fund of up to $150 million for foreclosure relief programs designated by certain settling states and for payments to individuals whose property was foreclosed and, prior to foreclosure, had made few mortgage payments. The settlements with all of the states except Connecticut have been documented and filed in state court, leading to the dismissal of the federal court cases as to CFC and/or its affiliates, and the remaining settlements are subject to the negotiation and execution of agreements and the Court’s approval of such agreements.

Countrywide Bond Insurance Litigation

In September 2008, CFC and other Countrywide entities were named as defendants in an action filed by MBIA Insurance Corporation (MBIA) in New York Supreme Court. The action relates to bond insurance policies provided by MBIA with regard to certain securitized pools of home equity lines of credit and fixed-rate second lien mortgage loans. MBIA allegedly has paid claims as a result of defaults in the underlying loans, and claims that these defaults are the result of improper underwriting. The complaint alleges misrepresentation and breach of contract, among other claims, and seeks unspecified actual and punitive damages, and attorneys’ fees. The Countrywide defendants have filed a motion to dismiss the primary claims in the action.

Data Treasury Litigation

The Corporation and BANA have been named as defendants in two cases filed by Data Treasury Corporation (Data Treasury) in the U.S. District Court for the Eastern District of Texas. In one case, Data Treasury alleges that defendants “provided, sold, installed, utilized, and assisted others to use and utilize image-based banking and archival solutions” in a manner that infringes United States Patent Nos. 5,910,988 and 6,032,137. In the other case, Data Treasury alleges that the Corporation and BANA, among other defendants, are “making, using, selling, offering for sale, and/or importing into the United States, directly, contributory, and/or by inducement, without authority, products and services that fall within the scope of the claims of” United States Patent Nos. 5,265,007; 5,583,759; 5,717,868; and 5,930,778. Data Treasury seeks unspecified damages and injunctive relief in both cases. This matter has been scheduled for trial in the fall of 2009.

Enron Litigation

On April 8, 2002, Merrill Lynch & Co., Inc. and MLPFS (collectively Merrill Lynch) were added as defendants in a consolidated class action, entitled Newby v. Enron Corp. et al., filed in the U.S. District Court for the Southern District of Texas on behalf of certain purchasers of Enron’s publicly traded equity and debt securities. The complaint alleges, among other things, that Merrill Lynch engaged in improper transactions that helped Enron misrepresent its earnings and revenues. The District Court denied Merrill Lynch’s motion to dismiss and certified a class action by Enron

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shareholders and bondholders against Merrill Lynch and other defendants. On March 19, 2007, the U.S. Court of Appeals for the Fifth Circuit reversed the District Court’s decision certifying the case as a class action. On January 22, 2008, the Supreme Court denied plaintiffs’ petition to review the Fifth Circuit’s decision. The parties are currently awaiting the District Court’s decision on Merrill Lynch’s request to dismiss the case based on the Fifth Circuit’s March 19, 2007 decision and the Supreme Court’s January 15, 2008 decision in another case, Stoneridge Investment v. Scientific Atlanta, which rejected liability on the same theory asserted by plaintiffs in this case. Over a dozen other actions have been brought against Merrill Lynch and other investment firms in connection with their Enron-related activities. There has been no adjudication of the merits of these claims.

Heilig-Meyers Litigation

In AIG Global Securities Lending Corp., et al. v. Banc of America Securities LLC, pending in the U.S. District Court for the Southern District of New York, the plaintiffs purchased asset-backed securities issued by a trust formed by Heilig-Meyers Co., and allege that BAS, as underwriter, made misrepresentations in connection with the sale of those securities in violation of the federal securities laws and New York common law. The case was tried and a jury rendered a verdict against BAS in favor of the plaintiffs for violations of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 and for common law fraud. The jury awarded aggregate compensatory damages of $84.9 million plus prejudgment interest totaling approximately $59 million. BAS filed motions to set aside the verdict in January 2009.

In re Initial Public Offering Securities Litigation

Beginning in 2001, Robertson Stephens, Inc. (an investment banking subsidiary of FleetBoston that ceased operations during 2002), BAS, Merrill Lynch & Co., Inc., MLPFS (collectively Merrill Lynch), other underwriters, and various issuers and others, were named as defendants in certain of the 309 putative class action lawsuits that have been consolidated in the U.S. District Court for the Southern District of New York as In re Initial Public Offering Securities Litigation. Plaintiffs contend that the defendants failed to make certain required disclosures and manipulated prices of securities sold in initial public offerings through, among other things, alleged agreements with institutional investors receiving allocations to purchase additional shares in the aftermarket and seek unspecified damages. On December 5, 2006, the U.S. Court of Appeals for the Second Circuit reversed the District Court’s order certifying the proposed classes. On September 27, 2007, plaintiffs filed a motion to certify modified classes, which defendants opposed. On October 10, 2008, the District Court granted plaintiffs’ request to withdraw without prejudice their class certification motion. A settlement in principle has been reached, subject to negotiation of definitive documentation and court approval. If the settlement is finalized and approved, Robertson Stephens, Inc., BAS and Merrill Lynch will pay, in total, approximately $100 million to the settlement classes.

Interchange and Related Cases

The Corporation and certain of its subsidiaries are defendants in putative class actions filed on behalf of retail merchants that accept Visa and MasterCard payment cards. Additional defendants include Visa, MasterCard, and other financial institutions. Plaintiffs seek unspecified treble damages and injunctive relief and allege that the defendants conspired to fix the level of interchange and merchant discount fees and that certain other practices, including various Visa and MasterCard rules, violate federal and California antitrust laws. The class actions are coordinated for pre-trial proceedings in the U.S. District Court for the Eastern District

of New York, together with individual actions brought only against Visa and MasterCard, under the caption In Re Payment Card Interchange Fee and Merchant Discount Anti-Trust Litigation (Interchange). On January 8, 2008, the District Court dismissed all claims for pre-2004 damages. Plaintiffs filed a motion for class certification on May 8, 2008, and the defendants have opposed that motion. On January 29, 2009, the class plaintiffs filed an amended consolidated complaint.

The class plaintiffs have also filed two supplemental complaints against certain defendants, including the Corporation and certain of its subsidiaries, relating to, respectively, MasterCard’s 2006 initial public offering (MasterCard IPO) and Visa’s 2008 initial public offering (Visa IPO). The supplemental complaints, which seek unspecified treble damages and injunctive relief, assert, among other things, claims under federal antitrust laws. On November 25, 2008, the District Court granted defendants’ motion to dismiss the supplemental complaint relating to MasterCard’s IPO, with leave to amend. On January 29, 2009, plaintiffs amended this supplemental complaint and also filed the supplemental complaint relating to Visa’s IPO. Responses to all of the complaints are due on March 16, 2009.

The Corporation and certain of its subsidiaries have entered into agreements that provide for sharing liabilities in connection with certain antitrust litigation against Visa (the Visa-Related Litigation), including Interchange. Under these agreements, the Corporation’s obligations to Visa in the Visa-Related Litigation are capped at the Corporation’s membership interest in Visa USA (approximately 12.1 percent as of December 31, 2008, but expected to rise to approximately 12.6 percent after giving effect to the transaction with Merrill Lynch & Co., Inc.). Also under these agreements, Visa Inc. has used a portion of the proceeds from the Visa IPO to fund liabilities arising from the Visa-Related Litigation, including the settlement during 2008 of Discover Financial Services v. Visa USA, et al. and the 2007 settlement of American Express Travel Related Services Company v. Visa USA, et al., and has stated that it will use such proceeds to fund other liabilities in the future, if any, arising from the Visa-Related Litigation.

Lehman Brothers Holdings, Inc.

Beginning in September 2008, BAS, MLPFS, Countrywide Securities Corporation and LaSalle Financial Services Inc., along with other underwriters and individuals, were named as defendants in several putative class action complaints filed in the U.S. District Court for the Southern District of New York and state courts in Arkansas, California, New York and Texas. Plaintiffs allege that the underwriter defendants violated Sections 11 and 12 of the Securities Act of 1933 by making false or misleading disclosures in connection with various debt and convertible stock offerings of Lehman Brothers Holdings, Inc. and seek unspecified damages. On January 9, 2009, the U.S. District Court for the Southern District of New York issued an order consolidating most of these cases under the caption In re Lehman Brothers Securities and ERISA Litigation.

Mediafiction Litigation

Approximately a decade ago, Merrill Lynch International Bank Limited (MLIB) (formerly Merrill Lynch Capital Markets Bank Limited) acted as manager for a $284 million issuance of notes for an Italian library of movies, backed by the future flow of receivables to such movie rights. Mediafiction S.p.A (Mediafiction) was responsible for collecting payments in connection with the rights to the movies and forwarding the payments to MLIB for distribution to note holders. Mediafiction failed to make the required payments to MLIB and subsequently filed for protection under the bankruptcy laws of Italy. MLIB has filed claims in the Mediafiction bankruptcy proceeding for amounts that Mediafiction failed to pay on the notes and Mediafiction has filed a counterclaim alleging that the agree-

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ment between MLIB and Mediafiction is null and void and seeking return of the payments previously made by Mediafiction to MLIB. In October 2008, the Court of Rome granted Mediafiction S.p.A.’s counter-claim against MLIB in the amount of $137 million. MLIB has appealed the ruling to the Court of Appeals of the Court of Rome.

Merrill Lynch Merger-Related Matters

Beginning in January 2009, the Corporation and certain of its officers and directors have been named as defendants in putative class actions brought by shareholders alleging violations of Sections 10(b), 14(a) and 20(a) of the Securities Exchange Act of 1934, and SEC rules promulgated thereunder, based on, among other things, the alleged failure to disclose information concerning the financial performance of Merrill Lynch during the fourth quarter of 2008 in connection with the proxy statement pursuant to which the Corporation’s shareholders approved the merger between the Corporation and Merrill Lynch (the Merger) and certain other public statements. These actions, which seek unspecified damages and other relief, include Sklar v. Bank of America Corp., et al., Finger Interests No. One Ltd. v. Bank of America Corp., et al., Fort Worth Employees’ Ret. Fund v. Bank of America Corp., et. al., Palumbo v. Bank of America Corp., et al., Zitner v. Bank of America Corp., et al., and Stabbert v. Bank of America Corp., et al. in the U.S. District Court for the Southern District of New York, Boorn v. Bank of America Corp., et. al. in the U.S District Court for the Northern District of Georgia, and Cromier v. Bank of America Corp., et al. in the U.S. District Court for the Northern District of California.

The Corporation and certain of its officers and directors have also been named as defendants in a putative class action, Stern v. Bank of America Corp., et al., brought in the Delaware Court of Chancery by shareholders alleging breaches of fiduciary duties in connection with the Merger.

Other putative class actions, including Dailey v. Bank of America Corp., et al., Wilson v. Bank of America Corp., et al., Adams v. Bank of America Corp., et al., Wright v. Bank of America Corp., et al., and Stricker v. Bank of America Corp. Corporate Benefits Comm., et al., have been filed in the U.S. District Court for the Southern District of New York against the Corporation and certain of its officers and directors seeking recovery for losses from the Bank of America 401(k) Plan pursuant to the Employee Retirement Income Security Act. The complaints allege, among other things, that defendants made false and misleading statements in connection with the Merger and failed to inform participants in the plan of risks associated with investment in the Corporation’s stock.

In addition, several derivative actions have been filed against directors of the Corporation, and the Corporation as nominal defendant, in the U.S. District Court for the Southern District of New York, including Louisiana Municipal Police Employees Ret. System v. Lewis et al., Waldman v. Lewis, et al., Hollywood Police Officers’ Ret. System v. Lewis, et al., Siegel v. Lewis, et al., Lehmann v. Lewis, et al., and Smith v. Lewis, et al. Other derivative actions have been filed in the Delaware Court of Chancery, consolidated as In re Bank of America Corp. Stockholder Derivative Litigation, and in North Carolina Superior Court, Cunniff v. Lewis, et al. The derivative actions assert common law claims for breach of fiduciary duty and waste of corporate assets in connection with the Merger. Certain derivative actions filed in the U.S. District Court for the Southern District of New York also allege violations of Section 14(a) of the Securities Exchange Act of 1934 and Rule 14a-9 promulgated thereunder based on, among other things, the alleged failure to disclose information concerning the financial performance of Merrill Lynch during the fourth quarter of 2008 in connection with the proxy statement pursuant to which the Corporation’s shareholders approved the Merger.

The Corporation and Merrill Lynch have also received and are responding to inquiries from governmental authorities relating to (1) the Merger, and (2) incentive compensation paid to employees for 2008.

Merrill Lynch Subprime-Related Matters

In re Merrill Lynch & Co., Inc. Securities, Derivative, and ERISA Litigation

Beginning in October 2007, Merrill Lynch & Co., Inc. and MLPFS (collectively Merrill Lynch) and certain present and former Merrill Lynch officers and directors were named in both putative class actions filed on behalf of certain persons who acquired Merrill Lynch securities (the Securities Action) or participated in Merrill Lynch retirement plans (the ERISA Action) and purported shareholder derivative actions (the Derivative Actions) that have largely been consolidated under the caption, In re Merrill Lynch & Co., Inc. Securities, Derivative, and ERISA Litigation, filed in the U.S. District Court for the Southern District of New York. The complaints allege, among other things, that the defendants misrepresented and omitted facts related to Merrill Lynch’s exposure to subprime collateralized debt obligations and subprime lending markets in violation of the federal securities laws, and seek damages in unspecified amounts. The Securities Action plaintiffs allege harm to investors who purchased Merrill Lynch securities during the class period; the ERISA Action plaintiffs allege harm to employees who invested retirement assets in Merrill Lynch securities, in violation of the Employee Retirement Income Securities Act (ERISA); and the plaintiffs in the derivative suits allege harm to Merrill Lynch itself from alleged breaches of fiduciary duty. In January 2009, Merrill Lynch agreed in principle to settle the Securities Action for $475 million and the ERISA Action for $75 million. The settlement is subject to a number of conditions, including court approval and confirmatory discovery, and was reached without any adjudication of the merits or finding of liability. On February 17, 2009, the District Court granted the defendants’ motion to dismiss the Derivative Actions.

Louisiana Sheriffs’ Pension & Relief Fund v. Conway, et al.

On October 3, 2008, a putative class action was filed against Merrill Lynch & Co., Inc., Merrill Lynch Capital Trust I, Merrill Lynch Capital Trust II, Merrill Lynch Capital Trust III, MLPFS (collectively Merrill Lynch), and certain present and former Merrill Lynch officers and directors, and underwriters, including BAS, in New York Supreme Court. The complaint seeks relief on behalf of all persons who purchased or otherwise acquired Merrill Lynch debt securities issued pursuant to a shelf registration statement dated March 31, 2006. The complaint alleges that Merrill Lynch’s prospectuses misstated Merrill Lynch’s financial condition and failed to disclose its exposure to losses from investments tied to subprime and other mortgages, as well as its liability arising from its participation in the auction rate securities market. On October 22, 2008, the action was removed to federal court and on November 5, 2008 it was accepted as a related case to In re Merrill Lynch & Co., Inc. Securities, Derivative, and ERISA Litigation. On February 9, 2009, Merrill Lynch filed a motion to dismiss the action.

Connecticut Carpenters Pension Fund, et al. v. Merrill Lynch & Co., Inc., et al.

On December 5, 2008, a class action complaint was filed against Merrill Lynch & Co., Inc., MLPFS, Merrill Lynch Mortgage Investors, Inc., Merrill Lynch Mortgage Lending, Inc., and Merrill Lynch Credit Corporation, Inc. (collectively Merrill Lynch) and certain present and former Merrill Lynch officers and directors in the Superior Court of the State of California, County of Los Angeles on behalf of persons who purchased Merrill Lynch

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Mortgage Trust Certificates pursuant or traceable to registration statements that Merrill Lynch Mortgage Investors, Inc. filed with the SEC on August 5, 2005, December 21, 2005, and February 2, 2007. The complaint alleges that the registration statements misrepresented or omitted material facts regarding the quality of the mortgage pools underlying the Trusts, the mortgages’ loan-to-value ratios, and other criteria that were used to qualify borrowers for mortgages. Plaintiffs seek to recover alleged losses in the market value of the Certificates allegedly caused by the performance of the underlying mortgages.

Public Employees’ Ret. System of Mississippi v. Merrill Lynch & Co. Inc.

On February 17, 2009, a putative class action was filed against Merrill Lynch and others in the U.S. District Court for the Southern District of New York on behalf of persons who purchased Merrill Lynch Mortgage Trust Certificates pursuant or traceable to registration statements that Merrill Lynch Mortgage Investors, Inc. filed with the SEC on December 21, 2005 and February 2, 2007. The complaint alleges, among other things, that the registration statements and related documents misrepresented or omitted material facts regarding the underwriting standards used to originate the mortgages in the mortgage pools underlying the Trusts. Plaintiffs seek to recover alleged losses in the market value of the Certificates allegedly caused by the performance of the underlying mortgages or to rescind their purchases of the Certificates.

In addition to the above class actions, Merrill Lynch is a respondent or defendant in arbitrations and lawsuits brought by customers relating to the purchase of subprime-related securities. Plaintiffs generally allege causes of action for negligence, breach of duty, and fraud.

Merrill Lynch & Co., Inc. is cooperating with the SEC and other governmental authorities investigating sub-prime mortgage-related activities.

Miller

On August 13, 1998, a predecessor of BANA was named as a defendant in a class action filed in Superior Court of California, County of San Francisco, entitled Paul J. Miller v. Bank of America, N.A., challenging its practice of debiting accounts that received, by direct deposit, governmental benefits to repay fees incurred in those accounts. The action alleges, among other claims, fraud, negligent misrepresentation and other violations of California law. On October 16, 2001, a class was certified consisting of more than one million California residents who have, had or will have, at any time after August 13, 1994, a deposit account with BANA into which payments of public benefits are or have been directly deposited by the government.

On March 4, 2005, the trial court entered a judgment that purported to award the class restitution in the amount of $284 million, plus attorneys’ fees, and provided that class members whose accounts were assessed an insufficient funds fee in violation of law suffered substantial emotional or economic harm and, therefore, are entitled to an additional $1,000 statutory penalty. The judgment also purported to enjoin BANA, among other things, from engaging in the account balancing practices at issue. On November 22, 2005, the California Court of Appeal stayed the judgment, including the injunction, pending appeal.

On November 20, 2006, the California Court of Appeal reversed the judgment in its entirety, holding that BANA’s practice did not constitute a violation of California law. On March 21, 2007, the California Supreme Court granted plaintiff’s petition to review the Court of Appeal’s decision.

Municipal Derivatives Matters

The Antitrust Division of the U.S. Department of Justice (DOJ), the SEC, and the IRS are investigating possible anticompetitive bidding practices in the municipal derivatives industry involving various parties, including BANA, from the early 1990s to date. The activities at issue in these industry-wide government investigations concern the bidding process for municipal derivatives that are offered to states, municipalities and other issuers of tax-exempt bonds. The Corporation has cooperated, and continues to cooperate, with the DOJ, the SEC and the IRS. On February 4, 2008, BANA received a Wells notice advising that the SEC staff is considering recommending that the SEC bring a civil injunctive action and/or an administrative proceeding “in connection with the bidding of various financial instruments associated with municipal securities.” An SEC action or proceeding could seek a permanent injunction, disgorgement plus prejudgment interest, civil penalties and other remedial relief. Merrill Lynch & Co., Inc. is also being investigated by the SEC and the DOJ.

On January 11, 2007, the Corporation entered into a Corporate Conditional Leniency Letter (the Letter) with DOJ. Under the Letter and subject to the Corporation’s continuing cooperation, DOJ will not bring any criminal antitrust prosecution against the Corporation in connection with the matters that the Corporation reported to DOJ. Subject to satisfying DOJ and the court presiding over any civil litigation of the Corporation’s cooperation, the Corporation is eligible for (i) a limit on liability to single, rather than treble, damages in certain types of related civil antitrust actions, and (ii) relief from joint and several antitrust liability with other civil defendants.

Beginning in March 2008, the Corporation, BANA and other financial institutions, including Merrill Lynch & Co., Inc., have been named as defendants in complaints filed in federal courts in the District of Columbia, New York and elsewhere. Plaintiffs purport to represent classes of government and private entities that purchased municipal derivatives from defendants. The complaints allege that defendants conspired to allocate customers and fix or stabilize the prices of certain municipal derivatives from 1992 through the present. The plaintiffs’ complaints seek unspecified damages, including treble damages. These lawsuits were consolidated for pre-trial proceedings in the In re Municipal Derivatives Antitrust Litigation, MDL No. 1950 (Master Docket No. 08-2516), pending in the U.S. District Court for the Southern District of New York, and plaintiffs have filed a Consolidated Class Action complaint in this matter. BANA, BAS, Merrill Lynch and other financial institutions were also named in several related individual suits filed in California state courts on behalf of a number of cities and counties in California. These complaints allege a substantially similar conspiracy and assert violations of California’s Cartwright Act, as well as fraud and deceit claims. All of these state complaints have been removed to federal court and are now part of In re Municipal Derivatives Antitrust Litigation, MDL No. 1950 (Master Docket No. 08-2516). Motions to remand these cases to state court were denied.

Beginning in April 2008, the Corporation and BANA received subpoenas, interrogatories and/or civil investigative demands from a number of state attorneys general requesting documents and information regarding municipal derivatives transactions from 1992 through the present. The Corporation and BANA are cooperating with the state attorneys general.

Parmalat Finanziaria S.p.A.

On December 24, 2003, Parmalat Finanziaria S.p.A. was admitted into insolvency proceedings in Italy, known as “extraordinary administration.” The Corporation, through certain of its subsidiaries, including BANA, provided financial services and extended credit to Parmalat and its related entities. On June 21, 2004, Extraordinary Commissioner Dr. Enrico Bondi filed with the Italian Ministry of Production Activities a plan of reorganization for the restructuring of the companies of the Parmalat group that are

47	Bank of America 2008

included in the Italian extraordinary administration proceeding. In July 2004, the Italian Ministry of Production Activities approved the Extraordinary Commissioner’s restructuring plan, as amended, for the Parmalat group companies that are included in the Italian extraordinary administration proceeding. This plan was approved by the voting creditors and the Court of Parma, Italy in October of 2005.

Litigation and investigations relating to Parmalat are pending in both Italy and the United States.

Proceedings in Italy

On May 26, 2004, The Public Prosecutor’s Office for the Court of Milan, Italy filed criminal charges against Luca Sala, Luis Moncada, and Antonio Luzi, three former employees of the Corporation, alleging the crime of market manipulation in connection with a press release issued by Parmalat. On December 18, 2008 the Court of Milan, Italy fully acquitted each of the former employees of all charges. At this time, the acquittal has not been appealed. The Public Prosecutor’s Office also filed a related charge in May, 2004 against the Corporation asserting administrative liability based on an alleged failure to maintain an organizational model sufficient to prevent the alleged criminal activities of its former employees. The trial on this administrative charge is ongoing, with hearing dates scheduled in 2009.

Separately, on October 9, 2008 the Public Prosecutor of the Court of Parma, Italy filed a notice of intent to file criminal charges against twelve former and current employees of the Corporation in connection with the insolvency of Parmalat S.p.A. The notice of intent to file charges alleges that the Corporation’s transactions with Parmalat contributed to the insolvency of Parmalat, that certain transactions violated the Italian usury laws, and that certain former employees of the Corporation wrongly diverted funds in connection with certain transactions.

Proceedings in the United States

On March 5, 2004, a First Amended Complaint was filed in a securities action pending in the U.S. District Court for the Southern District of New York entitled Southern Alaska Carpenters Pension Fund et al. v. Bonlat Financing Corporation et al. The action was brought as a putative class action on behalf of purchasers of Parmalat securities, alleged violations of the federal securities laws against the Corporation and certain affiliates, and sought unspecified damages. The action was subsequently consolidated as the In re Parmalat Securities Litigation before Judge Lewis A. Kaplan of the Southern District of New York. On August 12, 2008, the District Court dismissed the putative class claims against the Corporation and its affiliates in their entirety and no appeal was taken.

On October 7, 2004, Enrico Bondi filed an action in the U.S. District Court for the Western District of North Carolina on behalf of Parmalat and its shareholders and creditors against the Corporation and various related entities, entitled Dr. Enrico Bondi, Extraordinary Commissioner of Parmalat Finanziaria, S.p.A., et al. v. Bank of America Corporation, et al (the Bondi Action). The complaint alleged federal and state RICO claims and various state law claims, including fraud. The complaint seeks damages in excess of $10 billion. The Bondi Action was transferred to the U.S. District Court for the Southern District of New York for coordinated pre-trial purposes with putative class actions and other related cases against non-Bank of America defendants under the caption In re Parmalat Securities Litigation. Following orders on motions to dismiss, the remaining claims are federal and state RICO claims, a breach of fiduciary duty claim, and other state law claims with respect to three transactions entered into between the Corporation and Parmalat. The Corporation filed an answer and counterclaims seeking damages. The District Court granted in part a motion to dismiss certain of the counterclaims, leaving intact the counterclaims for fraud, negligent misrepresentation and civil conspiracy against Parmalat S.p.A., Parmalat Finanziaria S.p.A. and Parmalat Netherlands, B.V., as well as a claim for securities fraud against Parmalat S.p.A. and Parmalat Finanziaria S.p.A.

Certain purchasers of Parmalat-related private placement offerings have filed complaints against the Corporation and various related entities in the following actions: Principal Global Investors, LLC, et al. v. Bank of America Corporation, et al. in the U.S. District Court for the Southern District of Iowa; Monumental Life Insurance Company, et al. v. Bank of America Corporation, et al. in the U.S. District Court for the Northern District of Iowa; Prudential Insurance Company of America and Hartford Life Insurance Company v. Bank of America Corporation, et al. in the U.S. District Court for the Northern District of Illinois; Allstate Life Insurance Company v. Bank of America Corporation, et al. in the U.S. District Court for the Northern District of Illinois; Hartford Life Insurance v. Bank of America Corporation, et al. in the U.S. District Court for the Southern District of New York; and John Hancock Life Insurance Company, et al. v. Bank of America Corporation et al. in the U.S. District Court for the District of Massachusetts. The actions variously allege violations of federal and state securities law and state common law, and seek rescission and unspecified damages based upon the Corporation’s and related entities’ alleged roles in certain private placement offerings issued by Parmalat-related companies. All cases have been transferred to the U.S. District Court for the Southern District of New York for coordinated pre-trial purposes with the In re Parmalat Securities Litigation matter. The plaintiffs seek rescission and unspecified damages resulting from alleged purchases of approximately $305 million in private placement instruments.

Pender

The Corporation is a defendant in a putative class action entitled William L. Pender, et al. v. Bank of America Corporation, et al. (formerly captioned Anita Pothier, et al. v. Bank of America Corporation, et al.), which is pending in the U.S. District Court for the Western District of North Carolina. The action is brought on behalf of participants in or beneficiaries of The Bank of America Pension Plan (formerly known as the NationsBank Cash Balance Plan) and The Bank of America 401(k) Plan (formerly known as the NationsBank 401(k) Plan). The Corporation, BANA, The Bank of America Pension Plan, The Bank of America 401(k) Plan, the Bank of America Corporation Corporate Benefits Committee and various members thereof, and PricewaterhouseCoopers LLP are defendants. The complaint alleges violations of ERISA, including that the design of The Bank of America Pension Plan violated ERISA’s defined benefit pension plan standards and that such plan’s definition of normal retirement age is invalid. In addition, the complaint alleges age discrimination by The Bank of America Pension Plan, unlawful lump sum benefit calculation, violation of ERISA’s “anti-backloading” rule, that certain voluntary transfers of assets by participants in The Bank of America 401(k) Plan to The Bank of America Pension Plan violated ERISA, and other related claims. The complaint alleges that plan participants are entitled to greater benefits and seeks declaratory relief, monetary relief in an unspecified amount, equitable relief, including an order reforming The Bank of America Pension Plan, attorneys’ fees and interest. On December 1, 2005, the plaintiffs moved to certify classes consisting of, among others, (i) all persons who accrued or who are currently accruing benefits under The Bank of America Pension Plan and (ii) all persons who elected to have amounts representing their account balances under The Bank of America 401(k) Plan transferred to The Bank of America Pension Plan. That motion, and a motion to dismiss the complaint, are pending.

Bank of America 2008	48

Note 14 – Shareholders’ Equity and Earnings Per Common Share

During the first quarter of 2009, the Corporation issued preferred stock and warrants to purchase common stock. For additional information, see Note 25 – Subsequent Events to the Consolidated Financial Statements. In January 2009, the Corporation issued common stock in connection with its acquisition of Merrill Lynch. For additional information, see Note 2 – Merger and Restructuring Activity to the Consolidated Financial Statements.

Common Stock

In October 2008, the Corporation issued 455 million shares of common stock at $22.00 per share which resulted in proceeds of $9.9 billion, net of underwriting expenses. In July 2008, the Corporation issued 107 million shares in connection with the Countrywide acquisition. Also during the year, the Corporation issued 17.8 million shares under employee stock plans. Additionally, the Corporation may repurchase shares, subject to certain restrictions including those imposed by the U.S. government, from time to time, in the open market or in private transactions through the

Corporation’s approved repurchase program. In 2008, the Corporation did not repurchase any shares of common stock. As discussed further below, the declaration of common stock dividends and the repurchase of common shares are subject to certain restrictions in connection with the Troubled Asset Relief Program (TARP) Capital Purchase Program.

In October 2008, the Board declared a fourth quarter cash dividend of $0.32 per common share which was paid on December 26, 2008 to common shareholders of record on December 5, 2008. In July 2008, the Board declared a third quarter cash dividend of $0.64 per common share which was paid on September 26, 2008 to common shareholders of record on September 5, 2008. In April 2008, the Board declared a second quarter cash dividend of $0.64 per common share which was paid on June 27, 2008 to shareholders of record on June 6, 2008. In January 2008, the Board declared a first quarter cash dividend of $0.64 per common share which was paid on March 28, 2008 to shareholders of record on March 7, 2008.

In addition, in January 2009, the Board declared a regular quarterly cash dividend on common stock of $0.01 per share, payable on March 27, 2009 to common shareholders of record on March 6, 2009.

49	Bank of America 2008

Preferred Stock

The following table presents a summary of Preferred Stock issued by the Corporation.

Preferred Stock Summary

(Dollars in millions, except as noted)	Description	Initial Issuance Date	Total Shares Issued	Liquidation Preference per Share (in dollars)	Carrying Value (2)	Per Annum Dividend Rate	Redemption Period
Series (1)
Series B (3)	7% Cumulative Redeemable	January 1998	7,642	$100	$1	7.00%	n/a
Series D (4, 5)	6.204% Non-Cumulative	September 2006	33,000	25,000	825	6.204%	On or after September 14, 2011
Series E (4, 5)	Floating Rate Non-Cumulative	November 2006	81,000	25,000	2,025	Annual rate equal to the greater of (a) 3-mo. LIBOR + 35 bps and (b) 4.00%	On or after November 15, 2011
Series H (4, 5)	8.20% Non-Cumulative	May 2008	117,000	25,000	2,925	8.20%	On or after May 1, 2013
Series I (4, 5)	6.625% Non-Cumulative	September 2007	22,000	25,000	550	6.625%	On or after October 1, 2017
Series J (4, 5)	7.25% Non-Cumulative	November 2007	41,400	25,000	1,035	7.25%	On or after November 1, 2012
Series K (5, 6)	Fixed-to-Floating Rate Non-Cumulative	January 2008	240,000	25,000	6,000	8.00% through 1/29/18; 3-mo. LIBOR + 363 bps thereafter	On or after January 30, 2018
Series L (7)	7.25% Non-Cumulative Perpetual Convertible	January 2008	6,900,000	1,000	6,900	7.25%	n/a
Series M (5, 6)	Fixed-to-Floating Rate Non-Cumulative	April 2008	160,000	25,000	4,000	8.125% through 5/14/18; 3-mo. LIBOR + 364 bps thereafter	On or after May 15, 2018
Series N (8)	Fixed Rate Cumulative Perpetual	October 2008	600,000	25,000	13,550	5.00% through 11/14/13; 9.00% thereafter	On or after November 15, 2011
Total			8,202,042		$37,811
(1)	Series of preferred stock have a par value of $0.01 per share.
(2)	Amounts shown before third party issuance costs totaling $110 million.
(3)	Series B Preferred Stock does not have early redemption/call rights.
(4)	Ownership is held in the form of depository shares each representing a 1/1000th interest in a share of preferred stock paying a quarterly cash dividend.
(5)	The Corporation may redeem series of preferred stock on or after the redemption date, in whole or in part, at its option, at the liquidation preference plus declared and unpaid dividends.
(6)

Ownership is held in the form of depository shares each representing a 1/25th interest in a share of preferred stock, paying a semi-annual cash dividend, if and when declared, until the redemption date then adjusts to a quarterly cash dividend, if and when declared, thereafter.

(7)

Series L Preferred Stock does not have early redemption/call rights. Each share of the Series L Preferred Stock may be converted at any time, at the option of the holder, into 20 shares of the Corporation’s common stock plus cash in lieu of fractional shares. On or after January 30, 2013, the Corporation may cause some or all of the Series L Preferred Stock, at its option, at any time or from time to time, to be converted into shares of common stock at the then-applicable conversion rate if, for 20 trading days during any period of 30 consecutive trading days, the closing price of common stock exceeds 130 percent of the then-applicable conversion price of the Series L Preferred Stock. If the Corporation exercises its right to cause the automatic conversion of Series L Preferred Stock on January 30, 2013, it will still pay any accrued dividends payable on January 30, 2013 to the applicable holders of record.

(8)

Series N Preferred Stock initially pays quarterly cash dividends. Series N Preferred Stock may be redeemed earlier with net proceeds from qualified equity offerings, which is defined generally as a sale or issuance of common or perpetual preferred stock to third parties that qualifies as Tier 1 Capital.

n/a = not applicable

Bank of America 2008	50

The shares of the series of preferred stock previously discussed are not subject to the operation of a sinking fund and have no participation rights. With the exception of the Series L Preferred Stock, the shares of the series of preferred stock in the previous table are not convertible. The holders of these series have no general voting rights. If any dividend payable on these series is in arrears for three or more semi-annual or six or more quarterly dividend periods, as applicable (whether consecutive or not), the holders of these series and any other class or series of preferred stock ranking equally as to payment of dividends and upon which equivalent voting rights have been conferred and are exercisable (voting as a single class) will be entitled to vote for the election of two additional directors. These voting rights terminate when the Corporation has paid in full dividends on these series for at least two semi-annual or four quarterly dividend periods, as applicable, following the dividend arrearage (or, in the case of the Series N Preferred Stock, upon payment of all accrued and unpaid dividends).

In October 2008, in connection with the TARP Capital Purchase Program, established as part of the Emergency Economic Stabilization Act of 2008, the Corporation issued to the U.S. Treasury 600 thousand shares of Series N Preferred Stock as presented in the previous table. The Series N Preferred Stock has a call feature after three years. In connection with this investment, the Corporation also issued to the U.S. Treasury 10-year warrants to purchase approximately 73.1 million shares of Bank of America Corporation common stock at an exercise price of $30.79 per share. Upon the request of the U.S. Treasury, at any time, the Corporation has agreed to enter into a deposit arrangement pursuant to which the Series N Preferred Stock may be deposited and depositary shares, representing 1/25th of a share of Series N Preferred Stock, may be issued. The Corporation has agreed to register the Series N Preferred Stock, the warrants, the shares of common stock underlying the warrants and the depositary shares, if any, for resale under the Securities Act of 1933.

As required under the TARP Capital Purchase Program in connection with the sale of the Series N Preferred Stock to the U.S. Treasury, dividend payments on, and repurchases of, the Corporation’s outstanding preferred and common stock are subject to certain restrictions. For as long as any Series N Preferred Stock is outstanding, no dividends may be declared or paid on the Corporation’s outstanding preferred and common stock until all accrued and unpaid dividends on Series N Preferred Stock are fully paid. In addition, the U.S. Treasury’s consent is required for any increase in dividends declared on shares of common stock before the third anniversary of the issuance of the Series N Preferred Stock unless the Series N Preferred Stock is redeemed by the Corporation or transferred in whole by the U.S. Treasury. Further, the U.S. Treasury’s consent is required for any repurchase of any equity securities or trust preferred securities except for repurchases of Series N Preferred Stock or repurchases of common shares in connection with benefit plans consistent with past practice before the third anniversary of the issuance of the Series N Preferred Stock unless redeemed by the Corporation or transferred in whole by the U.S. Treasury.

On July 14, 2006, the Corporation redeemed its 6.75% Perpetual Preferred Stock with a stated value of $250 per share. The 382.5 thousand shares, or $96 million, outstanding of preferred stock were redeemed at the stated value of $250 per share, plus accrued and unpaid dividends.

On July 3, 2006, the Corporation redeemed its Fixed/Adjustable Rate Cumulative Preferred Stock with a stated value of $250 per share. The 700 thousand shares, or $175 million, outstanding of preferred stock were redeemed at the stated value of $250 per share, plus accrued and unpaid dividends.

All preferred stock outstanding has preference over the Corporation’s common stock with respect to the payment of dividends and distribution of the Corporation’s assets in the event of a liquidation or dissolution. Except in certain circumstances, the holders of preferred stock have no voting rights.

During 2008, 2007 and 2006 the aggregate dividends declared on preferred stock were $1.3 billion, $182 million and $22 million respectively. In addition, in January 2009, the Corporation declared aggregate dividends on preferred stock of $909 million, including $145 million related to preferred stock exchanged in connection with the Merrill Lynch acquisition.

Accumulated OCI

The following table presents the changes in accumulated OCI for 2008, 2007 and 2006, net-of-tax.

(Dollars in millions)	Securities (1)	Derivatives (2)	Employee Benefit Plans (3)	Foreign Currency (4)	Total
Balance, December 31, 2007	$6,536	$(4,402)	$(1,301)	$296	$1,129
Net change in fair value recorded in accumulated OCI (5)	(10,354)	104	(3,387)	(1,000)	(14,637)
Net realized losses reclassified into earnings (6)	1,797	840	46	–	2,683
Balance, December 31, 2008	$(2,021)	$(3,458)	$(4,642)	$(704)	$(10,825)
Balance, December 31, 2006	$(2,733)	$(3,697)	$(1,428)	$147	$(7,711)
Net change in fair value recorded in accumulated OCI (5)	9,416	(1,252)	4	142	8,310
Net realized (gains) losses reclassified into earnings (6)	(147)	547	123	7	530
Balance, December 31, 2007	$6,536	$(4,402)	$(1,301)	$296	$1,129
Balance, December 31, 2005	$(2,978)	$(4,338)	$(118)	$(122)	$(7,556)
Net change in fair value recorded in accumulated OCI	465	534	(1,310)	219	(92)
Net realized (gains) losses reclassified into earnings (6)	(220)	107	–	50	(63)
Balance, December 31, 2006	$(2,733)	$(3,697)	$(1,428)	$147	$(7,711)
(1)

In 2008, 2007 and 2006, the Corporation reclassified net realized losses into earnings on the sales and other-than-temporary impairments of AFS debt securities of $1.4 billion, $137 million and $279 million, net-of-tax, respectively, and net realized (gains) losses on the sales and other-than-temporary impairments of AFS marketable equity securities of $377 million, $(284) million, and $(499) million, net-of-tax, respectively.

(2)

The amounts included in accumulated OCI for terminated interest rate derivative contracts were losses of $3.4 billion, $3.8 billion and $3.2 billion, net-of-tax, at December 31, 2008, 2007 and 2006, respectively.

(3)	For more information, see Note 16 – Employee Benefit Plans to the Consolidated Financial Statements.
(4)

For 2008, the net change in fair value recorded in accumulated OCI represented $3.8 billion in losses associated with the Corporation’s foreign currency translation adjustments on its net investment in consolidated foreign operations partially offset by gains of $2.8 billion on the related foreign currency exchange hedging results.

(5)	Securities include the fair value adjustment of $4.8 billion and $8.4 billion, net-of-tax, related to the Corporation’s investment in CCB at December 31, 2008 and 2007.
(6)

Included in this line item are amounts related to derivatives used in cash flow hedge relationships. These amounts are reclassified into earnings in the same period or periods during which the hedged forecasted transactions affect earnings. This line item also includes (gains) losses on AFS debt and marketable equity securities and impairment charges. These amounts are reclassified into earnings upon sale of the related security or when the other-than-temporary impairment charge is recognized.

51	Bank of America 2008

Earnings Per Common Share

The calculation of earnings per common share and diluted earnings per common share for 2008, 2007 and 2006 is presented below. See Note 1 – Summary of Significant Accounting Principles to the Consolidated Financial Statements for a discussion on the calculation of earnings per common share.

(Dollars in millions, except per share information; shares in thousands)	2008	2007	2006
Earnings per common share
Net income	$4,008	$14,982	$21,133
Preferred stock dividends (1)	(1,452)	(182)	(22)
Net income available to common shareholders	$2,556	$14,800	$21,111
Average common shares issued and outstanding	4,592,085	4,423,579	4,526,637
Earnings per common share	$0.56	$3.35	$4.66
Diluted earnings per common share
Net income available to common shareholders	$2,556	$14,800	$21,111
Average common shares issued and outstanding	4,592,085	4,423,579	4,526,637
Dilutive potential common shares (2, 3)	20,406	56,675	69,259
Total diluted average common shares issued and outstanding	4,612,491	4,480,254	4,595,896
Diluted earnings per common share	$0.55	$3.30	$4.59
(1)

In 2008, preferred stock dividends includes $130 million of Series N Preferred Stock fourth quarter 2008 cumulative preferred dividends not declared as of year end and $50 million of accretion of discounts on preferred stock issuances.

(2)

For 2008, 2007 and 2006, average options to purchase 181 million, 28 million and 355 thousand shares, respectively, were outstanding but not included in the computation of earnings per common share because they were antidilutive. For 2008, 128 million average dilutive potential common shares associated with the convertible Series L Preferred Stock issued in January of 2008 were excluded from the diluted share count because the result would have been antidilutive under the “if-converted” method.

(3)	Includes incremental shares from restricted stock units, restricted stock shares, stock options and warrants.

Note 15 – Regulatory Requirements and Restrictions

The FRB requires the Corporation’s banking subsidiaries to maintain reserve balances based on a percentage of certain deposits. Average daily reserve balances required by the FRB were $7.1 billion and $5.7 billion for 2008 and 2007. Currency and coin residing in branches and cash vaults (vault cash) are used to partially satisfy the reserve requirement. The average daily reserve balances, in excess of vault cash, held with the FRB amounted to $133 million and $49 million for 2008 and 2007.

The primary source of funds for cash distributions by the Corporation to its shareholders is dividends received from its banking subsidiaries Bank of America, N.A., FIA Card Services, N.A., and Countrywide Bank, FSB. In 2008, the Corporation received $12.2 billion in dividends from its banking subsidiaries. In 2009, Bank of America, N.A., FIA Card Services, N.A., and Countrywide Bank, FSB can declare and pay dividends to the Corporation of $0, $226 million and $695 million plus an additional amount equal to their net profits for 2009, as defined by statute, up to the date of any such dividend declaration. The other subsidiary national banks can initiate aggregate dividend payments in 2009 of $1.2 billion plus an additional amount equal to their net profits for 2009, as defined by statute, up to the date of any such dividend declaration. The amount of dividends that each subsidiary bank may declare in a calendar year without approval by the Office of the Comptroller of the Currency (OCC) is the subsidiary bank’s net profits for that year combined with its net retained profits, as defined, for the preceding two years. In addition, the Corporation’s declaration of common stock dividends is subject to certain restrictions in connection with its preferred stock issued to the U.S. Treasury under the TARP Capital Purchase Program. For additional information see Note 14 – Shareholders’ Equity and Earnings Per Common Share to the Consolidated Financial Statements.

The FRB, OCC, Office of Thrift Supervision (OTS) and FDIC (collectively, the Agencies) have issued regulatory capital guidelines for U.S. banking organizations. Failure to meet the capital requirements can initiate certain mandatory and discretionary actions by regulators that could have a material effect on the Corporation’s financial statements. At December 31, 2008 and 2007, the Corporation, Bank of America, N.A. and FIA Card Services, N.A. were classified as “well-capitalized” under this regulatory framework. Effective July 1, 2008, the Corporation acquired Countrywide Bank, FSB which is regulated by the OTS and is, therefore, subject to OTS capital requirements. Countrywide Bank, FSB is required by OTS regulations to maintain a tangible equity ratio of at least two percent to avoid being classified as “critically undercapitalized.” At December 31, 2008, Countrywide Bank, FSB’s tangible equity ratio was 6.64 percent and was classified as “well-capitalized” for regulatory purposes. Management believes that the Corporation, Bank of America, N.A., FIA Card Services, N.A. and Countrywide Bank, FSB will remain “well-capitalized.”

The regulatory capital guidelines measure capital in relation to the credit and market risks of both on- and off-balance sheet items using various risk weights. Under the regulatory capital guidelines, Total Capital consists of three tiers of capital. Tier 1 Capital includes common shareholders’ equity, Trust Securities, minority interests and qualifying preferred stock, less goodwill and other adjustments. Tier 2 Capital consists of preferred stock not qualifying as Tier 1 Capital, mandatory convertible debt, limited amounts of subordinated debt, other qualifying term debt, the allowance for credit losses up to 1.25 percent of risk-weighted assets and other adjustments. Tier 3 Capital includes subordinated debt that is unsecured, fully paid, has an original maturity of at least two years, is not redeemable before maturity without prior approval by the FRB and includes a lock-in clause precluding payment of either interest or principal if the payment would cause the issuing bank’s risk-based capital ratio to fall or remain below the required minimum. Tier 3 Capital can only be used to satisfy the Corporation’s market risk capital requirement and may not be used to support its credit risk requirement. At December 31, 2008 and 2007, the Corporation had no subordinated debt that qualified as Tier 3 Capital.

Certain corporate sponsored trust companies which issue Trust Securities are not consolidated pursuant to FIN 46R. In accordance with FRB guidance, the FRB allows Trust Securities to qualify as Tier 1 Capital with revised quantitative limits that will be effective on March 31, 2009. As a result, we include Trust Securities in Tier 1 Capital.

Such limits restrict core capital elements to 15 percent for internationally active bank holding companies. In addition, the FRB revised the qualitative standards for capital instruments included in regulatory capital.

Bank of America 2008	52

Internationally active bank holding companies are those with consolidated assets greater than $250 billion or on-balance sheet exposure greater than $10 billion. At December 31, 2008, the Corporation’s restricted core capital elements comprised 14.7 percent of total core capital elements. The Corporation expects to remain fully compliant with the revised limits prior to the implementation date of March 31, 2009.

To meet minimum, adequately capitalized regulatory requirements, an institution must maintain a Tier 1 Capital ratio of four percent and a Total Capital ratio of eight percent. A “well-capitalized” institution must generally maintain capital ratios 200 bps higher than the minimum guidelines. The risk-based capital rules have been further supplemented by a Tier 1 Leverage ratio, defined as Tier 1 Capital divided by adjusted quarterly average total assets, after certain adjustments. “Well-capitalized” bank holding companies must have a minimum Tier 1 Leverage ratio of three percent. National banks must maintain a Tier 1 Leverage ratio of at least five percent to be classified as “well-capitalized.”

Net unrealized gains (losses) on AFS debt securities, net unrealized gains on AFS marketable equity securities, net unrealized gains (losses) on derivatives, and employee benefit plan adjustments in shareholders’ equity at December 31, 2008 and 2007, are excluded from the calculations of Tier 1 Capital and Leverage ratios. The Total Capital ratio excludes all of the above with the exception of up to 45 percent of net unrealized pre-tax gains on AFS marketable equity securities.

On January 1, 2009, the Corporation completed its acquisition of Merrill Lynch and subsequently issued an additional $10.0 billion of preferred stock in connection with the TARP Capital Purchase Program. On

January 16, 2009, the U.S. government agreed to assist in the Merrill Lynch acquisition by making a further investment in the Corporation of $20.0 billion in preferred stock. For additional information regarding the acquisition of Merrill Lynch see Note 2 – Merger and Restructuring Activity to the Consolidated Financial Statements and for additional information regarding these equity issuances see Note 25 – Subsequent Events to the Consolidated Financial Statements.

Regulatory Capital Developments

In June 2004, Basel II was published with the intent of more closely aligning regulatory capital requirements with underlying risks. Similar to economic capital measures, Basel II seeks to address credit risk, market risk, and operational risk. On December 7, 2007, the U.S. regulatory Agencies published the Basel II Final Rules (Basel II Rules) providing detailed capital requirements for credit and operational risk under Pillar 1, supervisory requirements under Pillar 2 and disclosure requirements under Pillar 3. The Corporation is still awaiting final rules for market risk requirements under Basel II.

The Basel II Rules’ effective date was April 1, 2008, which allows U.S. financial institutions to begin parallel reporting as early as 2008. The Corporation continues execution efforts to ensure preparedness with all Basel II requirements. The goal is to achieve full compliance by the end of the three-year implementation period in 2011. Further, internationally Basel II was implemented in several countries during 2008, while others will begin implementation in 2009 and beyond.

Regulatory Capital

	December 31
	2008			2007
	Actual		Minimum	Actual		Minimum
(Dollars in millions)	Ratio	Amount	Required (1)	Ratio	Amount	Required (1)
Risk-based capital
Tier 1
Bank of America Corporation	9.15%	$120,814	$52,833	6.87%	$83,372	$48,516
Bank of America, N.A.	8.51	88,979	41,818	8.23	75,395	36,661
FIA Card Services, N.A.	13.90	19,573	5,632	14.29	21,625	6,053
Countrywide Bank, FSB (2)	9.03	7,602	3,369	n/a	n/a	n/a
Total
Bank of America Corporation	13.00	171,661	105,666	11.02	133,720	97,032
Bank of America, N.A.	11.71	122,392	83,635	11.01	100,891	73,322
FIA Card Services, N.A.	16.25	22,875	11,264	16.82	25,453	12,105
Countrywide Bank, FSB (2)	10.28	8,662	6,738	n/a	n/a	n/a
Tier 1 Leverage
Bank of America Corporation	6.44	120,814	56,155	5.04	83,372	49,595
Bank of America, N.A.	5.94	88,979	44,944	5.94	75,395	38,092
FIA Card Services, N.A.	14.28	19,573	4,113	16.37	21,625	3,963
Countrywide Bank, FSB (2)	6.64	7,602	3,437	n/a	n/a	n/a
(1)	Dollar amount required to meet guidelines for adequately capitalized institutions.
(2)	Countrywide Bank, FSB is presented for periods subsequent to June 30, 2008.

n/a = not applicable

53	Bank of America 2008

Note 16 – Employee Benefit Plans

Pension and Postretirement Plans

The Corporation sponsors noncontributory trusteed qualified pension plans that cover substantially all officers and employees, a number of noncontributory nonqualified pension plans, and postretirement health and life plans. The plans provide defined benefits based on an employee’s compensation and years of service. The Bank of America Pension Plan (the Pension Plan) provides participants with compensation credits, generally based on years of service. For account balances based on compensation credits prior to January 1, 2008, the Pension Plan allows participants to select from various earnings measures, which are based on the returns of certain funds or common stock of the Corporation. The participant-selected earnings measures determine the earnings rate on the individual participant account balances in the Pension Plan. Participants may elect to modify earnings measure allocations on a periodic basis subject to the provisions of the Pension Plan. For account balances based on compensation credits subsequent to December 31, 2007, the account balance earnings rate is based on a benchmark rate. For eligible employees in the Pension Plan on or after January 1, 2008, the benefits become vested upon completion of three years of service. It is the policy of the Corporation to fund not less than the minimum funding amount required by ERISA.

The Pension Plan has a balance guarantee feature for account balances with participant-selected earnings, applied at the time a benefit payment is made from the plan that effectively provides principal protection for participant balances transferred and certain compensation credits. The Corporation is responsible for funding any shortfall on the guarantee feature.

As a result of recent mergers, the Corporation assumed the obligations related to the pension plans of former FleetBoston, MBNA, U.S. Trust Corporation, LaSalle and Countrywide. These plans together with the Pension Plan, are referred to as the Qualified Pension Plans. The Bank of America Pension Plan for Legacy Fleet (the FleetBoston Pension Plan) and the Bank of America Pension Plan for Legacy U.S. Trust Corporation (the U.S. Trust Pension Plan) are substantially similar to the Pension Plan discussed above; however, these plans do not allow participants to select various earnings measures; rather the earnings rate is based on a benchmark rate; in addition, both plans include participants with benefits determined under formulas based on average or career compensation and years of service rather than by reference to a pension account. The Bank of America Pension Plan for Legacy MBNA (the MBNA Pension Plan), The Bank of America Pension Plan for Legacy LaSalle (the LaSalle Pension Plan) and the Countrywide Financial Corporation Inc. Defined Benefit Pension Plan (the Countrywide Pension Plan) provide retirement benefits based on the number of years of benefit service and a percentage of the participant’s average annual compensation during the five highest paid consecutive years of their last ten years of employment. Effective December 31, 2008, the Countrywide Pension Plan, LaSalle Pension Plan, MBNA Pension Plan and U.S. Trust Pension Plan merged into the FleetBoston Pension Plan, which was renamed the Bank of America Pension Plan for Legacy Companies. The plan merger did not change participant benefits or benefit accruals as the Bank of America Pension Plan for Legacy Companies continues the respective benefit structures of the five plans for their respective participant groups.

The Corporation sponsors a number of noncontributory, nonqualified pension plans (the Nonqualified Pension Plans). As a result of mergers, the Corporation assumed the obligations related to the noncontributory, nonqualified pension plans of former FleetBoston, MBNA, U.S. Trust Corporation, LaSalle, and Countrywide. These plans, which are unfunded, provide defined pension benefits to certain employees.

In addition to retirement pension benefits, full-time, salaried employees and certain part-time employees may become eligible to continue participation as retirees in health care and/or life insurance plans sponsored by the Corporation. Based on the other provisions of the individual plans, certain retirees may also have the cost of these benefits partially paid by the Corporation. The obligations assumed as a result of the mergers are substantially similar to the Corporation’s Postretirement Health and Life Plans, except for Countrywide which did not have a Postretirement Health and Life Plan.

The tables within this Note include the information related to the U.S. Trust Corporation plans beginning July 1, 2007, the LaSalle plans beginning October 1, 2007 and the Countrywide plans beginning July 1, 2008.

Bank of America 2008	54

The following table summarizes the changes in the fair value of plan assets, changes in the projected benefit obligation (PBO), the funded status of both the accumulated benefit obligation (ABO) and the PBO, and the weighted average assumptions used to determine benefit obligations for the pension plans and postretirement plans at December 31, 2008 and 2007. Amounts recognized at December 31, 2008 and 2007 are reflected in other assets, and accrued expenses and other liabilities on the Consolidated Balance Sheet. The discount rate assumption is based on a cash flow matching technique and is subject to change each year. This technique utilizes a yield curve based upon Aa-rated corporate bonds with cash flows that match estimated benefit payments to produce the discount rate assumption. For the Qualified Pension Plans, the Nonqualified Pension Plans and the Postretirement Health and Life Plans, the discount rate at December 31, 2008, was 6.00 percent. For both the Qualified Pension Plans and the Postretirement Health and Life Plans, the expected long-term return on plan assets is 8.00 percent for 2009. The expected return on plan assets is determined using the calculated market-related value for the Qualified Pension Plans and the fair value for the Postretirement Health and Life Plans. The asset valuation method for the Qualified Pension Plans recognizes 60 percent of the prior year’s market gains or losses at the next measurement date, with the remaining 40 percent spread equally over the subsequent four years.

	Qualified Pension Plans (1)		Nonqualified Pension Plans (1)		Postretirement Health and Life Plans (1)
(Dollars in millions)	2008	2007	2008	2007	2008	2007
Change in fair value of plan assets
Fair value, January 1	$18,720	$16,793	$2	$–	$165	$90
U.S. Trust Corporation balance, July 1, 2007	–	437	–	–	–	–
LaSalle balance, October 1, 2007	–	1,400	–	–	–	85
Countrywide balance, July 1, 2008	305	–	–	–	–	–
Actual return on plan assets	(5,310)	1,043	–	–	(43)	7
Company contributions (2)	1,400	–	154	159	83	84
Plan participant contributions	–	–	–	–	117	109
Benefits paid	(861)	(953)	(154)	(157)	(227)	(225)
Federal subsidy on benefits paid	n/a	n/a	n/a	n/a	15	15
Fair value, December 31	$14,254	$18,720	$2	$2	$110	$165
Change in projected benefit obligation
Projected benefit obligation, January 1	$14,200	$12,680	$1,307	$1,345	$1,576	$1,549
U.S. Trust Corporation balance, July 1, 2007	–	363	–	6	–	9
LaSalle balance, October 1, 2007	–	1,133	–	108	–	120
Countrywide balance, July 1, 2008	439	–	53	–	–	–
Service cost	343	316	7	9	16	16
Interest cost	837	761	77	71	87	84
Plan participant contributions	–	–	–	–	117	109
Plan amendments	5	3	–	(1)	–	–
Actuarial gains	(1,239)	(103)	(32)	(74)	(180)	(101)
Benefits paid	(861)	(953)	(154)	(157)	(227)	(225)
Federal subsidy on benefits paid	n/a	n/a	n/a	n/a	15	15
Projected benefit obligation, December 31	$13,724	$14,200	$1,258	$1,307	$1,404	$1,576
Amount recognized, December 31	$530	$4,520	$(1,256)	$(1,305)	$(1,294)	$(1,411)
Funded status, December 31
Accumulated benefit obligation	$12,864	$13,540	$1,246	$1,284	n/a	n/a
Overfunded (unfunded) status of ABO	1,390	5,180	(1,244)	(1,282)	n/a	n/a
Provision for future salaries	860	660	12	23	n/a	n/a
Projected benefit obligation	13,724	14,200	1,258	1,307	$1,404	$1,576
Weighted average assumptions, December 31
Discount rate	6.00%	6.00%	6.00%	6.00%	6.00%	6.00%
Expected return on plan assets	8.00	8.00	n/a	n/a	8.00	8.00
Rate of compensation increase	4.00	4.00	4.00	4.00	n/a	n/a
(1)	The measurement date for the Qualified Pension Plans, Nonqualified Pension Plans, and Postretirement Health and Life Plans was December 31 of each year reported.
(2)

The Corporation’s best estimate of its contributions to be made to the Qualified Pension Plans, Nonqualified Pension Plans, and Postretirement Health and Life Plans in 2009 is $0, $110 million and $119 million, respectively.

n/a = not applicable

Amounts recognized in the Consolidated Financial Statements at December 31, 2008 and 2007 were as follows:

	Qualified Pension Plans		Nonqualified Pension Plans		Postretirement Health and Life Plans
(Dollars in millions)	2008	2007	2008	2007	2008	2007
Other assets	$607	$4,520	$–	$–	$–	$–
Accrued expenses and other liabilities	(77)	–	(1,256)	(1,305)	(1,294)	(1,411)
Net amount recognized at December 31	$530	$4,520	$(1,256)	$(1,305)	$(1,294)	$(1,411)

55	Bank of America 2008

Net periodic benefit cost (income) for 2008, 2007 and 2006 included the following components:

	Qualified Pension Plans			Nonqualified Pension Plans			Postretirement Health and Life Plans
(Dollars in millions)	2008 (1)	2007	2006	2008 (1)	2007	2006	2008 (1)	2007	2006
Components of net periodic benefit cost (income)
Service cost	$343	$316	$306	$7	$9	$13	$16	$16	$13
Interest cost	837	761	676	77	71	78	87	84	86
Expected return on plan assets	(1,444)	(1,312)	(1,034)	–	–	–	(13)	(8)	(10)
Amortization of transition obligation	–	–	–	–	–	–	31	32	31
Amortization of prior service cost (credits)	33	47	41	(8)	(7)	(8)	–	–	–
Recognized net actuarial loss (gain)	83	156	229	14	17	20	(81)	(60)	12
Recognized loss (gain) due to settlements and curtailments	–	–	–	–	14	–	–	(2)	–
Net periodic benefit cost (income)	$(148)	$(32)	$218	$90	$104	$103	$40	$62	$132
Weighted average assumptions used to determine net cost for years ended December 31
Discount rate (2)	6.00%	5.75%	5.50%	6.00%	5.75%	5.50%	6.00%	5.75%	5.50%
Expected return on plan assets	8.00	8.00	8.00	n/a	n/a	n/a	8.00	8.00	8.00
Rate of compensation increase	4.00	4.00	4.00	4.00	4.00	4.00	n/a	n/a	n/a
(1)

Includes the results of Countrywide. The net periodic benefit cost of the Countrywide Qualified Pension Plan was $29 million in 2008 using a discount rate of 6.75 percent at July 1, 2008. The net periodic benefit cost of the Countrywide Nonqualified Pension Plan was $1 million and Countrywide did not have a Postretirement Health and Life Plan.

(2)	In connection with the U.S. Trust Corporation and LaSalle mergers, those plans were remeasured on July 1, 2007 and October 1, 2007, using a discount rate of 6.15 percent and 6.50 percent.

n/a = not applicable

Net periodic postretirement health and life expense was determined using the “projected unit credit” actuarial method. Gains and losses for all benefits except postretirement health care are recognized in accordance with the standard amortization provisions of the applicable accounting standards. For the Postretirement Health Care Plans, 50 percent of the unrecognized gain or loss at the beginning of the fiscal year (or at subsequent remeasurement) is recognized on a level basis during the year.

Assumed health care cost trend rates affect the postretirement benefit obligation and benefit cost reported for the Postretirement Health Care Plans. The assumed health care cost trend rate used to measure the expected cost of benefits covered by the Postretirement Health Care Plans was 8.00 percent for 2009, reducing in steps to 5.00 percent in 2015 and later years. A one-percentage-point increase in assumed health care cost trend rates would have increased the service and interest costs and the benefit obligation by $4 million and $35 million in 2008, $5 million and $64 million in 2007, and $3 million and $51 million in 2006. A one-percentage-point decrease in assumed health care cost trend rates would have lowered the service and interest costs and the benefit obligation by $4 million and $31 million in 2008, $4 million and $54 million in 2007, and $3 million and $44 million in 2006.

Pre-tax amounts included in accumulated OCI at December 31, 2008 and 2007 were as follows:

	Qualified Pension Plans		Nonqualified Pension Plans		Postretirement Health and Life Plans		Total
(Dollars in millions)	2008	2007	2008	2007	2008	2007	2008	2007
Net actuarial (gain) loss	$7,232	$1,776	$70	$119	$(158)	$(106)	$7,144	$1,789
Transition obligation	–	–	–	–	126	157	126	157
Prior service cost (credits)	129	157	(30)	(38)	–	–	99	119
Amounts recognized in accumulated OCI	$7,361	$1,933	$40	$81	$(32)	$51	$7,369	$2,065

Pre-tax amounts recognized in OCI for 2008 included the following components:

	Qualified Pension Plans	Nonqualified Pension Plans	Postretirement Health and Life Plans	Total
(Dollars in millions)
Other changes in plan assets and benefit obligations recognized in OCI
Current year actuarial (gain) loss	$5,539	$(35)	$(133)	$5,371
Amortization of actuarial gain (loss)	(83)	(14)	81	(16)
Current year prior service (credit) cost	5	–	–	5
Amortization of prior service credit (cost)	(33)	8	–	(25)
Amortization of transition obligation	–	–	(31)	(31)
Total recognized in OCI	$5,428	$(41)	$(83)	$5,304

Bank of America 2008	56

The estimated net actuarial loss and prior service cost (credits) for the Qualified Pension Plans that will be amortized from accumulated OCI into net periodic benefit cost (income) during 2009 are pre-tax amounts of $395 million and $36 million. The estimated net actuarial loss and prior service cost for the Nonqualified Pension Plans that will be amortized from accumulated OCI into net periodic benefit cost (income) during 2009 are pre-tax amounts of $7 million and $(8) million. The estimated net actuarial loss and transition obligation for the Postretirement Health and Life Plans that will be amortized from accumulated OCI into net periodic benefit cost (income) during 2009 are pre-tax amounts of $(58) million and $31 million.

Plan Assets

The Qualified Pension Plans have been established as retirement vehicles for participants, and trusts have been established to secure benefits promised under the Qualified Pension Plans. The Corporation’s policy is to invest the trust assets in a prudent manner for the exclusive purpose of providing benefits to participants and defraying reasonable expenses of administration. The Corporation’s investment strategy is designed to provide a total return that, over the long-term, increases the ratio of assets to liabilities. The strategy attempts to maximize the investment return on assets at a level of risk deemed appropriate by the Corporation while complying with ERISA and any applicable regulations and laws. The investment strategy utilizes asset allocation as a principal determinant for establishing the risk/reward profile of the assets. Asset allocation ranges are established, periodically reviewed, and adjusted as funding levels and liability characteristics change. Active and passive investment managers are employed to help enhance the risk/return profile of the assets. An additional aspect of the investment strategy used to minimize risk (part of the asset allocation plan) includes matching the equity exposure of participant-selected earnings measures. For example, the common stock of the Corporation held in the trust is maintained as an offset to the exposure related to participants who selected to receive an earnings measure based on the return performance of common stock of the Corporation. No plan assets are expected to be returned to the Corporation during 2009.

The Expected Return on Asset Assumption (EROA assumption) was developed through analysis of historical market returns, historical asset class volatility and correlations, current market conditions, anticipated future asset allocations, the funds’ past experience, and expectations on potential future market returns. The EROA assumption represents a long-term average view of the performance of the Qualified Pension Plans and Postretirement Health and Life Plan assets, a return that may or may not be achieved during any one calendar year. In a simplistic analysis of the EROA assumption, the building blocks used to arrive at the long-term return assumption would include an implied return from equity securities of 8.75 percent, debt securities of 5.75 percent, and real estate of 7.00 percent for all pension plans and postretirement health and life plans.

The Qualified Pension Plans’ and Postretirement Health and Life Plans’ asset allocations at December 31, 2008 and 2007 and target allocations for 2008 by asset category are as follows:

Asset Category

	Qualified Pension Plans			Postretirement Health and Life Plans
	2009 Target Allocation	Percentage of Plan Assets at December 31		2009 Target Allocation	Percentage of Plan Assets at December 31
		2008	2007		2008	2007
Equity securities	60 – 80%	53%	70%	50 – 75%	58%	67%
Debt securities	20 – 40	44	27	25 – 45	40	30
Real estate	0 – 5	3	3	0 – 5	2	3
Total		100%	100%		100%	100%

57	Bank of America 2008

Equity securities for the Qualified Pension Plans include common stock of the Corporation in the amounts of $269 million (1.88 percent of total plan assets) and $667 million (3.56 percent of total plan assets) at December 31, 2008 and 2007.

The Bank of America, MBNA, U.S. Trust Corporation, and LaSalle Postretirement Health and Life Plans had no investment in the common stock of the Corporation at December 31, 2008 or 2007. The FleetBoston Postretirement Health and Life Plans included common stock of the Corporation in the amount of $0.05 million (0.12 percent of total plan assets) and $0.3 million (0.20 percent of total plan assets) at December 31, 2008 and 2007.

Defined Contribution Plans

The Corporation maintains qualified defined contribution retirement plans and nonqualified defined contribution retirement plans.

The Corporation contributed approximately $454 million, $420 million and $328 million for 2008, 2007 and 2006, in cash, respectively. At December 31, 2008 and 2007, an aggregate of 104 million shares and 93 million shares of the Corporation’s common stock were held by the 401(k) plans. Payments to the 401(k) plans for dividends on common stock were $214 million, $228 million and $216 million during 2008, 2007 and 2006, respectively.

In addition, certain non-U.S. employees within the Corporation are covered under defined contribution pension plans that are separately administered in accordance with local laws.

Projected Benefit Payments

Benefit payments projected to be made from the Qualified Pension Plans, the Nonqualified Pension Plans and the Postretirement Health and Life Plans are as follows:

	Qualified Pension Plans (1)	Nonqualified Pension Plans (2)	Postretirement Health and Life Plans
(Dollars in millions)			Net Payments (3)	Medicare Subsidy
2009	$968	$110	$150	$15
2010	975	109	149	15
2011	1,004	112	150	16
2012	1,022	112	149	16
2013	1,026	111	149	16
2014 - 2018	5,101	530	588	78
(1)	Benefit payments expected to be made from the plans’ assets.
(2)	Benefit payments expected to be made from the Corporation’s assets.
(3)	Benefit payments (net of retiree contributions) expected to be made from a combination of the plans’ and the Corporation’s assets.

Note 17 – Stock-Based Compensation Plans

The compensation cost recognized in income for the plans described below was $885 million, $1.2 billion and $1.0 billion in 2008, 2007 and 2006, respectively. The related income tax benefit recognized in income was $328 million, $438 million and $382 million for 2008, 2007 and 2006, respectively.

The following table presents the assumptions used to estimate the fair value of stock options granted on the date of grant using the lattice option-pricing model. Lattice option-pricing models incorporate ranges of assumptions for inputs and those ranges are disclosed in the following table. The risk-free rate for periods within the contractual life of the stock option is based on the U.S. Treasury yield curve in effect at the time of grant. Expected volatilities are based on implied volatilities from traded stock options on the Corporation’s common stock, historical volatility of the Corporation’s common stock, and other factors. The Corporation uses historical data to estimate stock option exercise and employee termination within the model. The expected term of stock options granted is derived from the output of the model and represents the period of time that stock options granted are expected to be outstanding. The estimates of fair value from these models are theoretical values for stock options and changes in the assumptions used in the models could result in materially different fair value estimates. The actual value of the stock options will depend on the market value of the Corporation’s common stock when the stock options are exercised.

	2008	2007	2006
Risk-free interest rate	2.05 –3.85%	4.72 –5.16%	4.59 –4.70%
Dividend yield	5.30	4.40	4.50
Expected volatility	26.00 –36.00	16.00 –27.00	17.00 –27.00
Weighted average volatility	32.80	19.70	20.30
Expected lives (years)	6.6	6.5	6.5

The Corporation has equity compensation plans that were approved by its shareholders. These plans are the Key Employee Stock Plan and the Key Associate Stock Plan. Descriptions of the material features of these plans follow.

Key Employee Stock Plan

The Key Employee Stock Plan, as amended and restated, provided for different types of awards. These include stock options, restricted stock shares and restricted stock units. Under the plan, 10-year options to purchase approximately 260 million shares of common stock were granted through December 31, 2002, to certain employees at the closing market price on the respective grant dates. Options granted under the plan generally vest in three or four equal annual installments. At December 31, 2008, approximately 53 million options were outstanding under this plan. No further awards may be granted.

Key Associate Stock Plan

On April 24, 2002, the shareholders approved the Key Associate Stock Plan to be effective January 1, 2003. This approval authorized and reserved 200 million shares for grant in addition to the remaining amount under the Key Employee Stock Plan as of December 31, 2002, which was approximately 34 million shares plus any shares covered by awards under the Key Employee Stock Plan that terminate, expire, lapse or are cancelled after December 31, 2002. Upon the FleetBoston merger, the shareholders authorized an additional 102 million shares and on April 26, 2006, the shareholders authorized an additional 180 million shares for grant under the Key Associate Stock Plan. In January 2009, in conjunction with the Merrill Lynch merger, the shareholders authorized an additional 105 million shares for grant under the Key Associate Stock Plan. At December 31, 2008, approximately 159 million options were

Bank of America 2008	58

outstanding under this plan. Approximately 18 million shares of restricted stock and restricted stock units were granted in 2008. These shares of restricted stock generally vest in three equal annual installments beginning one year from the grant date.

The following table presents the status of all option plans at December 31, 2008, and changes during 2008:

Employee stock options

	Shares	Weighted Average Exercise Price
Outstanding at January 1, 2008	228,660,049	$39.49
Countrywide acquisition, July 1, 2008	9,062,914	150.99
Granted	17,123,312	42.70
Exercised	(7,900,507)	30.94
Forfeited	(14,516,711)	59.92
Outstanding at December 31, 2008 (1)	232,429,057	43.08
Options exercisable at December 31, 2008	186,430,678	41.87
Options vested and expected to vest (2)	231,919,145	43.08
(1)	Includes 53 million options under the Key Employee Stock Plan, 159 million options under the Key Associate Stock Plan and 20 million options to employees of predecessor companies assumed in mergers.
(2)	Includes vested shares and nonvested shares after a forfeiture rate is applied.

At December 31, 2008, the Corporation had no aggregate intrinsic value of options outstanding, exercisable, and vested and expected to vest. The weighted average remaining contractual term of options outstanding was 5.0 years, options exercisable was 4.2 years, and options vested and expected to vest was 5.0 years at December 31, 2008.

The weighted average grant-date fair value of options granted in 2008, 2007 and 2006 was $8.92, $8.44 and $6.90, respectively. The total intrinsic value of options exercised in 2008 was $54 million.

The following table presents the status of the restricted stock/unit awards at December 31, 2008, and changes during 2008:

Restricted stock/unit awards

	Shares	Weighted Average Grant Date Fair Value
Outstanding at January 1, 2008	31,821,724	$48.80
Countrywide acquisition, July 1, 2008	718,152	23.81
Granted	17,856,372	41.97
Vested	(16,209,483)	47.16
Cancelled	(1,470,801)	46.31
Outstanding at December 31, 2008	32,715,964	45.45

At December 31, 2008, there was $610 million of total unrecognized compensation cost related to share-based compensation arrangements for all awards that is expected to be recognized over a weighted average period of 0.88 years. The total fair value of restricted stock vested in 2008 was $657 million, of which $15 million related to restricted stock acquired in connection with Countrywide and vested upon acquisition as a result of change in control provisions. In 2008, the amount of cash used to settle equity instruments was $39 million.

59	Bank of America 2008

Note 18 – Income Taxes

The components of income tax expense for 2008, 2007 and 2006 were as follows:

(Dollars in millions)	2008	2007	2006
Current income tax expense
Federal	$5,075	$5,210	$7,398
State	561	681	796
Foreign	585	804	796
Total current expense	6,221	6,695	8,990
Deferred income tax expense (benefit)
Federal	(5,269)	(710)	1,807
State	(520)	(18)	45
Foreign	(12)	(25)	(2)
Total deferred expense (benefit)	(5,801)	(753)	1,850
Total income tax expense (1)	$420	$5,942	$10,840
(1)

Does not reflect the deferred tax effects of unrealized gains and losses on AFS debt and marketable equity securities, foreign currency translation adjustments, derivatives, and employee benefit plan adjustments that are included in accumulated OCI. As a result of these tax effects, accumulated OCI increased $5.9 billion in 2008, decreased $5.0 billion in 2007 and increased $378 million in 2006. Also, does not reflect tax effects associated with the Corporation’s employee stock plans which decreased common stock and additional paid-in capital $9 million in 2008 and increased common stock and additional paid-in capital $251 million and $674 million in 2007 and 2006. Goodwill was reduced $9 million, $47 million and $195 million in 2008, 2007 and 2006, respectively, reflecting certain tax benefits attributable to exercises of employee stock options issued by MBNA and FleetBoston which had vested prior to the merger dates.

Income tax expense for 2008, 2007 and 2006 varied from the amount computed by applying the statutory income tax rate to income before income taxes. A reconciliation between the expected federal income tax expense using the federal statutory tax rate of 35 percent to the Corporation’s actual income tax expense and resulting effective tax rate for 2008, 2007 and 2006 are presented in the following table.

	2008		2007		2006
(Dollars in millions)	Amount	Percent	Amount	Percent	Amount	Percent
Expected federal income tax expense	$1,550	35.0%	$7,323	35.0%	$11,191	35.0%
Increase (decrease) in taxes resulting from:
State tax expense, net of federal benefit	27	0.6	431	2.1	547	1.7
Low income housing credits/other credits	(722)	(16.3)	(590)	(2.8)	(537)	(1.7)
Tax-exempt income, including dividends	(631)	(14.3)	(683)	(3.3)	(630)	(2.0)
Leveraged lease tax differential	216	4.9	148	0.7	249	0.8
Foreign tax differential	(192)	(4.3)	(485)	(2.3)	(291)	(0.9)
Changes in prior period UTBs (including interest)	169	3.8	143	0.7	126	0.4
Non-U.S. leasing – TIPRA/AJCA	–	–	(221)	(1.1)	175	0.5
Other	3	0.1	(124)	(0.6)	10	0.1
Total income tax expense	$420	9.5%	$5,942	28.4%	$10,840	33.9%

As a result of the Tax Increase Prevention and Reconciliation Act of 2005 (TIPRA) and the American Jobs Creation Act of 2004 (the AJCA), the Corporation’s non-U.S. based commercial aircraft leasing business no longer qualified for a reduced U.S. tax rate. Accounting for the change in law resulted in the discrete recognition of a $175 million charge to income tax expense during 2006. However, the AJCA modified the anti- deferral provisions associated with the active leasing of aircraft operated predominantly outside the U.S. The restructuring of the Corporation’s non-U.S. based commercial aircraft leasing business in compliance with the provisions of the AJCA resulted in a one-time income tax benefit of $221 million in 2007.

The Corporation adopted the provisions of FIN 48 on January 1, 2007. FIN 48 clarifies the accounting and reporting for income taxes where interpretation of the tax law may be uncertain. As a result of the adoption of FIN 48, the Corporation recognized a $198 million increase in UTB balance, reducing retained earnings by $146 million and increasing goodwill by $52 million. The reconciliation of the beginning UTB balance to the ending balance is presented in the following table.

Reconciliation of the Change in Unrecognized Tax Benefits

(Dollars in millions)	2008	2007
Beginning balance	$3,095	$2,667
Increases related to positions taken during prior years	688	67
Increases related to positions taken during the current year	241	456
Positions acquired or assumed in business combinations	169	328
Decreases related to positions taken during prior years	(371)	(227)
Settlements	(209)	(108)
Expiration of statute of limitations	(72)	(88)
Ending balance	$3,541	$3,095

Bank of America 2008	60

As of December 31, 2008 and 2007, the balance of the Corporation’s UTBs which would, if recognized, affect the Corporation’s effective tax rate was $2.6 billion (reflective of the January 1, 2009 adoption of SFAS 141R) and $1.8 billion. Included in the UTB balance are some items the recognition of which would not affect the effective tax rate, such as the tax effect of certain temporary differences, the portion of gross state UTBs that would be offset by the tax benefit of the associated federal deduction and UTBs related to acquired entities that may impact goodwill if recognized during the initial measurement period for the acquisition. As of December 31, 2008 and 2007, the portion of the UTB balance that could impact goodwill if recognized in the future was $117 million and $577 million.

The table below summarizes the status of significant U.S. federal examinations for the Corporation and various acquired subsidiaries as of December 31, 2008:

Company	Years under examination	Status at December 31, 2008
Bank of America Corporation	2000-2002	In Appeals process
Bank of America Corporation	2003-2005	Field examination
FleetBoston	1997-2000	In Appeals process
FleetBoston	2001-2004	Field examination
LaSalle	2003-2005	In Appeals process
Countrywide	2005-2006	Field examination
Countrywide	2007	Field examination

With the exception of the examinations of the 2003 through 2005 tax years for the Corporation and the 2007 tax year for Countrywide, and except as noted below, it is reasonably possible that all above examinations will be concluded during 2009.

During 2008, the Internal Revenue Service (IRS) announced a settlement initiative related to lease-in, lease-out (LILO) and sale-in, lease-out (SILO) leveraged lease transactions. Pursuant to the settlement initiative, the Corporation received offers to settle its LILOs and SILOs and accepted these offers, which impact the years in Appeals and under examination for the Corporation and FleetBoston. According to the terms of the settlement initiative, an acceptance will not be binding until a closing agreement is executed by both parties, which is expected during 2009. The Corporation revised the assumptions used in accounting for the projected cash flows of the relevant leases to reflect its expectation of receiving the tax treatment proposed in the leasing settlement initiative. As a result of prior remittances, the Corporation does not expect to pay any additional tax and interest related to the settlement initiative.

Upon the execution of a closing agreement for the settlement initiative, the Corporation’s remaining unagreed proposed adjustment for the 2000 through 2002 tax years is the disallowance of foreign tax credits related to certain structured investment transactions. The Corporation continues to believe the crediting of these foreign taxes against U.S. income taxes was appropriate. Except with respect to the foreign tax credit issue, management believes it is reasonably possible that the 2000 through 2002 examinations can be concluded within the next twelve months.

Considering all federal examinations, it is reasonably possible that the UTB balance will decrease by as much as $650 million during the next twelve months, since resolved items would be removed from the balance whether their resolution resulted in payment or recognition.

All tax years subsequent to the above years remain open to examination.

The Corporation files income tax returns in more than 100 state and foreign jurisdictions each year and is under continuous examination by various state and foreign taxing authorities. While many of these examinations are resolved every year, the Corporation does not anticipate that resolutions occurring within the next twelve months would result in a material change to the Corporation’s financial position.

During 2008 and 2007, the Corporation recognized within income tax expense, $147 million and $161 million of interest and penalties, net of tax. As of December 31, 2008 and 2007, the Corporation’s accrual for interest and penalties that related to income taxes, net of taxes and remittances, including applicable interest on certain leveraged lease positions, was $677 million and $573 million.

Significant components of the Corporation’s net deferred tax assets and liabilities at December 31, 2008 and 2007 are presented in the following table.

	December 31
(Dollars in millions)	2008	2007
Deferred tax assets
Allowance for credit losses	$8,042	$4,056
Security and loan valuations	5,590	3,673
Employee compensation and retirement benefits	2,409	1,541
Accrued expenses	2,271	1,307
Net operating loss carryforwards	1,263	–
Available-for-sale securities	1,149	–
State income taxes	279	–
Other	1,987	73
Gross deferred tax assets	22,990	10,650
Valuation allowance (1)	(272)	(148)
Total deferred tax assets, net of valuation allowance	22,718	10,502
Deferred tax liabilities
Equipment lease financing	5,720	6,875
Mortgage servicing rights	3,404	859
Intangibles	1,712	2,015
Fee income	1,637	1,445
Available-for-sale securities	–	3,836
State income taxes	–	347
Other	1,549	1,667
Gross deferred liabilities	14,022	17,044
Net deferred tax assets (liabilities) (2)	$8,696	$(6,542)
(1)

At December 31, 2008 $115 million of the valuation allowance related to gross deferred tax assets was attributable to the Countrywide merger. In accordance with SFAS 141R, tax attributes associated with these gross deferred tax assets could result in tax benefits to reduce goodwill during a portion of 2009.

(2)

The Corporation’s net deferred tax assets (liabilities) were adjusted during 2008 and 2007 to include $3.5 billion of net deferred tax assets and $226 million of net deferred tax liabilities related to business combinations.

The valuation allowance at December 31, 2008 and 2007 is attributable to deferred tax assets generated in certain state and foreign jurisdictions for which management believes it is more likely than not that realization of these assets will not occur. The change in the valuation allowance primarily resulted from certain state deferred tax assets acquired in the Countrywide merger.

At December 31, 2008 and 2007, federal income taxes had not been provided on $6.5 billion and $5.8 billion of undistributed earnings of foreign subsidiaries, earned prior to 1987 and after 1997 that have been reinvested for an indefinite period of time. If the earnings were distributed, an additional $1.1 billion and $925 million of tax expense, net of credits for foreign taxes paid on such earnings and for the related foreign withholding taxes, would have resulted as of December 31, 2008 and 2007.

61	Bank of America 2008

Note 19 – Fair Value Disclosures

Effective January 1, 2007, the Corporation adopted SFAS 157, which provides a framework for measuring fair value under GAAP. SFAS 157 also eliminated the deferral of gains and losses at inception of certain derivative contracts whose fair value was not evidenced by market observable data. SFAS 157 requires that the impact of this change in accounting for derivative contracts be recorded as an adjustment to beginning retained earnings in the period of adoption.

The Corporation also adopted SFAS 159 on January 1, 2007. SFAS 159 allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for certain financial assets and liabilities on a contract-by-contract basis, with changes in fair value recognized in earnings as they occur. The Corporation elected to adopt the fair value option for certain financial instruments on the adoption date. SFAS 159 requires that the difference between the carrying value before election of the fair value option and the fair value of these instruments be recorded as an adjustment to beginning retained earnings in the period of adoption.

The following table summarizes the impact of the change in accounting for derivative contracts described above and the impact of adopting the fair value option for certain financial instruments on January 1, 2007. Amounts shown represent the carrying value of the affected instruments before and after the changes in accounting resulting from the adoption of SFAS 157 and SFAS 159.

Transition Impact

(Dollars in millions)	Ending Balance Sheet December 31, 2006	Adoption Net Gain/(Loss)	Opening Balance Sheet January 1, 2007
Impact of adopting SFAS 157
Net derivative assets and liabilities (1)	$7,100	$22	$7,122
Impact of electing the fair value option under SFAS 159
Loans and leases (2)	3,968	(21)	3,947
Accrued expenses and other liabilities (3)	(28)	(321)	(349)
Loans held-for-sale (4)	8,778	–	8,778
Available-for-sale debt securities (5)	3,692	–	3,692
Federal funds sold and securities purchased under agreements to resell (6)	1,401	(1)	1,400
Interest-bearing deposit liabilities in domestic offices (7)	(548)	1	(547)
Cumulative-effect adjustment, pre-tax		(320)
Tax impact		112
Cumulative-effect adjustment, net-of-tax, decrease to retained earnings		$(208)
(1)	The transition adjustment reflects the impact of recognizing previously deferred gains and losses as a result of the rescission of certain requirements of EITF 02-3 in accordance with SFAS 157.
(2)	Includes loans to certain large corporate clients. The ending balance at December 31, 2006 and the transition adjustment were net of a $32 million reduction in the allowance for loan and lease losses.
(3)

The January 1, 2007 balance after adoption represents the fair value of certain unfunded commercial loan commitments. The December 31, 2006 balance prior to adoption represents the reserve for unfunded lending commitments associated with these commitments.

(4)	No transition adjustment was recorded for the loans held-for-sale because they were already recorded at fair value pursuant to lower of cost or market accounting.
(5)

Changes in fair value of these AFS debt securities resulting from foreign currency exposure, which is the primary driver of fair value for these securities, had previously been hedged by derivatives that qualified for fair value hedge accounting in accordance with SFAS 133. As a result, there was no transition adjustment. Following the election of the fair value option, these AFS debt securities have been transferred to trading account assets.

(6)	Includes structured reverse repurchase agreements that were hedged with derivatives in accordance with SFAS 133.
(7)	Includes long-term fixed rate deposits that were economically hedged with derivatives.

SFAS 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Corporation determines the fair values of its financial instruments based on the fair value hierarchy established in SFAS 157 which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value. The Corporation carries certain corporate loans and loan commitments, LHFS, structured reverse repurchase agreements, and long-term deposits at fair value in accordance with SFAS 159. The Corporation also carries at fair value trading account assets and liabilities, derivative assets and liabilities, AFS debt securities, MSRs, and certain other assets. For a detailed discussion regarding the fair value hierarchy and how the Corporation measures fair value, see Note 1 – Summary of Significant Accounting Principles to the Consolidated Financial Statements.

Fair Value Measurement

Level 1, 2 and 3 Valuation Techniques

Financial instruments are considered Level 1 when valuation can be based on quoted prices in active markets for identical assets or liabilities. Level 2 financial instruments are valued using quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or models using inputs that are observable or can be corroborated by observable market data of substantially the full term of the assets or liabilities. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable and when determination of the fair value requires significant management judgment or estimation.

The Corporation also uses market indices for direct inputs to certain models, where the cash settlement is directly linked to appreciation or depreciation of that particular index (primarily in the context of structured credit products). In those cases, no material adjustments are made to the index-based values. In other cases, market indices are also used as inputs to valuation, but are adjusted for trade specific factors such as rating, credit quality, vintage and other factors.

Corporate Loans and Loan Commitments

The fair values of loans and loan commitments are based on market prices, where available, or discounted cash flows using market-based credit spreads of comparable debt instruments or credit derivatives of the specific borrower or comparable borrowers. Results of discounted cash flow calculations may be adjusted, as appropriate, to reflect other market conditions or the perceived credit risk of the borrower.

Bank of America 2008	62

Structured Reverse Repurchase Agreements and Long-term Deposits

The fair values of structured reverse repurchase agreements and long-term deposits are determined using quantitative models, including discounted cash flow models that require the use of multiple market inputs including interest rates and spreads to generate continuous yield or pricing curves and volatility factors. The majority of market inputs are actively quoted and can be validated through external sources, including brokers, market transactions and third-party pricing services. The Corporation does incorporate, consistent with the requirements of SFAS 157, within its fair value measurements of long-term deposits the net credit differential between the counterparty credit risk and our own credit risk. The value of the net credit differential is determined by reference to existing direct market reference costs of credit, or where direct references are not available, a proxy is applied consistent with direct references for other counterparties that are similar in credit risk.

Trading Account Assets and Liabilities and Available-for-Sale Debt Securities

The fair values of trading account assets and liabilities are primarily based on actively traded markets where prices are based on either direct market quotes or observed transactions. The fair values of AFS debt securities are generally based on quoted market prices or market prices for similar assets. Liquidity is a significant factor in the determination of the fair values of trading account assets or liabilities and AFS debt securities. Market price quotes may not be readily available for some positions, or positions within a market sector where trading activity has slowed significantly or ceased such as certain CDO positions and other ABS. Some of these instruments are valued using a net asset value approach, which considers the value of the underlying securities. Underlying assets are valued using external pricing services, where available, or matrix pricing based on the vintages and ratings. Situations of illiquidity generally are triggered by the market’s perception of credit uncertainty regarding a single company or a specific market sector. In these instances, fair value is determined based on limited available market information and other factors, principally from reviewing the issuer’s financial statements and changes in credit ratings made by one or more rating agencies.

Derivative Assets and Liabilities

The fair values of derivative assets and liabilities traded in the over-the-counter market are determined using quantitative models that require the use of multiple market inputs including interest rates, prices, and indices to generate continuous yield or pricing curves and volatility factors, which are used to value the position. The majority of market inputs are actively quoted and can be validated through external sources, including brokers, market transactions and third-party pricing services. Estimation risk is greater for derivative asset and liability positions that are either option-based or have longer maturity dates where observable market inputs are less readily available or are unobservable, in which case, quantitative-based extrapolations of rate, price or index scenarios are used in determining fair values. The fair values of derivative assets and liabilities include adjustments for market liquidity, counterparty credit quality and other deal specific factors, where appropriate. Consistent with the way the Corporation fair values long-term deposits as previously discussed, the Corporation incorporates, within its fair value measurements of over-the-counter derivatives, the net credit differential between the counterparty credit risk and our own credit risk. An estimate of severity of loss is also used in the determination of fair value, primarily based on historical experience, adjusted for recent name specific expectations.

Mortgage Servicing Rights

The fair values of MSRs are determined using models which depend on estimates of prepayment rates, the resultant weighted average lives of the MSRs and the OAS levels. For more information on MSRs, see Note 21 – Mortgage Servicing Rights to the Consolidated Financial Statements.

Loans Held-for-Sale

The fair values of LHFS are based on quoted market prices, where available, or are determined by discounting estimated cash flows using interest rates approximating the Corporation’s current origination rates for similar loans adjusted to reflect the inherent credit risk.

Other Assets

The Corporation fair values certain other assets including AFS equity securities and certain retained residual interests in securitization vehicles. The fair values of AFS equity securities are generally based on quoted market prices or market prices for similar assets. However, non-public investments are initially valued at transaction price and subsequently adjusted when evidence is available to support such adjustments. Retained residual interests in securitization vehicles are based on certain observable inputs such as interest rates and credit spreads, as well as unobservable inputs such as estimated net charge-off and payment rates.

Asset-backed Secured Financings

The fair values of asset-backed secured financings are based on external broker bids, where available, or are determined by discounting estimated cash flows using interest rates approximating the Corporation’s current origination rates for similar loans adjusted to reflect the inherent credit risk.

63	Bank of America 2008

Recurring Fair Value

Assets and liabilities measured at fair value on a recurring basis, including financial instruments for which the Corporation accounts for in accordance with SFAS 159 are summarized below:

	December 31, 2008
	Fair Value Measurements Using
(Dollars in millions)	Level 1	Level 2	Level 3	Netting Adjustments (1)	Assets/Liabilities at Fair Value
Assets
Federal funds sold and securities purchased under agreements to resell	$–	$2,330	$–	$–	$2,330
Trading account assets	44,889	107,315	7,318	–	159,522
Derivative assets	2,109	1,525,106	8,289	(1,473,252)	62,252
Available-for-sale debt securities	2,789	255,413	18,702	–	276,904
Loans and leases (2)	–	–	5,413	–	5,413
Mortgage servicing rights	–	–	12,733	–	12,733
Loans held-for-sale	–	15,582	3,382	–	18,964
Other assets (3)	25,089	1,245	3,572	–	29,906
Total assets	$74,876	$1,906,991	$59,409	$(1,473,252)	$568,024
Liabilities
Interest-bearing deposits in domestic offices	$–	$1,717	$–	$–	$1,717
Trading account liabilities	42,974	14,313	–	–	57,287
Derivative liabilities	4,872	1,488,509	6,019	(1,468,691)	30,709
Accrued expenses and other liabilities	38	–	1,940	–	1,978
Total liabilities	$47,884	$1,504,539	$7,959	$(1,468,691)	$91,691

	December 31, 2007
Assets
Federal funds sold and securities purchased under agreements to resell	$–	$2,578	$–	$–	$2,578
Trading account assets	42,986	115,051	4,027	–	162,064
Derivative assets	516	442,471	8,972	(417,297)	34,662
Available-for-sale debt securities	2,089	205,734	5,507	–	213,330
Loans and leases (2)	–	–	4,590	–	4,590
Mortgage servicing rights	–	–	3,053	–	3,053
Loans held-for-sale	–	14,431	1,334	–	15,765
Other assets (3)	19,796	1,540	3,987	–	25,323
Total assets	$65,387	$781,805	$31,470	$(417,297)	$461,365
Liabilities
Interest-bearing deposits in domestic offices	$–	$2,000	$–	$–	$2,000
Trading account liabilities	57,331	20,011	–	–	77,342
Derivative liabilities	534	426,223	10,175	(414,509)	22,423
Accrued expenses and other liabilities	–	–	660	–	660
Total liabilities	$57,865	$448,234	$10,835	$(414,509)	$102,425
(1)

Amounts represent the impact of legally enforceable master netting agreements that allow the Corporation to settle positive and negative positions and also cash collateral held or placed with the same counterparties.

(2)

Loans and leases at December 31, 2008 and December 31, 2007 included $22.4 billion and $22.6 billion of leases that were not eligible for the fair value option as leases are specifically excluded from fair value option election in accordance with SFAS 159.

(3)

Other assets include equity investments held by Global Principal Investments, AFS equity securities and certain retained residual interests in securitization vehicles, including interest-only strips. Substantially all of other assets are eligible for, and the Corporation has not chosen to elect, fair value accounting at December 31, 2008 and 2007.

Bank of America 2008	64

The table below presents a reconciliation of all assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the year ended December 31, 2008 and 2007, including realized and unrealized gains (losses) included in earnings and OCI.

Level 3  Fair Value Measurements

	Year Ended December 31, 2008
(Dollars in millions)	Net Derivatives (1)	Trading Account Assets	Available-for- Sale Debt Securities	Loans and Leases (2)	Mortgage Servicing Rights	Loans Held-for- Sale (2)	Other Assets (3)	Accrued Expenses and Other Liabilities (2)
Balance, January 1, 2008	$(1,203)	$4,027	$5,507	$4,590	$3,053	$1,334	$3,987	$(660)
Countrywide acquisition	(185)	1,407	528	–	17,188	1,425	–	(1,212)
Included in earnings	2,531	(3,222)	(2,509)	(780)	(7,115)	(1,047)	175	(169)
Included in other comprehensive income	–	–	(1,688)	–	–	–	–	–
Purchases, issuances and settlements	1,380	(2,055)	2,754	1,603	(393)	(542)	(550)	101
Transfers into (out of) Level 3	(253)	7,161	14,110	–	–	2,212	(40)	–
Balance, December 31, 2008	$2,270	$7,318	$18,702	$5,413	$12,733	$3,382	$3,572	$(1,940)

	Year Ended December 31, 2007
Balance, January 1, 2007	$788	$303	$1,133	$3,947	$2,869	$–	$6,605	$(349)
Included in earnings	(341)	(2,959)	(398)	(140)	231	(90)	2,149	(279)
Included in other comprehensive income	–	–	(206)	–	–	–	(79)	–
Purchases, issuances and settlements	(333)	708	4,588	783	(47)	(1,259)	(4,638)	(32)
Transfers into (out of) Level 3	(1,317)	5,975	390	–	–	2,683	(50)	–
Balance, December 31, 2007	$(1,203)	$4,027	$5,507	$4,590	$3,053	$1,334	$3,987	$(660)
(1)

Net derivatives at December 31, 2008 and 2007 included derivative assets of $8.3 billion and $9.0 billion and derivative liabilities of $6.0 billion and $10.2 billion. Net derivatives acquired in connection with Countrywide on July 1, 2008 included derivative assets of $107 million and derivative liabilities of $292 million.

(2)

Amounts represent items which are accounted for at fair value in accordance with SFAS 159 including commercial loan commitments and certain secured financings recorded in accrued expenses and other liabilities.

(3)	Other assets include equity investments held by Global Principal Investments and certain retained interests in securitization vehicles, including interest-only strips.

The table below summarizes gains and losses due to changes in fair value, including both realized and unrealized gains and losses, recorded in earnings for Level 3 assets and liabilities during the year ended December 31, 2008 and 2007. These amounts include those gains and losses generated by loans, LHFS and loan commitments which are accounted for at fair value in accordance with SFAS 159.

Level 3  Total Realized and Unrealized Gains (Losses) Included in Earnings

	Year Ended December 31, 2008
(Dollars in millions)	Net Derivatives	Trading Account Assets	Available-for- Sale Debt Securities	Loans and Leases (1)	Mortgage Servicing Rights	Loans Held-for- Sale (1)	Other Assets	Accrued Expenses and Other Liabilities (1)	Total
Card income	$–	$–	$–	$–	$–	$–	$55	$–	$55
Equity investment income	–	–	–	–	–	–	110	–	110
Trading account profits (losses)	103	(3,044)	–	(5)	–	(195)	–	9	(3,132)
Mortgage banking income (loss) (2)	2,428	(178)	(74)	–	(7,115)	(848)	–	295	(5,492)
Other income (loss)	–	–	(2,435)	(775)	–	(4)	10	(473)	(3,677)
Total	$2,531	$(3,222)	$(2,509)	$(780)	$(7,115)	$(1,047)	$175	$(169)	$(12,136)

	Year Ended December 31, 2007
Card income	$–	$–	$–	$–	$–	$–	$103	$–	$103
Equity investment income	–	–	–	–	–	–	1,971	–	1,971
Trading account profits (losses)	(515)	(2,959)	–	(1)	–	(61)	–	(5)	(3,541)
Mortgage banking income (loss) (2)	174	–	–	–	231	(29)	–	–	376
Other income (loss)	–	–	(398)	(139)	–	–	75	(274)	(736)
Total	$(341)	$(2,959)	$(398)	$(140)	$231	$(90)	$2,149	$(279)	$(1,827)
(1)	Amounts represent items which are accounted for at fair value in accordance with SFAS 159.
(2)	Mortgage banking income does not reflect impact of Level 1 and Level 2 hedges against MSRs.

65	Bank of America 2008

The table below summarizes changes in unrealized gains or losses recorded in earnings during the years ended December 31, 2008 and 2007 for Level 3 assets and liabilities that were still held at December 31, 2008 and 2007. These amounts include changes in fair value of loans, LHFS and loan commitments which are accounted for at fair value in accordance with SFAS 159.

Level 3  Changes in Unrealized Gains (Losses) Relating to Assets and Liabilities Still Held at Reporting Date

	Year Ended December 31, 2008
(Dollars in millions)	Net Derivatives	Trading Account Assets	Available-for- Sale Debt Securities	Loans and Leases (1)	Mortgage Servicing Rights	Loans Held-for- Sale (1)	Other Assets	Accrued Expenses and Other Liabilities (1)	Total
Card income (loss)	$–	$–	$–	$–	$–	$–	$(331)	$–	$(331)
Equity investment income (loss)	–	–	–	–	–	–	(193)	–	(193)
Trading account profits (losses)	2,095	(2,144)	–	–	–	(154)	–	–	(203)
Mortgage banking income (loss) (2)	1,154	(178)	(74)	–	(7,378)	(423)	–	292	(6,607)
Other income (loss)	–	–	(1,840)	(1,003)	–	(4)	–	(880)	(3,727)
Total	$3,249	$(2,322)	$(1,914)	$(1,003)	$(7,378)	$(581)	$(524)	$(588)	$(11,061)

	Year Ended December 31, 2007
Card income (loss)	$–	$–	$–	$–	$–	$–	$(136)	$–	$(136)
Equity investment income (loss)	–	–	–	–	–	–	(65)	–	(65)
Trading account profits (losses)	(196)	(2,857)	–	–	–	(58)	–	(1)	(3,112)
Mortgage banking income (loss) (2)	139	–	–	–	(43)	(22)	–	–	74
Other income (loss)	–	–	(398)	(167)	–	–	–	(395)	(960)
Total	$(57)	$(2,857)	$(398)	$(167)	$(43)	$(80)	$(201)	$(396)	$(4,199)
(1)	Amounts represented items which are accounted for at fair value in accordance with SFAS 159.
(2)	Mortgage banking income does not reflect impact of Level 1 and Level 2 hedges against MSRs.

Non-recurring Fair Value

Certain assets and liabilities are measured at fair value on a non-recurring basis and are not included in the tables above. These assets and liabilities primarily include LHFS, unfunded loan commitments held-for-sale, and foreclosed properties. The amounts below represent only balances measured at fair value during the period and still held as of the reporting date.

Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis

	At and for the Year Ended December 31, 2008				At and for the Year Ended December 31, 2007
(Dollars in millions)	Level 1	Level 2	Level 3	(Losses)	Level 1	Level 2	Level 3	(Losses)
Assets
Loans held-for-sale	$–	$1,828	$9,782	$(1,699)	$–	$1,200	$13,300	$(172)
Foreclosed properties (1)	–	–	590	(171)	–	–	155	(17)

Liabilities
Accrued expenses and other liabilities	–	–	–	–	–	–	142	(145)
(1)

Amounts are included in other assets on the Consolidated Balance Sheet and represent fair value and related losses of foreclosed properties that were written down subsequent to their initial classification as foreclosed properties.

Fair Value Option Elections

Corporate Loans and Loan Commitments

The Corporation elected to account for certain large corporate loans and loan commitments which exceeded the Corporation’s single name credit risk concentration guidelines at fair value in accordance with SFAS 159. Lending commitments, both funded and unfunded, are actively managed and monitored, and, as appropriate, credit risk for these lending relationships may be mitigated through the use of credit derivatives, with the Corporation’s credit view and market perspectives determining the size and timing of the hedging activity. These credit derivatives do not meet the requirements for hedge accounting under SFAS 133 and are therefore carried at fair value with changes in fair value recorded in other income. Electing the fair value option allows the Corporation to account for these loans and loan commitments at fair value, which is more consistent with management’s view of the underlying economics and the manner in which they are managed. In addition, accounting for these loans and loan commitments at fair value reduces the accounting asymmetry that would otherwise result from carrying the loans at historical cost and the credit derivatives at fair value.

At December 31, 2008 and 2007, funded loans which the Corporation has elected to fair value had an aggregate fair value of $5.41 billion and $4.59 billion recorded in loans and leases and an aggregate outstanding principal balance of $6.42 billion and $4.82 billion. At December 31, 2008 and 2007, unfunded loan commitments that the Corporation has elected to fair value had an aggregate fair value of $1.12 billion and $660 million recorded in accrued expenses and other liabilities and an aggregate committed exposure of $16.9 billion and $20.9 billion. Interest income on these loans is recorded in interest and fees on loans and leases. At December 31, 2008 and 2007, none of these loans were 90 days or more past due and still accruing interest or had been placed on nonaccrual status.

Loans Held-for-Sale

The Corporation also elected to account for certain loans held-for-sale at fair value. Electing to use fair value allows a better offset of the changes

Bank of America 2008	66

in fair values of the loans and the derivative instruments used to economically hedge them without the burden of complying with the requirements for hedge accounting under SFAS 133. The Corporation has not elected to fair value other loans held-for-sale primarily because these loans are floating rate loans that are not economically hedged using derivative instruments. At December 31, 2008 and 2007, residential mortgage loans, commercial mortgage loans, and other loans held-for-sale for which the fair value option was elected had an aggregate fair value of $18.96 billion and $15.77 billion and an aggregate outstanding principal balance of $20.75 billion and $16.72 billion. Interest income on these loans is recorded in other interest income. These changes in fair value are mostly offset by hedging activities. An immaterial portion of these amounts was attributable to changes in instrument-specific credit risk.

Structured Reverse Repurchase Agreements

The Corporation elected to fair value certain structured reverse repurchase agreements which were hedged with derivatives which qualified for fair value hedge accounting in accordance with SFAS 133. Election of the fair value option allows the Corporation to reduce the burden of complying with the requirements of hedge accounting under SFAS 133. At December 31, 2008 and 2007, these instruments had an aggregate fair value of $2.33 billion and $2.58 billion, and a principal balance of $2.34 billion and $2.54 billion recorded in federal funds sold and securities purchased under agreements to resell. Interest earned on these instruments continues to be recorded in interest income. The Corporation did not elect to fair value other financial instruments within the same balance sheet category because they were not economically hedged using derivatives.

Long-term Deposits

The Corporation elected to fair value certain long-term fixed rate deposits which are economically hedged with derivatives. At December 31, 2008 and 2007, these instruments had an aggregate fair value of $1.72 billion and $2.00 billion and principal balance of $1.70 billion and $1.99 billion recorded in interest-bearing deposits. Interest paid on these instruments continues to be recorded in interest expense. Election of the fair value option will allow the Corporation to reduce the accounting volatility that would otherwise result from the accounting asymmetry created by accounting for the financial instruments at historical cost and the economic hedges at fair value. The Corporation did not elect to fair value other financial instruments within the same balance sheet category because they were not economically hedged using derivatives.

Asset-backed Secured Financings

During 2008, the Corporation elected to fair value certain asset-backed secured financings that were acquired as part of the Countrywide acquisition. At December 31, 2008, these secured financings had an aggregate fair value of $816 million and principal balance of $1.6 billion recorded in accrued expenses and other liabilities. Using the fair value option election allows the Corporation to reduce the accounting volatility that would otherwise result from the accounting asymmetry created by accounting for the asset-backed secured financings at historical cost and the corresponding mortgage LHFS securing these financings at fair value.

The following table provides information about where changes in the fair value of assets or liabilities for which the fair value option has been elected are included in the Consolidated Statement of Income.

Gains (Losses) Relating to Assets and Liabilities Accounted for Using Fair Value Option

	Year Ended December 31, 2008
(Dollars in millions)	Corporate Loans and Loan Commitments	Loans Held-for-Sale	Structured Reverse Repurchase Agreements	Long- term Deposits	Asset- Backed Secured Financings	Total
Trading account profits (losses)	$4	$(680)	$–	$–	$–	$(676)
Mortgage banking income	–	281	–	–	295	576
Other income (loss)	(1,248)	(215)	(18)	(10)	–	(1,491)
Total	$(1,244)	$(614)	$(18)	$(10)	$295	$(1,591)

	Year Ended December 31, 2007
Trading account profits (losses)	$(6)	$(348)	$–	$–	$–	$(354)
Mortgage banking income	–	333	–	–	–	333
Other income (loss)	(413)	(58)	23	(26)	–	(474)
Total	$(419)	$(73)	$23	$(26)	$–	$(495)

67	Bank of America 2008

Note 20 – Fair Value of Financial Instruments (SFAS 107 Disclosure)

SFAS No. 107, “Disclosures About Fair Value of Financial Instruments” (SFAS 107), requires the disclosure of the estimated fair value of financial instruments including those financial instruments for which the Corporation did not elect the fair value option. The fair values of such instruments have been derived, in part, by management’s assumptions, the estimated amount and timing of future cash flows and estimated discount rates. Different assumptions could significantly affect these estimated fair values. Accordingly, the net realizable values could be materially different from the estimates presented below. In addition, the estimates are only indicative of the value of individual financial instruments and should not be considered an indication of the fair value of the Corporation.

The provisions of SFAS 107 do not require the disclosure of the fair value of lease financing arrangements and nonfinancial instruments, including goodwill and intangible assets such as purchased credit card, affinity and trust relationships.

The following disclosures represent financial instruments in which the ending balance at December 31, 2008 are not carried at fair value in its entirety on the Corporation’s Consolidated Balance Sheet.

Short-term Financial Instruments

The carrying value of short-term financial instruments, including cash and cash equivalents, time deposits placed, federal funds sold and purchased, resale and certain repurchase agreements, commercial paper and other short-term investments and borrowings, approximates the fair value of these instruments. These financial instruments generally expose the Corporation to limited credit risk and have no stated maturities or have short-term maturities and carry interest rates that approximate market. In accordance with SFAS 159, the Corporation elected to fair value certain structured reverse repurchase agreements. See Note 19 – Fair Value Disclosures to the Consolidated Financial Statements for additional information on these structured reverse repurchase agreements.

Loans

Fair values were generally determined by discounting both principal and interest cash flows expected to be collected using an observable discount rate for similar instruments with adjustments that management believes a market participant would consider in determining fair value. The Corporation estimates the cash flows expected to be collected at acquisition using internal credit risk, interest rate and prepayment risk models that incorporate management’s best estimate of current key assumptions, such as default rates, loss severity and prepayment speeds for the life of the loan. In accordance with SFAS 159, the Corporation elected to fair value certain large corporate loans which exceeded the Corporation’s single name credit risk concentration guidelines. See Note 19 – Fair Value Disclosures to the Consolidated Financial Statements for additional information on loans for which the Corporation adopted the fair value option.

Deposits

The fair value for certain deposits with stated maturities was calculated by discounting contractual cash flows using current market rates for instruments with similar maturities. The carrying value of foreign time deposits approximates fair value. For deposits with no stated maturities, the carrying amount was considered to approximate fair value and does not take into account the significant value of the cost advantage and stability of the Corporation’s long-term relationships with depositors. In accordance with SFAS 159, the Corporation elected to fair value certain long-term fixed rate deposits which are economically hedged with derivatives. See Note 19 – Fair Value Disclosures to the Consolidated Financial Statements for additional information on these long-term fixed rate deposits.

Long-term Debt

The Corporation uses quoted market prices for its long-term debt when available. When quoted market prices are not available, fair value is estimated based on current market interest rates and credit spreads for debt with similar maturities.

The book and fair values of certain financial instruments at December 31, 2008 and 2007 were as follows:

	December 31
	2008		2007
(Dollars in millions)	Book Value(1)	Fair Value	Book Value(1)	Fair Value
Financial assets
Loans (2)	$886,198	$841,629	$842,392	$847,405
Financial liabilities
Deposits	882,997	883,987	805,177	806,511
Long-term debt	268,292	260,291	197,508	195,835
(1)	Loans are presented net of allowance for loan losses. Amounts exclude leases.
(2)

The fair value is determined based on the present value of future cash flows using credit spreads or risk adjusted rates of return that a buyer of the portfolio would require in the dislocated markets as of December 31, 2008. However, the Corporation expects to collect the principal cash flows underlying the book values as well as the related interest cash flows.

Bank of America 2008	68

Note 21 – Mortgage Servicing Rights

The Corporation accounts for consumer MSRs at fair value with changes in fair value recorded in the Consolidated Statement of Income in mortgage banking income. The Corporation economically hedges these MSRs with certain derivatives and securities.

The following table presents activity for consumer mortgage MSRs for 2008 and 2007.

(Dollars in millions)	2008	2007
Balance, January 1	$3,053	$2,869
Countrywide balance, July 1, 2008	17,188	–
Additions	2,587	792
Impact of customer payments	(3,313)	(766)
Other changes in MSR market value	(6,782)	158
Balance, December 31	$12,733	$3,053
Mortgage loans serviced for investors (in billions)	$1,654	$259

During 2008 and 2007, other changes in MSR market value were $(6.8) billion and $158 million. These amounts reflect the change in discount rates and prepayment speed assumptions, mostly due to changes in interest rates, as well as the effect of changes in other assumptions. The amounts do not include $(333) million in losses in 2008 resulting from cash received being lower than expected prepayments and $73 million in gains in 2007 resulting from the actual cash received exceeding expected prepayments. The total amounts of $(7.1) billion and $231 million are included in the line “mortgage banking income (loss)” in the table “Level 3 – Total Realized and Unrealized Gains (Losses) Included in Earnings” in Note 19 – Fair Value Disclosures to the Consolidated Financial Statements.

At December 31, 2008 and 2007, the fair value of consumer MSRs was $12.7 billion and $3.1 billion. The Corporation uses an OAS valuation approach to determine the fair value of MSRs which factors in prepayment risk. This approach consists of projecting servicing cash flows under multiple interest rate scenarios and discounting these cash flows using risk-adjusted discount rates. The key economic assumptions used in valuations of MSRs include weighted average lives of the MSRs and the OAS levels.

Key economic assumptions used in determining the fair value of MSRs at December 31, 2008 and 2007 were as follows:

	December 31, 2008		December 31, 2007
(Dollars in millions)	Fixed	Adjustable	Fixed	Adjustable
Weighted average option adjusted spread	1.71%	6.40%	0.59%	2.54%
Weighted average life, in years	3.26	2.71	4.80	2.75

The following table presents the sensitivity of the weighted average lives and fair value of MSRs to changes in modeled assumptions. The sensitivities in the following table are hypothetical and should be used with caution. As the amounts indicate, changes in fair value based on variations in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value of a MSR that continues to be held by the Corporation is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities. Additionally, the Corporation has the ability to hedge interest rate and market valuation fluctuations associated with MSRs. The sensitivities below do not reflect any hedge strategies that may be undertaken to mitigate such risk.

	December 31, 2008
	Change in Weighted Average Lives
(Dollars in millions)	Fixed		Adjustable		Change in Fair Value
Prepayment rates
Impact of 10% decrease	0.23	years	0.13	years	$786
Impact of 20% decrease	0.51		0.28		1,717
Impact of 10% increase	(0.20)		(0.11)		(674)
Impact of 20% increase	(0.36)		(0.20)		(1,258)
OAS level
Impact of 100 bps decrease	n/a		n/a		460
Impact of 200 bps decrease	n/a		n/a		955
Impact of 100 bps increase	n/a		n/a		(428)
Impact of 200 bps increase	n/a		n/a		(827)

n/a = not applicable

Commercial and residential reverse mortgage MSRs are accounted for using the amortization method (i.e., lower of cost or market). Commercial and residential reverse mortgage MSRs totaled $323 million and $294 million at December 31, 2008 and 2007 and are not included in the tables above.

69	Bank of America 2008

Note 22 – Business Segment Information

The Corporation reports the results of its operations through six business segments: Deposits, Global Card Services, Home Loans & Insurance, Global Banking, Global Markets and Global Wealth & Investment Management (GWIM), with the remaining operations recorded in All Other. The Corporation changed its basis of presentation from three segments to six segments. The former Global Consumer and Small Business Banking now is reflected in three separate business segments: Deposits, Global Card Services and Home Loans & Insurance. The former Global Corporate and Investment Banking now is divided into Global Banking and Global Markets. Prior period amounts have been reclassified to conform to current period presentation. These changes did not have an impact on the previously reported consolidated results of the Corporation. The Corporation may periodically reclassify business segment results based on modifications to its management reporting methodologies and changes in organizational alignment.

Deposits

Deposits includes the results of consumer deposits activities which include a comprehensive range of products to consumers and small businesses. In addition, Deposits includes student lending and small business banking results, excluding business card, and the net effect of our ALM activities. Deposits’ products include traditional savings accounts, money market savings accounts, CDs and IRAs, and noninterest- and interest-bearing checking accounts. These products provide a relatively stable source of funding and liquidity. The Corporation earns net interest spread revenues from investing this liquidity in earning assets through client-facing lending and ALM activities. The revenue is allocated to the deposit products using a funds transfer pricing process which takes into account the interest rates and maturity characteristics of the deposits. Deposits also generates fees such as account service fees, non-sufficient fund fees, overdraft charges and ATM fees. In addition, Deposits includes the impact of migrating customers, and their related deposit balances, between GWIM and Deposits. Net interest income and service fees include the impact of migration.

In order to better coordinate the consumer payments businesses, the consumer and small business card products were consolidated into Global Card Services; therefore, debit card has moved from Deposits to Global Card Services.

Global Card Services

Global Card Services provides a broad offering of products including U.S. consumer and business card, consumer lending, international card and debit card services. The Corporation reports Global Card Services’ results on a managed basis. Reporting on a managed basis is consistent with the way that management evaluates the results of Global Card Services. Managed basis assumes that securitized loans were not sold and presents earnings on these loans in a manner similar to the way loans that have not been sold (i.e., held loans) are presented. Loan securitization is an alternative funding process that is used by the Corporation to diversify funding sources. Loan securitization removes loans from the Consolidated Balance Sheet through the sale of loans to an off-balance sheet QSPE which is excluded from the Corporation’s Consolidated Financial Statements in accordance with GAAP.

The performance of the managed portfolio is important in understanding Global Card Services’ results as it demonstrates the results of the entire portfolio serviced by the business. Securitized loans continue to be serviced by the business and are subject to the same underwriting standards and ongoing monitoring as held loans. In addition, retained excess servicing income is exposed to similar credit risk and repricing of interest rates as held loans. Global Card Services’ managed income statement line items differ from a held basis as follows:

•

Managed net interest income includes Global Card Services’ net interest income on held loans and interest income on the securitized loans less the internal funds transfer pricing allocation related to securitized loans.

•

Managed noninterest income includes Global Card Services’ noninterest income on a held basis less the reclassification of certain components of card income (e.g., excess servicing income) to record securitized net interest income and provision for credit losses. Noninterest income, both on a held and managed basis, also includes the impact of adjustments to the interest-only strips that are recorded in card income as management continues to manage this impact within Global Card Services.

•	Provision for credit losses represents the provision for credit losses on held loans combined with realized credit losses associated with the securitized loan portfolio.

Home Loans & Insurance

Home Loans & Insurance provides an extensive line of consumer real estate products and services to customers nationwide. Home Loans & Insurance products include fixed and adjustable rate first-lien mortgage loans for home purchase and refinancing needs, reverse mortgages, home equity lines of credit and home equity loans. First mortgage products are either sold into the secondary mortgage market to investors, while retaining MSRs and the Bank of America customer relationships, or are held on the Corporation’s balance sheet for ALM purposes. Home Loans & Insurance is not impacted by the Corporation’s mortgage production retention decisions as Home Loans & Insurance is compensated for the decision on a management accounting basis with a corresponding offset recorded in All Other. In addition, Home Loans & Insurance offers property, casualty, life, disability and credit insurance.

Global Banking

Global Banking provides a wide range of lending-related products and services, integrated working capital management, treasury solutions and investment banking services to clients worldwide. Lending products and services include commercial and corporate bank loans and commitment facilities, real estate lending, leasing and asset-based lending and indirect consumer loans. Capital management and treasury solutions include treasury management, trade finance, foreign exchange, short-term credit facilities and short-term investing options. Investment banking services provide the Corporation’s commercial and corporate issuer clients with debt and equity underwriting and distribution capabilities as well as merger-related advisory services. Global Banking also contains the results for the economic hedging of the risk to certain real estate-related commercial loans and commitments utilizing various risk mitigation tools. Product specialists within Global Markets work closely with Global Banking on the underwriting and distribution of debt and equity securities and certain other products. In order to reflect the efforts of the Global Markets and Global Banking in servicing our clients with the best product capabilities, we allocate revenue to the two segments based on relative contribution.

Global Markets

Global Markets provides financial products, advisory services, financing, securities clearing and settlement and custody services globally to institutional investor clients in support of their investing and trading activities. Global Markets also works with commercial and corporate issuer clients to provide debt and equity underwriting and distribution capabilities and

Bank of America 2008	70

risk management products using interest rate, equity, credit, currency and commodity derivatives, foreign exchange, fixed income and mortgage-related products. The business may take positions in these products and participate in market-making activities dealing in government securities, equity and equity-linked securities, high-grade and high-yield corporate debt securities, commercial paper, mortgage-backed securities and ABS. Product specialists within Global Markets work closely with Global Banking on the underwriting and distribution of debt and equity securities and certain other products. In order to reflect the efforts of the Global Markets and Global Banking in servicing our clients with the best product capabilities, we allocate revenue to the two segments based on relative contribution.

Global Wealth & Investment Management

GWIM offers investment and brokerage services, estate management, financial planning services, fiduciary management, credit and banking expertise, and diversified asset management products to institutional clients, as well as affluent and high net-worth individuals. GWIM also includes the impact of migrating customers, and their related deposit balances, between GWIM and Deposits. Net interest income and service fees include the impact of migration. In addition, GWIM includes the results of Institutional Retirement, Alternative Investments and other administrative items.

All Other

All Other consists of equity investment activities including Global Principal Investments, Corporate Investments and Strategic Investments, the residential mortgage portfolio associated with ALM activities, the residual impact of the cost allocation processes, merger and restructuring charges, and the results of certain businesses that are expected to be or have been sold or are in the process of being liquidated. All Other also includes certain amounts associated with ALM activities and a corresponding “securitization offset” which removes the “securitization impact” of sold loans in Global Card Services, in order to present the consolidated results of the Corporation on a GAAP basis (i.e., held basis).

Basis of Presentation

Total revenue, net of interest expense, includes net interest income on a FTE basis and noninterest income. The adjustment of net interest income to a FTE basis results in a corresponding increase in income tax expense. The segment results also reflect certain revenue and expense methodologies which are utilized to determine net income. The net interest income of the businesses includes the results of a funds transfer pricing process that matches assets and liabilities with similar interest rate sensitivity and maturity characteristics. Net interest income of the business segments also includes an allocation of net interest income generated by the Corporation’s ALM activities.

The management accounting reporting process derives segment and business results by utilizing allocation methodologies for revenue and expense. The net income derived for the businesses is dependent upon revenue and cost allocations using an activity-based costing model, funds transfer pricing, and other methodologies and assumptions management believes are appropriate to reflect the results of the business.

The Corporation’s ALM activities maintain an overall interest rate risk management strategy that incorporates the use of interest rate contracts to manage fluctuations in earnings that are caused by interest rate volatility. Our goal is to manage interest rate sensitivity so that movements in interest rates do not significantly adversely affect net interest income. The results of the business segments will fluctuate based on the performance of corporate ALM activities. ALM activities are recorded in the business segments such as external product pricing decisions, including deposit pricing strategies, the effects of our internal funds transfer pricing process as well as the net effects of other ALM activities. In addition, certain residual impacts of the funds transfer pricing process are retained in All Other.

Certain expenses not directly attributable to a specific business segment are allocated to the segments based on pre-determined means. The most significant of these expenses include data processing costs, item processing costs and certain centralized or shared functions. Data processing costs are allocated to the segments based on equipment usage. Item processing costs are allocated to the segments based on the volume of items processed for each segment. The costs of certain centralized or shared functions are allocated based on methodologies which reflect utilization.

71	Bank of America 2008

The following table presents total revenue, net of interest expense, on a FTE basis and net income for 2008, 2007, and 2006, and total assets at December 31, 2008 and 2007 for each business segment, as well as All Other.

Business Segments At and for the Year Ended December 31	Total Corporation (1)			Deposits (2)			Global Card Services (3)
(Dollars in millions)	2008	2007	2006	2008	2007	2006	2008	2007	2006
Net interest income (4)	$46,554	$36,190	$35,818	$11,274	$10,454	$10,356	$19,305	$16,391	$16,179
Noninterest income	27,422	32,392	38,182	6,871	6,187	5,484	11,631	11,146	10,146
Total revenue, net of interest expense	73,976	68,582	74,000	18,145	16,641	15,840	30,936	27,537	26,325
Provision for credit losses (5)	26,825	8,385	5,010	989	588	370	19,574	11,317	8,089
Amortization of intangibles	1,834	1,676	1,755	297	294	344	1,048	1,040	1,105
Other noninterest expense	39,695	35,848	34,038	8,645	8,159	7,613	8,113	8,329	7,294
Income before income taxes	5,622	22,673	33,197	8,214	7,600	7,513	2,201	6,851	9,837
Income tax expense (4)	1,614	7,691	12,064	2,982	2,668	2,782	775	2,506	3,610
Net income	$4,008	$14,982	$21,133	$5,232	$4,932	$4,731	$1,426	$4,345	$6,227
Period-end total assets	$1,817,943	$1,715,746		$392,036	$383,315		$248,664	$252,800

	Home Loans & Insurance			Global Banking			Global Markets
(Dollars in millions)	2008	2007	2006	2008	2007	2006	2008	2007	2006
Net interest income (4)	$3,439	$1,899	$1,527	$10,577	$8,670	$8,506	$5,141	$2,306	$1,303
Noninterest income (loss)	6,000	1,807	1,139	5,935	6,043	5,925	(9,065)	(3,618)	5,505
Total revenue, net of interest expense	9,439	3,706	2,666	16,512	14,713	14,431	(3,924)	(1,312)	6,808
Provision for credit losses (5)	6,288	1,015	59	3,130	658	(7)	(50)	1	13
Amortization of intangibles	39	2	3	190	175	213	2	3	5
Other noninterest expense	6,857	2,527	1,843	6,187	7,231	6,800	3,889	4,738	4,772
Income (loss) before income taxes	(3,745)	162	761	7,005	6,649	7,425	(7,765)	(6,054)	2,018
Income tax expense (benefit) (4)	(1,386)	60	282	2,519	2,453	2,748	(2,800)	(2,242)	746
Net income (loss)	$(2,359)	$102	$479	$4,486	$4,196	$4,677	$(4,965)	$(3,812)	$1,272
Period-end total assets	$205,055	$101,100		$391,930	$362,394		$308,193	$407,515

	GWIM (2)			All Other (2, 3)
(Dollars in millions)	2008	2007	2006	2008	2007	2006
Net interest income (4)	$4,775	$3,917	$3,754	$(7,957)	$(7,447)	$(5,807)
Noninterest income	3,010	3,637	3,330	3,040	7,190	6,653
Total revenue, net of interest expense	7,785	7,554	7,084	(4,917)	(257)	846
Provision for credit losses (5)	664	14	(39)	(3,770)	(5,208)	(3,475)
Amortization of intangibles	231	150	72	27	12	13
Other noninterest expense	4,692	4,341	3,648	1,312	523	2,068
Income (loss) before income taxes	2,198	3,049	3,403	(2,486)	4,416	2,240
Income tax expense (benefit) (4)	794	1,096	1,259	(1,270)	1,150	637
Net income (loss)	$1,404	$1,953	$2,144	$(1,216)	$3,266	$1,603
Period-end total assets	$187,995	$155,200		$84,070	$53,422
(1)	There were no material intersegment revenues.
(2)	Total assets include asset allocations to match liabilities (i.e., deposits).
(3)	Global Card Services is presented on a managed basis with a corresponding offset recorded in All Other.
(4)	FTE basis
(5)

Provision for credit losses represents: For Global Card Services – Provision for credit losses on held loans combined with realized credit losses associated with the securitized loan portfolio and for All Other – Provision for credit losses combined with the Global Card Services securitization offset.

Bank of America 2008	72

Global Card Services is reported on a managed basis which includes a “securitization impact” adjustment which has the effect of presenting securitized loans in a manner similar to the way loans that have not been sold are presented. All Other’s results include a corresponding “securitization offset” which removes the impact of these securitized loans in order to present the consolidated results of the Corporation on a held basis. The tables below reconcile Global Card Services and All Other to a held basis by reclassifying net interest income, all other income and realized credit losses associated with the securitized loans to card income.

Global Card Services – Reconciliation

	2008			2007			2006
(Dollars in millions)	Managed Basis (1)	Securitization Impact (2)	Held Basis	Managed Basis (1)	Securitization Impact (2)	Held Basis	Managed Basis (1)	Securitization Impact (2)	Held Basis
Net interest income (3)	$19,305	$(8,701)	$10,604	$16,391	$(8,027)	$8,364	$16,179	$(7,593)	$8,586
Noninterest income:
Card income	10,033	2,250	12,283	10,170	3,356	13,526	9,347	4,566	13,913
All other income	1,598	(219)	1,379	976	(288)	688	799	(335)	464
Total noninterest income	11,631	2,031	13,662	11,146	3,068	14,214	10,146	4,231	14,377
Total revenue, net of interest expense	30,936	(6,670)	24,266	27,537	(4,959)	22,578	26,325	(3,362)	22,963
Provision for credit losses	19,574	(6,670)	12,904	11,317	(4,959)	6,358	8,089	(3,362)	4,727
Noninterest expense	9,161	–	9,161	9,369	–	9,369	8,399	–	8,399
Income before income taxes	2,201	–	2,201	6,851	–	6,851	9,837	–	9,837
Income tax expense (3)	775	–	775	2,506	–	2,506	3,610	–	3,610
Net income	$1,426	$–	$1,426	$4,345	$–	$4,345	$6,227	$–	$6,227
(1)	Provision for credit losses represents provision for credit losses on held loans combined with realized credit losses associated with the securitized loan portfolio.
(2)	The securitization impact on net interest income is on a funds transfer pricing methodology consistent with the way funding costs are allocated to the businesses.
(3)	FTE basis

All Other – Reconciliation

	2008			2007			2006
(Dollars in millions)	Reported Basis (1)	Securitization Offset (2)	As Adjusted	Reported Basis (1)	Securitization Offset (2)	As Adjusted	Reported Basis (1)	Securitization Offset (2)	As Adjusted
Net interest income (3)	$(7,957)	$8,701	$744	$(7,447)	$8,027	$580	$(5,807)	$7,593	$1,786
Noninterest income:
Card income (loss)	2,165	(2,250)	(85)	2,817	(3,356)	(539)	3,795	(4,566)	(771)
Equity investment income	265	–	265	3,745	–	3,745	2,872	–	2,872
Gains (losses) on sales of debt securities	1,131	–	1,131	179	–	179	(475)	–	(475)
All other income (loss)	(521)	219	(302)	449	288	737	461	335	796
Total noninterest income	3,040	(2,031)	1,009	7,190	(3,068)	4,122	6,653	(4,231)	2,422
Total revenue, net of interest expense	(4,917)	6,670	1,753	(257)	4,959	4,702	846	3,362	4,208
Provision for credit losses	(3,770)	6,670	2,900	(5,208)	4,959	(249)	(3,475)	3,362	(113)
Merger and restructuring charges	935	–	935	410	–	410	805	–	805
All other noninterest expense	404	–	404	125	–	125	1,276	–	1,276
Income (loss) before income taxes	(2,486)	–	(2,486)	4,416	–	4,416	2,240	–	2,240
Income tax expense (benefit) (3)	(1,270)	–	(1,270)	1,150	–	1,150	637	–	637
Net income (loss)	$(1,216)	$–	$(1,216)	$3,266	$–	$3,266	$1,603	$–	$1,603
(1)	Provision for credit losses represents provision for credit losses in All Other combined with the Global Card Services securitization offset.
(2)	The securitization offset on net interest income is on a funds transfer pricing methodology consistent with the way funding costs are allocated to the businesses.
(3)	FTE basis

73	Bank of America 2008

The following table presents reconciliations of the six business segments’ (Deposits, Global Card Services, Home Loans & Insurance, Global Markets, Global Banking and GWIM) total revenue, net of interest expense, on a FTE basis and net income to the Consolidated Statement of Income, and total assets to the Consolidated Balance Sheet. The adjustments presented in the table below include consolidated income and expense amounts not specifically allocated to individual business segments.

	Year Ended December 31
(Dollars in millions)	2008	2007	2006
Segments’ total revenue, net of interest expense (1)	$78,893	$68,839	$73,154
Adjustments:
ALM activities	1,867	66	(936)
Equity investment income	265	3,745	2,872
Liquidating businesses	256	1,060	3,013
FTE basis adjustment	(1,194)	(1,749)	(1,224)
Managed securitization impact to total revenue, net of interest expense	(6,670)	(4,959)	(3,362)
Other	(635)	(169)	(741)
Consolidated revenue, net of interest expense	$72,782	$66,833	$72,776
Segments’ net income	$5,224	$11,716	$19,530
Adjustments, net of taxes:
ALM activities	(1,015)	(241)	(816)
Equity investment income	167	2,359	1,809
Liquidating businesses	86	613	1,276
Merger and restructuring charges	(630)	(258)	(507)
Other	176	793	(159)
Consolidated net income	$4,008	$14,982	$21,133
(1)	FTE basis

	December 31
(Dollars in millions)	2008	2007
Segments’ total assets	$1,733,873	$1,662,324
Adjustments:
ALM activities, including securities portfolio	553,730	452,626
Equity investments	28,839	28,358
Liquidating businesses	3,172	4,608
Elimination of segment excess asset allocations to match liabilities	(435,634)	(395,835)
Elimination of managed securitized loans (1)	(100,960)	(102,967)
Other	34,923	66,632
Consolidated total assets	$1,817,943	$1,715,746
(1)	Represents Global Card Services’ securitized loans.

Bank of America 2008	74

Note 23 – Parent Company Information

The following tables present the Parent Company Only financial information:

Condensed Statement of Income

	Year Ended December 31
(Dollars in millions)	2008	2007	2006
Income
Dividends from subsidiaries:
Bank holding companies and related subsidiaries	$18,178	$20,615	$15,950
Nonbank companies and related subsidiaries	1,026	181	111
Interest from subsidiaries	3,433	4,939	3,944
Other income	940	3,319	2,346
Total income	23,577	29,054	22,351
Expense
Interest on borrowed funds	6,818	7,834	5,799
Noninterest expense	1,829	3,127	3,019
Total expense	8,647	10,961	8,818
Income before income taxes and equity in undistributed earnings of subsidiaries	14,930	18,093	13,533
Income tax benefit	1,793	1,136	1,002
Income before equity in undistributed earnings of subsidiaries	16,723	19,229	14,535
Equity in undistributed earnings (losses) of subsidiaries:
Bank holding companies and related subsidiaries	(11,221)	(4,497)	5,613
Nonbank companies and related subsidiaries	(1,494)	250	985
Total equity in undistributed earnings (losses) of subsidiaries	(12,715)	(4,247)	6,598
Net income	$4,008	$14,982	$21,133
Net income available to common shareholders	$2,556	$14,800	$21,111

Condensed Balance Sheet

	December 31
(Dollars in millions)	2008	2007
Assets
Cash held at bank subsidiaries	$98,525	$51,953
Debt securities	16,241	3,198
Receivables from subsidiaries:
Bank holding companies and related subsidiaries	39,239	30,032
Nonbank companies and related subsidiaries	23,518	33,637
Investments in subsidiaries:
Bank holding companies and related subsidiaries	172,460	181,248
Nonbank companies and related subsidiaries	20,355	6,935
Other assets	20,428	30,919
Total assets	$390,766	$337,922
Liabilities and shareholders’ equity
Commercial paper and other short-term borrowings	$26,536	$40,667
Accrued expenses and other liabilities	15,244	13,226
Payables to subsidiaries:
Bank holding companies and related subsidiaries	469	1,464
Nonbank companies and related subsidiaries	3	—
Long-term debt	171,462	135,762
Shareholders’ equity	177,052	146,803
Total liabilities and shareholders’ equity	$390,766	$337,922

75	Bank of America 2008

Condensed Statement of Cash Flows

	Year Ended December 31
(Dollars in millions)	2008	2007	2006
Operating activities
Net income	$4,008	$14,982	$21,133
Reconciliation of net income to net cash provided by operating activities:
Equity in undistributed (earnings) losses of subsidiaries	12,715	4,247	(6,598)
Other operating activities, net	(598)	(276)	2,159
Net cash provided by operating activities	16,125	18,953	16,694
Investing activities
Net purchases of securities	(12,142)	(839)	(705)
Net payments from (to) subsidiaries	2,490	(44,457)	(13,673)
Other investing activities, net	43	(824)	(1,300)
Net cash used in investing activities	(9,609)	(46,120)	(15,678)
Financing activities
Net increase (decrease) in commercial paper and other short-term borrowings	(14,131)	8,873	12,519
Proceeds from issuance of long-term debt	28,994	38,730	28,412
Retirement of long-term debt	(13,178)	(12,056)	(15,506)
Proceeds from issuance of preferred stock	34,742	1,558	2,850
Redemption of preferred stock	–	–	(270)
Proceeds from issuance of common stock	10,127	1,118	3,117
Common stock repurchased	–	(3,790)	(14,359)
Cash dividends paid	(11,528)	(10,878)	(9,661)
Other financing activities, net	5,030	576	(2,799)
Net cash provided by financing activities	40,056	24,131	4,303
Net increase (decrease) in cash held at bank subsidiaries	46,572	(3,036)	5,319
Cash held at bank subsidiaries at January 1	51,953	54,989	49,670
Cash held at bank subsidiaries at December 31	$98,525	$51,953	$54,989

Bank of America 2008	76

Note 24 – Performance by Geographical Area

Since the Corporation’s operations are highly integrated, certain asset, liability, income and expense amounts must be allocated to arrive at total assets, total revenue, net of interest expense, income before income taxes and net income by geographic area. The Corporation identifies its geographic performance based upon the business unit structure used to manage the capital or expense deployed in the region as applicable. This requires certain judgments related to the allocation of revenue so that revenue can be appropriately matched with the related expense or capital deployed in the region.

		At December 31	Year Ended December 31
(Dollars in millions)	Year	Total Assets (1)	Total Revenue, Net of Interest Expense (2)	Income (Loss) Before Income Taxes	Net Income (Loss)
Domestic (3)	2008	$1,678,853	$67,549	$3,289	$3,254
	2007	1,529,899	60,245	18,039	13,137
	2006		64,577	28,041	18,605
Asia	2008	50,567	1,770	1,207	761
	2007	46,359	1,613	1,146	721
	2006		1,117	637	420
Europe, Middle East and Africa	2008	78,790	3,020	(456)	(252)
	2007	129,303	4,097	894	592
	2006		4,835	1,843	1,193
Latin America and the Caribbean	2008	9,733	443	388	245
	2007	10,185	878	845	532
	2006		2,247	1,452	915
Total Foreign	2008	139,090	5,233	1,139	754
	2007	185,847	6,588	2,885	1,845
	2006		8,199	3,932	2,528
Total Consolidated	2008	$1,817,943	$72,782	$4,428	$4,008
	2007	1,715,746	66,833	20,924	14,982
	2006		72,776	31,973	21,133
(1)	Total assets include long-lived assets, which are primarily located in the U.S.
(2)	There were no material intercompany revenues between geographic regions for any of the periods presented.
(3)

Includes the Corporation’s Canadian operations, which had total assets of $13.5 billion and $10.9 billion at December 31, 2008 and 2007; total revenue, net of interest expense of $1.2 billion, $770 million and $636 million; income before income taxes of $552 million, $292 million and $269 million; and net income of $404 million, $195 million and $182 million for the years ended December 31, 2008, 2007 and 2006, respectively.

77	Bank of America 2008

Note 25 – Subsequent Events

In January 2009, in connection with the TARP Capital Purchase Program, established as part of the Emergency Economic Stabilization Act of 2008 and in connection with the Merrill Lynch acquisition, the Corporation issued to the U.S. Treasury 400 thousand shares of Bank of America Corporation Fixed Rate Cumulative Perpetual Preferred Stock, Series Q (Series Q Preferred Stock) with a par value of $0.01 per share for $10.0 billion. The Series Q Preferred Stock initially pays quarterly dividends at a five percent annual rate that increases to nine percent after five years on a liquidation preference of $25,000 per share. The Series Q Preferred Stock has a call feature after three years. In connection with this investment, the Corporation also issued to the U.S. Treasury 10-year warrants to purchase approximately 48.7 million shares of Bank of America Corporation common stock at an exercise price of $30.79 per share. Upon the request of the U.S. Treasury, at any time, the Corporation has agreed to enter into a deposit arrangement pursuant to which the Series Q Preferred Stock may be deposited and depositary shares, representing 1/25th of a share of Series Q Preferred Stock, may be issued. The Corporation has agreed to register the Series Q Preferred Stock, the warrants, the shares of common stock underlying the warrants and the depositary shares, if any, for resale under the Securities Act of 1933.

As required under the TARP Capital Purchase Program in connection with the sale of the Series Q Preferred Stock to the U.S. Treasury, dividend payments on, and repurchases of, the Corporation’s outstanding preferred and common stock are subject to certain restrictions. The restrictions are the same as previously discussed in connection with the sale of the Series N Preferred Stock. For more information on these restrictions, see Note 14 – Shareholders’ Equity and Earnings Per Common Share to the Consolidated Financial Statements.

Also in January 2009, the U.S. Treasury, the FDIC and the Federal Reserve agreed in principle to provide protection against the possibility of unusually large losses on an asset pool of approximately $118.0 billion of financial instruments comprised of $81.0 billion of derivative assets and $37.0 billion of other financial assets. The assets that would be protected under this agreement are expected generally to be domestic, pre-market disruption (i.e., originated prior to September 30, 2007) leveraged and commercial real estate loans, CDOs, financial guarantor counterparty exposure, certain trading counterparty exposure and certain investment securities. These protected assets would be expected to exclude certain foreign assets and assets originated or issued on or after March 14, 2008. The majority of the protected assets were added by the Corporation as a result of its acquisition of Merrill Lynch. This guarantee is expected to be in place for 10 years for residential assets and five years for non-residential assets unless the guarantee is terminated by the Corporation at an earlier date. It is expected that the Corporation will absorb the first $10.0 billion of losses related to the assets while any additional losses will be shared between the Corporation (10 percent) and the U.S. government (90 percent). These assets would remain on the Corporation’s balance sheet and the Corporation would continue to manage these assets in the ordinary course of business as well as retain the associated income. The assets that would be covered by this guarantee are expected to carry a 20 percent risk weighting for regulatory capital purposes. As a fee for this arrangement, the Corporation expects to issue to the U.S. Treasury and FDIC a total of $4.0 billion of a new class of preferred stock and to issue warrants to acquire 30.1 million shares of Bank of America common stock.

If necessary, under this proposed agreement, the Federal Reserve will provide liquidity for the residual risk in the asset pool through a nonrecourse loan facility. As previously discussed, the Corporation would be responsible for the first $10.0 billion in losses on the asset pool. Once additional losses exceed this amount by $8.0 billion the Corporation would be able to draw on this facility. This loan facility would terminate and any related funded loans would mature on the termination dates of the U.S. government’s guarantee. The Federal Reserve is expected to charge a fee of 20 bps per annum on undrawn amounts and a floating interest rate of the overnight index swap rate plus 300 bps per annum on funded amounts. Interest and fee payments would be with recourse to the Corporation.

Further, the Corporation issued to the U.S. Treasury 800 thousand shares of Bank of America Corporation Fixed Rate Cumulative Perpetual Preferred Stock, Series R (Series R Preferred Stock) with a par value of $0.01 per share for $20.0 billion. The Series R Preferred Stock pays dividends at an eight percent annual rate on a liquidation preference of $25,000 per share. The Series R Preferred Stock may only be redeemed after the Series N and Series Q Preferred Stock have been redeemed. In connection with this investment, the Corporation also issued to the U.S. Treasury 10-year warrants to purchase approximately 150.4 million shares of Bank of America Corporation common stock at an exercise price of $13.30 per share. Upon the request of the U.S. Treasury, at any time, the Corporation has agreed to enter into a deposit arrangement pursuant to which the Series R Preferred Stock may be deposited and depositary shares, representing 1/25th of a share of Series R Preferred Stock, may be issued. The Corporation has agreed to register the Series R Preferred Stock, the warrants, the shares of common stock underlying the warrants and the depositary shares, if any, for resale under the Securities Act of 1933.

As required under the TARP Capital Purchase Program dividend payments on, and repurchases of, the Corporation’s outstanding preferred and common stock are subject to certain restrictions. In addition to these restrictions, in connection with this arrangement, the Corporation will comply with enhanced executive compensation restrictions and continue with current mortgage loan modification programs. Additionally, any increase in the quarterly common stock dividend for the next three years will require the consent of the U.S. government.

Bank of America 2008	78